As filed with the Securities and Exchange Commission on June 3, 1998
                                                     Registration No. 333-53441

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               ---------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ---------------

                         NORTHEAST OPTIC NETWORK, INC.
            (Exact name of Registrant as specified in its charter)

             DELAWARE                              4813                         04-3056279
(State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)      Classification Code Number)          Identification Number)

                        391 Totten Pond Road, Suite 401
                         Waltham, Massachusetts 02154
                                (781) 890-6868
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ---------------

                               Victor Colantonio
                                   President
                         NorthEast Optic Network, Inc.
                        391 Totten Pond Road, Suite 401
                          Waltham, Massachusetts 02154
                                (781) 890-6868
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copy to:

       Alexander A. Bernhard, Esq.              Kris Heinzelman, Esq.
        John H. Chory, Esq.                    Cravath, Swaine & Moore
  Hale and Dorr LLP, 60 State Street     Worldwide Plaza, 825 Eighth Avenue
       Boston, Massachusetts 02109            New York, New York 10019
         (617) 526-6000                            (212) 474-1000

                               ---------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                                 ---------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                ---------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EXPLANATORY NOTE

     This Registration Statement contains alternate sections, paragraphs, sentences or phrases which will be contained in two forms of Prospectus covered by this Registration Statement, one to be used in connection with the offering (the "Equity Offering") of shares of Common Stock of NorthEast Optic Network, Inc. (the "Equity Prospectus") and the other to be used in connection with the
concurrent offering (the "Debt Offering") of    % Senior Discount Notes Due
2008 of NorthEast Optic Network, Inc. (the "Debt Prospectus"). Those sections, paragraphs, sentences or phrases that will appear only in the Equity Prospectus are marked at the beginning of such section, paragraph, sentence or phrase by the symbol [E] and those appearing only in the Debt Prospectus are designated by the symbol [D]. Unless so indicated with a [D] or [E], the language therein will appear in both forms of Prospectus. The closing of the Debt Offering is conditioned upon the closing of the Equity Offering and the closing of the Equity Offering is conditioned upon the closing of the Debt Offering.

[E]                 SUBJECT TO COMPLETION, DATED JUNE 3, 1998



                                       Shares

                         NorthEast Optic Network, Inc.

                                 Common Stock
                                ($.01 par value)
                                 ------------

  Of the          shares of Common Stock, $.01 par value per share (the "Common
   Stock"), offered hereby (the "Equity Offering"),          are being sold by
 NorthEast Optic Network, Inc. ("NorthEast Optic Network" or the "Company") and
            are being sold by certain selling stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares being sold by the Selling Stockholders. See "Principal and
                            Selling Stockholders."

  Prior to the Equity Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial price to the
public will be between $    and $    per share. See "Underwriting" for
information relating to the factors to be considered in determining the initial price to the public.

 Concurrently with the closing of the Equity Offering, the Company is offering its % Senior Discount Notes Due 2008 (the "Debt Offering" and, together with the Equity Offering, the "Offerings") for gross proceeds of approximately $
  million. The closing of each Offering is conditioned upon the closing of the other Offering.

 Application will be made to list the Common Stock on The Nasdaq Stock Market's
                 National Market ("NNM") under the symbol NOPT.

  For a discussion of certain factors that should be considered by prospective investors, see "Risk Factors" beginning on page .


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         Price       Underwriting      Proceeds      Proceeds to the
                          to        Discounts and       to the           Selling
                        Public       Commissions      Company(1)      Stockholders
                      ----------   ---------------   ------------   ----------------
Per Share .........   $            $                 $              $
Total(2) ..........   $            $                 $              $

(1) Before deducting expenses payable by the Company estimated at $   .

(2) The Company and the Selling Stockholders have granted the Underwriters an option exercisable for 30 days from the date of this Prospectus to
    purchase a maximum of     additional shares from the Company and an
    aggregate of     additional outstanding shares from the Selling
    Stockholders to cover over-allotments. If the option is exercised in full,
    the total Price to Public will be $   , Underwriting Discounts and
    Commissions will be $   , Proceeds to the Company will be $    and
    Proceeds to the Selling Stockholders will be $   .

     The shares of Common Stock are being offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or
about     , 1998, against payment in immediately available funds.

Credit Suisse First Boston                          SBC Warburg Dillon Read Inc.


                          Prospectus dated     , 1998.

[red herring]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

[D]                 SUBJECT TO COMPLETION, DATED JUNE 3, 1998



                          $         (Gross Proceeds)

                         NorthEast Optic Network, Inc.
                       % Senior Discount Notes Due 2008
                                 ------------

NorthEast Optic Network, Inc. ("NorthEast Optic Network" or the "Company") is
offering (the "Debt Offering") $       (Gross Proceeds) of its   % Senior
Discount Notes Due 2008 (the "Notes") with a principal amount at maturity of
$  . The Notes will mature on          , 2008. The Notes begin to accrue
interest at a rate of      % per annum commencing       , 2003, and interest
will be payable thereafter on        and       of each year. The Notes will be
issued at a substantial original issue discount ("OID"), and the holders of the Notes will be required to include such OID in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, in advance of the receipt of the cash payments to which such income is attributable. See "Certain United States Federal Income Tax Consequences." The price to investors for the
Notes shown below represents a yield to maturity of   % per annum (computed on
                     a semi-annual bond equivalent basis).

The Notes will not be redeemable at the option of the Company prior to     ,
2003, except that until      , 2001, the Company may redeem, at its option, up
to 35% of the principal amount of the Notes at the redemption price set forth herein with the net proceeds of one or more Public Equity Offerings (as
defined) if at least $    million principal amount at maturity of the Notes
remain outstanding after any such redemption. On or after       2003, the Notes
may be redeemed at the option of the Company, in whole or in part, at the redemption prices set forth herein. Upon a Change of Control (as defined), each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the Accreted Value (as defined) thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, and will be senior in right of payment to all future subordinated indebtedness of the Company. As of March 31, 1998, after giving effect to the Offerings (as defined) and the application of the proceeds
therefrom, the Company would have had outstanding $     million of senior
                indebtedness and no subordinated indebtedness.

The Notes will be represented by one or more Global Securities (as defined) registered in the name of the nominee of The Depository Trust Company ("DTC").
    Except as provided herein, Notes in definitive form will not be issued.

Concurrently with the Debt Offering, the Company and certain shareholders of
   the Company are offering        shares of Common Stock (the "Equity
   Offering" and, together with the Debt Offering, the "Offerings"). The closing of each Offering is conditioned upon the closing of the other Offering.

For a discussion of certain factors that should be considered in connection with an
       investment in the Notes, see "Risk Factors" beginning on page   .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     Underwriting
                       Price to     Discounts and     Proceeds to the
                      Public(1)      Commissions       Company(1)(2)
                     -----------   ---------------   ----------------
Per Note .........          %                 %                 %
Total ............   $                 $                  $

(1) Plus the increase in Accreted Value, if any, on the Notes from     , 1998.
(2) Before deducting expenses payable by the Company estimated at $     .

     The Notes are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders, in whole or in part. It is expected that delivery
of the Notes will be made on or about     , 1998, against payment in
immediately available funds.


Credit Suisse First Boston                          SBC Warburg Dillon Read Inc.

                         Prospectus dated      , 1998.

[red herring]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  -----------

     NEON[RegTM] is a trademark of the Company.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information, consolidated financial statements and other financial data appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus gives effect to
(i) the completion of the Reorganization (as such term is defined below), (ii) the conversion of all outstanding shares of Series A and Series B Convertible Preferred Stock of the Company (the "Preferred Stock") to shares of Common Stock at the closing of the Offerings (the "Preferred Stock Conversion"), and
(iii) a           for         stock split of the Company's Common Stock (the
"Stock Split"). [E] Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. As used herein "NorthEast Optic Network" or the "Company" refers to NorthEast Optic Network, Inc. and its subsidiaries, including predecessor companies, except where the context otherwise requires. Certain terms used herein are defined in the Glossary beginning on page G-1.


                                  THE COMPANY

     The Company is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic transmission capacity for communications carriers on local loop, inter-city and interstate facilities. The Company is currently expanding its fiber optic network, the NEON system, to encompass approximately 1,000 route miles, or approximately 80,000 fiber miles, concentrated in the northeastern United States, including New York and New England (the "Northeast"). The Company believes that the Northeast, which in 1996 represented a $29.3 billion telephony services market and which has one of the highest population densities and concentrations of businesses, universities, phone lines, personal computers and television sets in the country, is a region characterized by significant and growing demand for broadband communications infrastructure. The Company is constructing the NEON system utilizing primarily electric utility rights-of-way ("ROWs"), which allow the Company to provide secure fiber optic capacity at competitive prices with access to virtually any location where the local utility provides electrical service. The Company is using advanced fiber optic technology in the NEON system, including non-zero dispersion shifted fiber, dense wave division multiplexing optronics and SONET four-fiber ring self-healing technology, to allow the Company's carrier customers to meet the demand for reliable, high-bandwidth voice, data and video transmission capacity in the Northeast. For example, a pair of fiber optic strands on the NEON system can transmit up to approximately 10 gigabits of data per second, or the equivalent of approximately 129,000 simultaneous voice conversations.

     The Company has already completed and currently operates fiber optic routes from Hartford, Connecticut to Springfield, Massachusetts and from Nashua, New Hampshire to Portland, Maine, totaling approximately 212 route miles, or approximately 13,700 fiber miles. The Company is currently engineering or constructing additional routes in New York, Connecticut, Massachusetts and New Hampshire to create a continuous fiber optic link between White Plains, New York and Portland, Maine with access into and around Boston, Massachusetts and numerous other major cities in the Northeast. These additional routes are expected to be substantially completed in 1998 and will add approximately 380 route miles, or approximately 30,800 fiber miles, to the NEON system. The Company is also planning to complete further expansion routes in 1999 connecting New York City, Providence and other metropolitan areas to the NEON system. The completion of routes under construction and currently planned will enable the NEON system to connect more than 540 cities and towns in six states and pass more than 200 points-of-presence ("POPs"), tandem switches and central offices, which the Company believes serve over 18 million people and over 470,000 businesses.


     Commencing in September 1994, the Company entered into a series of ROW agreements with the three principal operating subsidiaries of Northeast Utilities ("NU"), the largest electric utility service provider in New England, serving over 1.7 million customers in Connecticut, Massachusetts and New Hampshire, to build fiber optic facilities utilizing NU's transmission and distribution infrastructure, including utility towers, poles, underground ducts and urban conduit systems (the "NU Agreements"). In January 1997, the Company entered into a similar ROW agreement with Central Maine Power Company ("CMP"), the largest electric utility service provider in Maine, serving over 500,000 customers, to build fiber optic facilities utilizing CMP's transmission and distribution infrastructure (the "CMP Agreement"). NU and CMP have also financed substantially all of the construction and operations of the NEON system to date and currently beneficially own (prior to the sale of shares in the Equity Offering) 41.37% and 53.53%, respectively, of the Company's capital stock.


     The Company has pursued a strategy of establishing relationships with electric utilities and building the NEON system utilizing primarily electric utility ROWs. The Company believes that the use of such ROWs provides significant advantages, including: (i) potentially ubiquitous inter-city and intra-city coverage in the local electric utility's service territory, including throughout downtown areas and directly into buildings, (ii) use of existing electric transmission infrastructures, including towers, poles, ducts and conduits, to achieve faster, less costly installation, (iii) generally more secure and reliable routes than other ROWs, such as railroad beds, streets and highways, (iv) highly desirable redundant and geographically diverse fiber optic routes for communications carriers and (v) establishment of an extensive ROW network through negotiation with relatively few parties, rather than with numerous parties such as municipalities, transit authorities and governmental agencies.

     The Company currently intends to target only communications carriers as customers, rather than end-users of telecommunications services. The Company believes that this strategy allows it to: (i) maximize the Company's opportunities to sell its capacity regardless of the end-user's selection of a retail provider, (ii) avoid the significant initial and ongoing investment required in selling, marketing and providing services to end-users, (iii) attract carrier customers that may be reluctant to contract with a direct competitor, (iv) generate revenues quickly from carriers that are easily identifiable and require large amounts of fiber optic capacity, and (v) lock in relatively secure long-term revenue streams from customers that are generally more creditworthy than end-users and are likely to make long-term capital commitments in advance of the provision of services. Carrier customers typically lease fiber optic capacity under multi-year contracts with which they enhance or develop their own communications networks as a cost-effective alternative to constructing their own infrastructure or purchasing measured services from other carriers with whom they may compete. Carriers targeted by the Company include a broad range of communications companies such as incumbent local exchange carriers ("ILECs"), competitive local exchange carriers ("CLECs"), long distance companies/interexchange carriers ("IXCs"), paging, cellular and PCS companies, cable television companies and Internet service providers ("ISPs"). Currently, the Company has contracts with Brooks Fiber Properties, Inc. ("Brooks Fiber") (now owned by WorldCom, Inc. ("WorldCom")), Teleport Communications Group Inc. ("Teleport") (expected to be acquired by AT&T Corp. ("AT&T")), MCI Communications Corporation ("MCI") (expected to be acquired by WorldCom), Sprint Corporation ("Sprint") and Global NAPs, Inc., a regional ISP.

     The Company intends to offer its carrier customers leases of both dark fiber (fiber optic transmission lines leased without optronics equipment installed by the Company) and lit fiber (fixed amounts of capacity, such as DS-1, DS-3, OC-3, OC-12, OC-48 and higher, on fiber optic transmission lines that use the Company's optronics equipment) at fixed-cost pricing and over multi-year lease terms. The Company intends to lease approximately one-third of the available fibers in the NEON system as dark fiber and one-third as lit fiber. In addition, the Company plans to reserve approximately one-third of its available fibers for future services that the Company may provide to capitalize on future technological advances or changes that the Company expects to occur in the communications industry. Because of the geographic flexibility and virtual ubiquity of the electric utility ROWs used in construction of the NEON system, the Company expects that it will be able to provide fiber optic connectivity for its carrier customers to and from virtually any location in the NEON service territory, including intra-city local loop facilities, inter-city long-haul or short-haul facilities, or a combination of both.



History of the Company


     The Company was incorporated in 1989 in Massachusetts under the name "FiveCom, Inc." to develop fiber-optic networks in secondary and tertiary markets in the Northeast. Prior to 1994, the Company was the managing general partner of a venture which built a competitive access provider ("CAP") network in Springfield, Massachusetts and also built several small private networks in eastern Massachusetts. In February 1994, the Company sold its interest in the Springfield network to Brooks Fiber. Following this sale, the Company expanded its business strategy to include intra-LATA and long distance facilities using electric utility ROWs and changed its focus to target carrier customers rather than end-users. Commencing in September 1994, the Company entered into the NU Agreements, pursuant to which the Company obtained ROWs in the service territories of NU and its subsidiaries. In 1996, the Company raised approximately $16.7 million from private placements of equity securities to MaineCom Services ("MaineCom"), an affiliate of CMP, and Mode 1 Communications, Inc. ("Mode 1"), an affiliate of NU. In January 1997, the Company entered into the CMP Agreement, under which the Company obtained ROWs in CMP's service territory, and raised an additional $2.6 million from CMP and other investors in a private equity financing. In 1998, the Company was reincorporated in Delaware under the name "NorthEast Optic Network, Inc." See "Business--Reorganization."

Market Opportunity

     The Company believes that there is a significant demand for high-bandwidth communications services and a limited supply of technologically advanced dark and lit fiber optic facilities in the Northeast to meet such demand. The Company believes the needs of communications carriers for advanced, high-bandwidth voice, data and video transmission capacity will increase over the next several years due to various factors, including:


     Rapid Growth of Communications Traffic. The Company believes that total telephony service revenue in the United States grew by approximately 9% annually from 1992 to 1996, to $222.3 billion. Data traffic service grew by 28% from 1996 to 1997 to $16 billion and is projected to grow by 38% to $22.1 billion in 1998. Much of this growth in data traffic is attributable to increased Internet traffic and its corresponding demands for increased data communications bandwidth. For example, the number of Americans using the Internet is estimated to have grown from fewer than 5 million in 1993 to as many as 62 million by the end of 1997. The Company believes that the growth of communications traffic in the Northeast will be enhanced by the high population density, income and education levels, number of phone lines per household and other favorable demographic characteristics of the region. With its advanced fiber optic transmission capacity, the Company believes that it will be well-positioned to capitalize on this growth.

     Capacity Required by New Entrants. Competition and deregulation are attracting new entrants to the telecommunications market. The Telecommunications Act of 1996 (the "1996 Act") allows the Regional Bell Operating Companies ("RBOCs") to enter the long distance business upon meeting certain competitive conditions and also eliminates certain barriers to entry in the local exchange market. The 1996 Act also enables other entities, including entities affiliated with power utilities and ventures between ILECs and cable television companies, to provide a wider range of telecommunications products and services. The Company believes that the deregulation of various telecommunications markets will lead to an increase in the number of telecommunications providers needing fiber optic transmission capacity as more parties choose to compete. The Company believes that many carrier customers will choose to lease fiber optic capacity from facilities providers such as the Company to enhance or develop their own communications networks as a lower-cost alternative to constructing their own infrastructure or purchasing measured services from other carriers. The Company believes that the NEON system will provide a cost-effective alternative in a number of communications industry segments for new market entrants, including ILECs, CLECs, IXCs, wireless companies, cable companies and ISPs.

     Need for Redundant Routing and Geographic Diversity of ROWs. Carriers require redundant paths throughout their networks to provide reliability in the event of an equipment failure, break in one of their fiber lines or other outage. In order to ensure the required redundancy, carriers typically build, swap or lease capacity along fiber routes that do not share a common point of potential failure. In the Northeast, however, there are relatively few pre-assembled ROWs available to support new telecommunications infrastructure and many of the carriers' routes currently run within the same ROWs. As a result, many carriers are unable to establish secure redundant routing. In the event such a common ROW were to be damaged or cut, the consequences would be severe for the carriers and their customers. This lack of geographic diversity of fiber optic routes in the Northeast has created a substantial need for network capacity on new and alternative ROWs, such as those offered by the Company.

     Expected Upgrades to Older Communications Networks. Many of the fiber optic networks currently operated by existing carriers in the Northeast were constructed prior to 1990, using asynchronous, non-SONET ring architecture and earlier generation fiber that cannot optimally deploy dense wave division multiplexing ("DWDM") optronics for high capacity transmission. The Company believes that these carriers will need to improve or replace parts of their networks to complete the SONET ring architecture and also add more high capacity fiber optic transmission lines to remain competitive in the future. In addition, the Company believes that approximately 92% of the RBOCs' networks currently are comprised of copper cable located on antiquated infrastructure. The RBOCs will likely need to replace or upgrade their networks to remain competitive and satisfy their customers' increasing demand for reliable, high-bandwidth capacity in the coming years. The Company believes that carriers with older, more limited networks will seek cost-effective and expedient solutions when faced with the decision to lease, buy or build fiber optic capacity, which could result in increased demand for the Company's fiber optic capacity.


     Accommodation of Multimedia and Other New Applications. The Company believes that additional transmission capacity and faster response times will be required to accommodate the needs of multimedia (voice, data and video) and other potential high-bandwidth applications, including the deployment of corporate intranets and wide area networks, and the use of the telecommunications infrastructure for providing cable television and other entertainment services. In addition, the Company's SONET technology and high-bandwidth fiber optic capacity support advanced communications applications, such as Frame Relay, ATM and Internet Protocol ("IP") platforms. The Company believes that these capacity-intensive requirements will create significant demand for its high quality, high-bandwidth fiber optic capacity.


     Carriers' Desire for Low-Cost Local and Regional Transport. The Company believes that it has an opportunity to fill the needs of the predominant interstate carriers that are building or have completed their backbone networks to most of the Northeast's key Local Access Transport Areas ("LATAs"). Generally, an IXC constructs a network with trunk lines terminating into tandem switches in LATAs. To get from the tandem switch to the end-user, or vice versa, IXCs typically pay to a local exchange carrier ("LEC") access and egress charges, which often comprise the largest component of the IXCs' transmission costs. For this reason, IXCs are seeking less costly, alternative local access within LATAs. One alternative for the IXCs is to carry their traffic deeper into the region's telecommunications base and to hand off their traffic at a LEC host switch, which is located much closer to the end-user than the tandem switch, or to terminate their traffic directly at the customer's premises. Similarly, the Company believes that LECs with inter-LATA traffic, including the RBOCs when they are permitted to provide long-distance traffic, desire to minimize the transportation costs imposed by the IXCs and are seeking lower cost, alternative regional transport. The NEON system, which will connect into and around numerous cities and towns in the Northeast, will be able to provide such local access and regional transport.



Business Strategy

     The Company's objective is to become the preferred facilities-based provider of fiber optic network capacity in the Northeast. The following are the key elements of the Company's strategy to achieve this objective:

     Leverage Electric Utility ROWs. The Company is pursuing a strategy of building the NEON system utilizing primarily electric utility ROWs, which the Company believes provide significant competitive advantages compared to alternative ROWs in the Northeast such as railbeds and highways. Using electric utility ROWs, the Company can provide fiber optic connectivity for its carrier customers to and from virtually any location in the utilities' service territory, including throughout downtown areas and directly into buildings. The Company also intends to utilize existing, pre-assembled electric utility transmission infrastructure, including towers, poles, ducts and conduits for faster, less costly installation. In addition, since electric utility ROWs are generally more secure than other ROWs and provide valuable geographic route diversity for carriers, the Company can offer its customers highly reliable primary and redundant network capacity. In addition to the Company's existing ROW agreements with NU and CMP, the Company is currently pursuing additional agreements with other utilities in adjoining territories to expand the Company's network footprint and gain access to further ROWs through negotiation with relatively few parties, rather than numerous municipalities, transit authorities and governmental agencies.

     Target Carrier Customers. The Company intends to target communications carriers as customers, rather than end-users of telecommunications services. This enables the Company to maximize its opportunities to sell its capacity regardless of the end-user's selection of a retail provider and to attract carrier customers that may be reluctant to purchase services from a direct competitor that serves the same retail market. Carrier customers are also easily identifiable, which allows the Company to focus its sales and marketing and customer services efforts and avoid the significant initial and ongoing investment required to attract and retain numerous retail customers. In addition, the Company believes that it can generate revenues more quickly from carrier customers, which are generally more creditworthy than end-users, require large amounts of fiber optic capacity and are more likely to make long-term capital commitments in advance of the provision of services. To date, the Company has entered into contracts with five carriers, including Brooks Fiber/WorldCom, Teleport/AT&T, MCI/WorldCom, Sprint and Global NAPs, Inc., a regional ISP.

     Reduce Construction and Operating Costs. The Company is reducing the construction and operating costs of the NEON system in order to offer its customers competitive prices while maximizing its operating margins and return on investment. The Company is using primarily pre-assembled electric utility transmission and distribution infrastructure, including towers, poles, ducts and conduits, in the construction of the NEON system, which reduces the need to obtain local permits, conduct surveys, cut tracks, install conduits and ducts and erect towers and poles prior to installation. In addition, the Company's electric utility ROWs typically provide easy and safe access to the fiber cable for low cost maintenance and repair. The Company is also installing high fiber count cable in the NEON system--64 to 96 fiber optic strands per cable in the routes currently under construction and up to 144 to 432 fiber optic strands on future installations, depending on the anticipated demand for a particular route and the Company's ROW agreements. This high fiber count reduces the Company's fiber cost per mile and provides reserve capacity, which will reduce the cost of providing additional services in the future. The Company's newly-constructed network also provides significant operating and maintenance cost advantages because of the high quality, advanced fiber optic technology utilized by the NEON system.

     Establish a Reliable, Technologically Advanced Network. The Company believes that the characteristics of its network will allow it to meet its customers' demands for reliability and high capacity. The Company is constructing the NEON system utilizing bi-directional, self-healing SONET four-fiber ring architecture on primarily electric utility ROWs, which allow for enhanced physical security and more geographic flexibility than other ROWs. The Company uses both non-zero dispersion shifted Truewave[RegTM] fiber and conventional single-mode fiber manufactured by Lucent Technologies Inc., which the Company believes to be the highest quality fiber optic cable available. The Company is also using Nortel's DWDM optronics and forward error correction technology at high optical carrier ("OC") levels that enable the highest commercially available transmission capacity (OC-192) and data integrity level (10(-15) Bit Error Rate). The NEON system can also accommodate advanced communications applications such as Frame Relay, ATM and IP.

     Focus on High Demand Northeast Market. The Northeast is one of the most densely-populated regions of the United States. The Company believes that the Northeast market, which in 1996 represented a $29.3 billion telephony services market and which has one of the highest population densities and concentrations of businesses, universities, phone lines, personal computers and television sets in the country, is a region characterized by significant and growing demand for broadband communications infrastructure. The Northeast market is dependent in part upon antiquated communications infrastructure currently lacking sufficient fiber optic capacity, route diversity and redundancy. The Company's strategy is to focus on serving the present and future needs of this market by constructing and operating a technologically advanced network offering (i) more capacity, (ii) enhanced capabilities, such as SONET ring architecture and route diversity, and (iii) near-ubiquitous coverage.

     Capitalize on Management Experience. The Company's management team includes individuals with significant experience in the telecommunications and utility industries which will be important in the build-out and management of the NEON system. Victor Colantonio, the Company's founder and President, has 25 years of experience in the telecommunications industry having previously served as President of International Communications Services Corp. and Murray International Inc., providers of network services to AT&T, SNET and Sprint, among others. The Company's Chairman and Chief Executive Officer, Richard Crabtree, has 27 years of utility experience including serving as Chief Financial Officer to CMP. William Fennell, the Company's Chief Financial Officer and Treasurer, held several positions at GTE Corporation over 16 years before becoming Chief Financial Officer of Philips Electronics Group of North America. James Mack, the Company's head of sales, has worked in the telecommunications industry since 1966 having held various sales positions at Bell Atlantic and NYNEX. The Company's head of operations, Michael Musen, has spent 18 years in telecommunications having previously worked at International Communications Services Corp., a provider of network services.

     Leverage Utility Relationships. The Company intends to leverage its relationships with NU and CMP. The Company directly benefits from these relationships for the following reasons: (i) the Company believes relationships with electric utilities enhance the Company's credibility with large carrier customers and facilitate new customer contracts with such carriers, (ii) the Company outsources substantially all of its engineering and design, maintenance and repair requirements to NU and CMP, thereby increasing the Company's mission critical preparedness and the reliability of the Company's network and enhancing the Company's ability to respond to emergency repair needs, (iii) NU and CMP have significant resources and experience in the engineering and construction of large transmission and distribution networks and (iv) the Company's experience with NU and CMP creates opportunities to establish relationships with other electric utility companies. The Company is currently in the process of pursuing additional agreements with other electric utilities.


     The Company's principal executive offices are located at 391 Totten Pond Road, Suite 401, Waltham, Massachusetts 02154, and its telephone number is
(781) 890-6868.

                               [D] The Debt Offering


Issuer ..........................   NorthEast Optic Network, Inc.

Securities Offered ..............   $       principal amount at maturity of   % Senior Discount
                                    Notes Due 2008.

Gross Proceeds ..................   $        .

Maturity Date ...................          , 2008.

Yield and Interest ..............   The issue price per Note represents a yield to maturity on the
                                    Notes of  % (computed on a semi-annual bond equivalent
                                    basis) calculated from the Issue Date (as defined). No interest
                                    will accrue on the Notes prior to      , 2003. Thereafter,
                                    interest will accrue at a rate of  % per annum and will be
                                    payable on       and       of each year, commencing       ,
                                         2004.

Original Issue Discount .........   The Notes are being offered at an original issue discount
                                    ("OID") for United States federal income tax purposes equal to the excess of the principal amount at maturity of the Notes over the Issue Price (as defined). Each holder of a Note must include such OID in gross income for U.S. federal income tax purposes in advance of the receipt of the cash payments to which such income is attributable. See "Certain United States Federal
                                    Income Tax Consequences."

Optional Redemption .............   The Notes will not be redeemable at the option of the Company
                                    prior to       , 2003, except that until        , 2001, the
                                    Company may redeem, at its option, up to 35% of the principal amount at maturity of the Notes at the redemption price set forth herein with the net proceeds of one or more Public Equity
                                    Offerings (as defined) if at least $  million principal amount at maturity of the Notes remains outstanding after any such
                                    redemption. On or after      , 2003, the Notes may be
                                    redeemed at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes--Optional Redemption."

Change of Control ...............   Upon a Change of Control, each Holder will be entitled to
                                    require the Company to repurchase all or a portion of such
                                    Holder's Notes at a purchase price equal to 101% of the
                                    Accreted Value (as defined) thereof, plus accrued and unpaid interest to the date of repurchase. See "Risk Factors--Purchase of Notes Upon Change of Control" and "Description of the
                                    Notes--Change of Control."

Ranking ............................   The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company. As of March 31, 1998, after
                                       giving effect to the Offerings and the application of the proceeds therefrom, the Company would have had outstanding $
                                       million of senior indebtedness and no subordinated
                                       indebtedness.

Restrictive Covenants ..............   The indenture under which the Notes will be issued (the
                                       "Indenture") will contain certain covenants that, among other things, will limit (i) the incurrence of additional Indebtedness by the Company and its Restricted Subsidiaries (as defined), (ii)
                                       the payment of dividends and other restricted payments by the
                                       Company and its Restricted Subsidiaries, (iii) the creation of restrictions on distributions from Restricted Subsidiaries, (iv)
                                       asset sales, (v) transactions with affiliates, (vi) sales or issuances of Restricted Subsidiary capital stock, (vii) the incurrence of liens and the entering into of sale/leaseback transactions and
                                       (viii) mergers and consolidations. All these limitations and prohibitions, however, are subject to a number of important qualifications and exceptions. See "Description of the
                                       Notes--Change of Control--Certain Covenants."

Use of Proceeds ....................   The net proceeds to the Company from the Offerings will be used for capital expenditures associated with the continued
                                       construction and expansion of the NEON system, to repay
                                       outstanding debt and for working capital and other general corporate purposes. See "Use of Proceeds."

Concurrent Equity Offering .........   Concurrently with the Debt Offering, the Company and certain
                                       shareholders of the Company are offering        shares
                                       (       shares if the over-allotment option granted to the
                                       underwriters thereof is exercised in full) of its Common Stock
                                       (the "Common Stock"), by a separate prospectus. The closing of each Offering is conditioned upon the closing of the other
                                       Offering.


                                [D] Risk Factors

     An investment in the Notes offered hereby involves a high degree of risk. Prospective investors should consider carefully the risk factors and other information set forth in this Prospectus before making an investment in the Notes offered hereby. See "Risk Factors."

                              [E] THE EQUITY OFFERING


Common Stock offered:

 By the Company ......................         shares

 By the Selling Stockholders .........         shares
                                         -----

  Total ..............................         shares (1)
                                         =====

Common Stock to be outstanding after
 the Equity Offering .................          shares (1)(2)

Use of Proceeds ......................   The net proceeds to the Company from the Offerings will be used for capital expenditures associated with the continued
                                         construction and expansion of the NEON system, to repay
                                         outstanding debt and for working capital and other general corporate purposes. See "Use of Proceeds." The Company will not receive any proceeds from the sale by the Selling
                                         Stockholders of Common Stock in the Equity Offering.

Dividend Policy ......................   The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

Concurrent Debt Offering .............   Concurrently with the Equity Offering, the Company is offering
                                         $       (Gross Proceeds) of its   % Senior Discount Notes
                                         Due 2008 (the "Notes") by a separate prospectus. The closing of each Offering is conditioned on the closing of the other
                                         Offering.

Proposed NNM symbol ..................   NOPT


---------------------
(1) Assumes no exercise of the Underwriters' over-allotment option.

(2) Based on shares outstanding as of March 31, 1998 (after giving effect to the Reorganization, the Stock Split and the Preferred Stock Conversion).
    Excludes (i)        shares of Common Stock issuable upon the exercise of
    stock options outstanding as of March 31, 1998 with an exercise price of
    $       per share, (ii) an additional        shares of Common Stock
    reserved for future issuance under the Company's 1998 Stock Incentive Plan
    and (iii)        shares of Common Stock issuable upon the exercise of
    warrants outstanding as of March 31, 1998 with an exercise price of $ per share.


                                [E] Risk Factors

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the risk factors and other information set forth in this Prospectus before making an investment in the Common Stock offered hereby. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for each of the years in the three-year period ended December 31, 1997 and as of December 31, 1997 have been derived from the Consolidated Financial Statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data for each of the three-month periods ended March 31, 1997 and 1998 and as of March 31, 1998 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the Consolidated Financial Statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods and as of such dates. The results for the three months ended March 31, 1998 are not necessarily indicative of the operating results to be expected for the entire year.




                                                                                          Three Months Ended
                                                   Year Ended December 31,                     March 31,
                                        --------------------------------------------- ---------------------------
                                             1995           1996          1997(1)          1997        1998(1)
                                        ------------- --------------- --------------- ------------- -------------
Statement of Operations Data:
 Revenues .............................  $   42,598    $     13,773    $    394,704    $       --    $  151,363
 Operating expenses ...................     487,159       1,185,595       2,693,037       345,620       774,521
                                         ----------    ------------    ------------    ----------    ----------
 Loss from operations .................    (444,561)     (1,171,822)     (2,298,333)     (345,620)     (623,158)
 Interest income (expense), net .......     (42,401)        125,838          (2,893)       56,638       (61,494)
 Minority interest ....................          --         353,222       1,080,200       137,620       314,498
 Provision for (benefit from)
   income taxes .......................          --          16,000        (261,000)      (33,000)      (77,000)
                                         ----------    ------------    ------------    ----------    ----------
 Net loss .............................    (486,962)       (708,762)       (960,026)     (118,362)     (293,154)
 Basic and diluted loss per share .....       (4.28)          (6.22)          (8.43)        (1.04)        (2.57)
 Basic and diluted weighted average
   shares outstanding .................     113,831         113,894         113,931       113,931       113,931
Other Financial Data:
 EBITDA(2) ............................  $ (420,386)   $   (794,432)   $   (665,271)   $ (178,121)   $   (6,647)
 Capital expenditures .................   4,596,901       6,711,082       5,609,459     3,978,512     3,297,062
 Ratio of earnings to fixed
   charges(3) .........................          --              --              --            --            --




                                                      As of
                                                December 31, 1997
                                --------------------------------------------------
                                                                      Pro Forma
                                     Actual       As Adjusted(4)   As Adjusted(5)
                                ---------------- ---------------- ----------------
Balance Sheet Data:
 Working capital ..............   $ (3,463,011)    $ (3,463,011)
 Total assets .................     23,461,000       76,577,888
 Note payable to related
   party ......................      2,100,000        2,100,000
 Long-term debt,
   including current
   maturities .................      2,118,905        2,118,905
 Total liabilities ............      8,275,154        8,275,154
 Minority interest(6) .........      5,338,786               --
 Stockholders equity ..........      9,847,060       68,302,734



                                                      As of
                                                 March 31, 1998
                                -------------------------------------------------
                                                                     Pro Forma
                                     Actual       As Adjusted(4)   As Adjusted(5)
                                ---------------- ---------------- ---------------
Balance Sheet Data:
 Working capital ..............   $ (5,500,383)    $ (5,500,383)      $
 Total assets .................     26,183,672       79,300,560
 Note payable to related
   party ......................      3,975,000        3,975,000
 Long-term debt,
   including current
   maturities .................      1,987,577        1,987,577
 Total liabilities ............     11,605,478       11,605,478
 Minority interest(6) .........      5,024,288               --
 Stockholders equity ..........      9,553,906       62,670,794



---------------------
(See footnotes on the following page)

(1) If the Reorganization had occurred as of January 1, 1997, the pro forma impact on the Company's Statement of Operations for the year ended December 31, 1997 would reflect depreciation and amortization of
    $1,603,087, a net loss of $(2,563,113) and a loss per share of $     ,
    after giving effect to the Stock Split. The pro forma impact on the Company's Statement of Operations for the quarter ended March 31, 1998 would reflect depreciation and amortization of $400,772, a net loss of
    $(693,926) and a loss per share of $     , after giving effect to the
    Stock Split.

(2) EBITDA is defined herein as net loss before interest income (expense), loan commitment fees, provision for (benefit from) income taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare a company's operating performance and to determine a company's ability to incur and service debt. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(3) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income tax benefit, plus fixed charges, excluding capitalized interest, and (ii) fixed charges consist of interest expense and capitalized interest, plus amortization of deferred financing costs. For the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998, the Company's earnings were insufficient to cover fixed charges by approximately $(431,579), $(1,206,438), $(3,123,787), $(376,612) and $(878,731), respectively. For the year ended December 31, 1997 and for the three months March 31, 1998, on a pro forma basis after giving effect to the Debt Offering, as if it had occurred at the beginning of these periods, the Company's earnings would have been insufficient to cover fixed charges by approximately
    $      and $      , respectively.

(4) Adjusted to give effect to the Reorganization. In connection with the Reorganization, the Company recorded an intangible asset of $48,092,600 to reflect the Company's acquisition of NU's minority interest in subsidiaries (NECOM LLC and FiveCom LLC), in accordance with AICPA Accounting Interpretation 39 to APB Opinion No. 16, Business Combinations (AIN-39).

(5) Pro forma and adjusted to give effect to (i) the Offerings and the application of the estimated net proceeds therefrom and (ii) the Reorganization.

(6) Minority interest consists of the interests of members other than CMP in FiveCom LLC, NECOM LLC and FiveCom of Maine LLC. See
    "Business--Reorganization." Changes in minority interest reflect such other members' capital adjusted by their portion of the net loss.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be carefully considered by prospective investors when evaluating an investment in the securities offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The cautionary statements contained in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.


Limited History of Operations; Negative Cash Flow

     Although the Company has conducted business since 1989, the Company's current business has only a very limited history. As a facilities-based provider of fiber optic transmission capacity, the Company is a development stage company in the process of constructing the NEON system throughout the Northeast. Although limited portions of the NEON system are currently operational, those portions represent less than 21% of the route miles of the NEON system as currently planned, and until the NEON system is substantially completed, the Company does not expect to begin to realize any substantial revenues. See "--Risks Associated with Completing the NEON System." Prospective investors, therefore, have no meaningful historical operating or financial information about the Company's current business upon which to base an evaluation of the Company's performance or their investment in the securities offered hereby. The Company does not expect to achieve substantial completion of the NEON system as currently planned until the end of 1999. The Company's future operating results will fluctuate annually and quarterly due to several factors, some of which are outside the control of the Company. These factors include the cost of construction of the NEON system (including any unanticipated costs associated therewith), the availability of ROWs, the cost and timely availability of equipment and construction contractors, pricing strategies for its services, changes in the regulatory environment, changes in telecommunications technology and changes in general and local economic conditions. In addition, the extent of the demand for the Company's services cannot be estimated with any degree of certainty. See "--Risks Associated with Implementing the Company's Strategy."


     In addition, the development of the Company's business, the completion of the NEON system and the development of its services and customer base will require significant expenditures, most of which will need to be made before the Company is able to offer services over substantially all of the NEON system. These expenditures, together with associated operating expenses, will adversely impact operating cash flow and profitability until an adequate customer base is established. To date, the Company has expended substantial amounts on construction of the NEON system. Such cash expenditures have been funded by proceeds from the Company's financing activities. Accordingly, the Company's operations have resulted in negative cash flow. Moreover, the Company expects to continue generating negative cash flow from operations through at least 2000. There can be no assurance that the Company will not need to obtain additional financing to complete the NEON system.


     As a result of the foregoing factors, there can be no assurance that the Company will generate significant revenues, achieve or sustain profitability or generate positive cash flow from operating activities in the future. If the Company cannot generate significant revenues, achieve and sustain profitability or generate positive cash flow from operating activities in the future, it will not be able to make principal and interest payments with respect to its indebtedness (including the Notes) or meet its other debt service or working capital requirements, and the securities offered hereby would have little or no value.


Risks Associated with Completing the NEON System

     The Company's ability to achieve its strategic objectives will depend in large part upon the successful, timely and cost-effective completion of the NEON system. Factors that could affect such completion include, among other things, (i) obtaining adequate ROWs on acceptable terms in and between major cities in the Northeast, (ii) obtaining required governmental permits and certifications where necessary and (iii) delays or disruptions resulting from physical damage, power loss, defective equipment or the failure of third-party suppliers or contractors to meet their obligations in a timely and cost-effective manner. No assurance can be given that the Company will be able to complete the NEON system or achieve completion on time or within the anticipated budget.

     In order to complete the NEON system, the Company must obtain additional rights-of-way and other permits from third parties, including electric utilities and transit authorities to install fiber optic cables. In particular, the

Company has not yet obtained the necessary ROWs to or within the planned Boston, Massachusetts segment of the NEON system, the planned segment of the system from White Plains, New York to Manhattan or the planned segment in and around Rhode Island. Nor has the Company yet obtained the necessary ROWs to expand the NEON system to encompass the planned New York local loop or the extensions therefrom into New Jersey. There can be no assurance that the Company will be successful in obtaining such agreements on acceptable terms. The Company is currently in negotiations with several electric utilities to install extensions to the NEON system and with certain transit authorities to install redundant NEON system paths. If the Company is unable to reach agreement with the foregoing parties on terms acceptable to the Company, then such failure may prevent the completion of the NEON system as currently planned by the Company, and such a result would have a material adverse effect on the Company's business, financial condition and results of operation. In addition, if CMP or NU or any other entity with whom the Company has an agreement seeks bankruptcy or other protection from its creditors, the Company's ability to exercise rights to obtain route extensions or other rights under its agreement with such entity may be adversly affected.



Risks Associated with Implementing the Company's Strategy

     The Company's ability to implement its business strategy is dependent upon the Company's ability to secure a market for its leased fiber optic capacity and obtain service contracts with communications carriers.

     The Company's ability to attract and retain customers is crucial to the Company's success. Many of the Company's targeted customers are companies that may also be the Company's potential competitors. If the Company's services are not satisfactory or cost competitive, the Company's potential customers may elect to develop their own competing systems in the Company's markets. The Company has incurred and will continue to incur significant operating expenses, has made and will continue to make significant capital investments and has entered into equipment supply contracts and service arrangements, in each case based upon certain expectations as to the anticipated customer demand for the Company's services in its markets. Accordingly, the failure of the Company to attract and retain sufficient communications carriers for its services would materially and adversely affect the Company's business, financial condition and results of operations.

     The Company's business strategy assumes that its current and future revenues will come from its services to communications carriers, which are limited in number. Therefore, dissatisfaction with the Company's services by a relatively few number of communications carriers could have a material adverse effect on the Company's business, financial condition and results of operations. For the year ended December 31, 1997, the Company's two largest customers accounted for 69% and 10% of total revenues, respectively, and for the three months ended March 31, 1998, the Company's two largest customers accounted for 76% and 10% of total revenues, respectively. The Company is aware that certain IXCs are constructing or considering constructing new networks, or buying companies with local networks, which could reduce their need for the Company's services. See "--Competition." Accordingly, there can be no assurance that any of the Company's customers or potential customers will use or increase their use of the Company's services, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Implementation of the Company's business strategy also will require substantial growth in the Company's management base, systems and other operations and may be affected by factors such as: (i) the availability of financing and regulatory approvals; (ii) the existence of strategic alliances or relationships; (iii) technological, regulatory or other developments in the Company's business; (iv) changes in the competitive climate in which the Company operates; and (v) the emergence of future opportunities.


Risks Associated with Contractual Rights-of-Way


     The construction and operation of the NEON system by the Company is dependent upon indefeasible rights of use ("IRUs") granted to the Company in ROWs and in fiber optic filaments. IRUs, which are created by contract, have been used extensively in the telecommunications industry. Although IRUs confer upon the holder certain indicia of ownership, legal title and the right to control the ROW or the fiber optic filaments, as the case may be, remain in the hands of the grantor. Therefore, while IRUs might be construed as conferring a significant equitable right in the ROW or the fiber optic filaments, as the case may be, the legal status of IRUs remains uncertain, and there can be no assurance that a trustee in bankruptcy would not void an IRU in the event of the bankruptcy of the grantor of such IRU. In addition, the IRUs granted by CMP and the NU companies are subject to pre-existing, system-wide mortgages used to secure utility bonds issued by those companies. The Company has sought acknowledgments from the NU companies' indenture trustees that the Company's rights under the NU Agreements would be recognized in the event of the foreclosure of the related mortgage. Such agreements have been obtained from the indenture trustees for The Connecticut Light and Power Company and Western Massachusetts Electric Company, and negotiations are ongoing with the indenture trustee of Public Service Company of New Hampshire ("PSNH"). If such an agreement is not obtained from PSNH's indenture trustee, a default by PSNH under its mortgage that resulted in the foreclosure of the mortgage could result in the Company losing its rights under the NU Agreements in the State of New Hampshire. The Company has not sought such acknowledgments from CMP's indenture trustees and a default by CMP under its mortgage that resulted in the foreclosure of the mortgage could result in the Company losing its rights under the CMP Agreement.


     The Company's IRUs are derivative of the grantor's interest in the real property on which the NEON system is located. To the extent that the grantor only has a limited easement in such property, the IRUs granted to the Company may be alleged to be insufficient for the Company's uses. Although the Company believes that its existing IRUs are sufficient for the Company's purposes, there have been in the past and may be in the future disputes from time to time over the scope of the related easements. If any such dispute cannot be satisfactorily resolved, including by the Company obtaining its own easement, the Company might be required to reroute portions of the NEON system, which would result in additional costs and possible delays in constructing and operating the NEON system.

     The NU Agreements and the CMP Agreement contain provisions which acknowledge the right of NU and CMP, respectively, to make the provision of electrical services to their own customers their top priority; NU and CMP are required only to exercise "reasonable care" with respect to the Company's facilities and are otherwise free to take whatever actions they deem appropriate with respect to ensuring or restoring service to their electricity customers, any of which actions could impair the operation of the NEON system. In addition, the Company's construction efforts are constrained by the ability of NU and CMP to shut down certain segments of their transmission facilities in order to permit construction crews to work safely. The Company has experienced construction delays in the past as a result of the inability of NU to shut down segments of its facilities scheduled for fiber installation and may experience such delays in the future.

     Some of the agreements that the Company enters into to construct and operate the NEON system may be non-exclusive, short-term or revocable at will, and there can be no assurance that the Company will have continued access to existing rights-of-way after their expiration or termination. If any of these agreements were terminated as a result of among other things a default by the Company of its obligations thereunder including failure to maintain any necessary governmental approvals or could not be renewed on commercially reasonable terms and the Company lost its rights in the fiber optic cable or abandoned portions of its NEON system, such actions would impair the operation of the NEON system. See "Business--Right-of-Way Agreements."



Competition

     The telecommunications industry is highly competitive. The Company faces substantial competition from ILECs, which currently dominate their local telecommunications markets, and CLECs, most of which have greater financial and other resources than the Company. In addition to ILECs and CLECs, potential competitors capable of offering services similar to those offered by the Company include IXCs, other facilities-based communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators and large end-users with private networks. There can be no assurance that such entities will not compete with the Company or that such competition would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."


     The Company is currently aware of communications carriers that own or lease fiber optic networks in New England (such as AT&T, MCI, Sprint, Bell Atlantic, SNET, WorldCom and Teleport) and of other carriers (such as IXC Communications, Qwest Communications International, Metromedia Fiber Network, Level 3 Communications and RCN) who are planning to own or lease additional networks which, if constructed, could employ advanced technology comparable to that of the NEON system.

     NU and CMP each own or have an IRU in certain fibers in the cable that includes the NEON system, which permit NU and CMP to compete directly with the Company in the future if they are not using these fibers for their own corporate requirements. See "Business--Right-of-Way Agreements." In addition the Company's ROWs are nonexclusive in that other service providers (including the utilities themselves) could install competing networks using the same ROWs.


     In the future, the Company may be subject to more intense competition due to the development of new technologies, an increased supply of domestic and international transmission capacity, the consolidation in the industry among local and long distance service providers and the effects of deregulation resulting from the Telecommunications Act of 1996. The introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. The Company cannot predict which of many possible future product and service offerings will be crucial to maintain its competitive position or what expenditures will be required to develop profitably and provide such products and services.


Regulatory Risks


     Regulation of the telecommunications industry is changing rapidly. Existing and future federal, state and local governmental regulations will greatly influence the viability of the Company. Consequently, undesirable regulatory changes could adversely affect the Company's business, financial conditions and results of operations. For instance, while the Company does not believe that its fiber offerings, as proposed, are subject to common carrier regulation by the Federal Communications Commission ("FCC") or under the common carrier provisions of the Communications Act of 1934, as amended (the "Communications Act"), except with respect to its provision of telecommunications services on a common carrier basis offered through its subsidiaries in New York and Connecticut, the Company cannot predict the future regulatory status of its business. The FCC has recognized a class of private, non-common carriers whose practice it is to make individualized decisions on what terms and with whom to deal. These carriers may be subject to FCC jurisdiction but are not currently extensively regulated. Such private carriers include entities providing "telecommunications" for a fee as defined in the 1996 Act, which may include certain of the Company's offerings. In the event that the Company becomes subject to the FCC's jurisdiction, it will be required to comply with a number of regulatory requirements, including, but not limited to rate regulation, reporting requirements, special payments, including universal service assessments and access charges, and required service offerings. Compliance with these regulatory requirements may impose substantial administrative burdens on the Company. In addition, ILECs, CLECs and IXCs are subject to various federal telecommunications laws. Accordingly, changes in federal telecommunications law may affect the Company's business by virtue of the inter-relationships that exist among the Company and many of these regulated telecommunications entities. It is difficult for the Company to forecast at this time how these changes will affect the Company in light of the complex interrelationships that exist in the industry and the different levels of regulation. For a more detailed discussion of the regulatory environment in which the Company conducts its business, see "Business--Regulation."

     The regulatory environment also varies substantially from state to state. At present, the Company does not anticipate that the regulatory requirements to which it will be subject in connection with its provision of telecommunications services on a common carrier basis in New England and New York will have any material adverse effect on its operations, although the Company may incur certain costs to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments in Connecticut and New York. In some jurisdictions, the Company's pricing flexibility for intrastate services may be limited because of regulation, although the Company's direct competitors are expected to be subject to similar restrictions.



Rapid Technological Changes

     The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. While the Company believes that, for the foreseeable future, technological changes will neither materially affect the continued use of fiber optic cable nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the Company's operations cannot be predicted and could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Limited Source Suppliers


     The Company is dependent upon third-party suppliers for a number of components and parts used in the NEON system. In particular, the Company is dependent primarily on Lucent Technologies, Inc. ("Lucent") for its supply of fiber optic glass. The Company's arrangements with Lucent have provided it to date with a supply of fiber optic glass at a price and on terms acceptable to the Company. The Company believes that there are alternative suppliers or alternative components for all of the components contained in the NEON system. However, any delay or extended interruption in the supply of any of the key components currently obtained from a single or limited source, changes in the pricing arrangements with its suppliers or delay in transitioning a replacement supplier's product into the NEON system could disrupt the Company's operations and have a material adverse effect on the Company's business, financial condition and results of operations.



Pricing Pressures and Industry Capacity


     Although the Company believes that, in the last several years, increasing demand for fiber optic transmission capacity has resulted in a shortage of capacity and slowed a decline in prices, the Company anticipates that prices for its services to carriers specifically, and interstate services in general, will continue to decline over the next several years due primarily to (i) price competition as various network providers continue to install networks that compete with the NEON system, (ii) technological advances that permit substantial increases in the transmission capacity of both new and existing fiber and (iii) strategic alliances or similar transactions, such as long distance capacity purchasing alliances among certain ILECs, that increase customer purchasing power. Such price decreases, without offsetting decreases in the Company's cost of services or increases in demand for the Company's services, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



Limited Nature of Company's Services


     The Company is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure, and does not control whether a customer uses such bandwidth for voice, data or video signals. The Company is not currently engaged in the transmission of voice, data or video services and does not provide switched voice and data services. Accordingly, at the present time, the Company, unlike some telecommunications companies, receives no revenues from providing such services, and instead derives and expects to continue to derive substantially all of its revenues from the leasing of fiber optic capacity to its customers, many of whom transmit voice, data or video information or provide switched voice and data services. The limited nature of the Company's current services could limit potential revenues and result in the Company having lower revenues than competitors which provide a wider array of services. See "Business--Customers" and "--Competition."



Dependence Upon Network Infrastructure; Risk of System Failure


     The Company's success in marketing its services to its customers requires that the Company provide superior reliability, capacity and security via its network. The Company's network and networks upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions that may cause interruptions in service or reduced capacity for customers, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's agreements with its customers typically provide for the payment of outage related credits or damages in the event of a disruption in service, which credits or damages could be substantial and could have a material adverse effect on the Company's business, financial condition and results of operations.



Dependence on Key Personnel

     The Company's future performance will depend to a significant extent upon the efforts and abilities of its senior executives. The loss of service of one or more of these persons could have an adverse effect on the Company's business. There can be no assurance that the Company will be able to attract and retain qualified executives to achieve its business objectives. See "Management."

High Leverage; Ability to Service Indebtedness

     Upon completion of the Offerings, the Company will be highly leveraged. As of March 31, 1998, on a pro forma basis after giving effect to the Offerings,
the Company and its subsidiaries would have had outstanding $    million of
indebtedness and the Company's ratio of total debt to total capitalization
would have been   %. [D]Although the Indenture will contain certain limitations on the ability of the Company and its subsidiaries to incur additional Indebtedness (as defined), under certain circumstances such additional Indebtedness could be substantial and such limitations generally do not restrict the Company and its subsidiaries from incurring liabilities that do not constitute Indebtedness.

     The Company's high degree of leverage could have adverse consequences to the holders of the Company's securities. Such consequences may include, among
other things: (i) commencing on       2004, a substantial portion of the
Company's cash flow will be dedicated to the payment of the Company's interest expense with respect to the Notes and such cash flow may be insufficient to meet its payment obligations on the Notes in addition to paying other obligations of the Company as they become due; (ii) the Company's ability to obtain any necessary financing in the future for completion of the NEON system or other purposes may be impaired; (iii) certain of the future borrowings by the Company may be at variable rates of interest that could cause the Company to be vulnerable to increases in interest rates; (iv) the Company may be more leveraged than its competitors, which may place the Company at a competitive disadvantage; and (v) the Company may be vulnerable to a downturn in its business or the economy generally or to delays in or increases in the cost of constructing the NEON system.

     For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company's pro forma fixed charges would have exceeded the Company's
earnings by $         and $        , respectively. The Company's ability to pay
principal and interest on the Notes and any additional indebtedness it may incur after the Offerings will depend upon its ability to complete and operate the NEON system and its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. There can be no assurance that the NEON system will be completed on time or on budget or that the Company will be able to generate sufficient cash flow to pay its indebtedness and its other obligations as they become due. If the Company is unable to service its indebtedness, the Company will be forced to take actions such as reducing or delaying acquisitions or capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There is no assurance that any of these remedies could be effected on satisfactory terms, if at all, including, whether, and on what terms, the Company could refinance its indebtedness or raise equity capital.

     The Indenture imposes and will impose significant operating and financial restrictions on the Company and its present and future subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur certain indebtedness, pay dividends and make certain other restricted payments, create liens, issue and sell capital stock of subsidiaries, guarantee certain indebtedness, sell assets, or consolidate, merge or transfer all or substantially all of their assets. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in attractive business opportunities.


[D] Priority of Secured Debt

     The Notes will be unsecured and will be effectively subordinated to any future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Indenture will permit the Company or its subsidiaries to incur additional secured indebtedness, including purchase money indebtedness. See "Description of the Notes." In the event of a bankruptcy, liquidation, dissolution, restructuring or similar proceeding with respect to the Company, such assets will be available to satisfy obligations of any such secured debt before any payment can be made on the Notes. In addition, to the extent such assets would not satisfy in full any such secured indebtedness, the holders of such indebtedness will have a claim for any shortfall that is pari passu (or effectively senior if the indebtedness were issued by the subsidiaries) with the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes.

Concentration of Stock Ownership; Potential Conflicts of Interest


     After consummation of the Offerings, Central Maine Power Company and Northeast Utilities will beneficially own or control, in the aggregate, more than 50% of the outstanding Common Stock. As a result of their stock ownership, these stockholders acting together will be able to continue to elect the members of the Board of Directors and decide all matters requiring stockholder approval. See [E]"Principal and Selling Stockholders" [D]"Principal Stockholders."

     The Company has entered into various agreements with CMP and NU, including certain existing ROW agreements for the engineering, design and construction supervision of the NEON system. Certain conflicts may arise between the interests of CMP and NU and other securityholders of the Company. Pursuant to such agreements, CMP and NU may have monetary claims from time to time against the Company. See "Business--Right-of-Way Agreements" and "Certain Transactions."

     CMP and NU have entered into an agreement dated May 28, 1998, whereby each such party agrees that, following the completion of the Offerings, it will not permit or cause the Company to (i) merge or consolidate, liquidate or dissolve, change its form of organization or sell, lease, exchange or transfer all or substantially all of its assets; or (ii) seek bankruptcy protection or certain other protection from creditors, unless both parties agree. After the closing of the Offerings, this agreement will remain in effect for so long as (a) NU owns at least 10% of the outstanding Common Stock of the Company, fully diluted and (b) the aggregate Common Stock of the Company owned by NU and CMP is at least 331/3% of the outstanding Common Stock of the Company, fully diluted. The Company expects that each of CMP and NU will be major creditors of the Company under their existing ROW agreements. See "Business--Right-of-Way Agreements" and "Description of Capital Stock--Shareholders Agreement."



[E] No Prior Public Market; Possible Volatility of Stock Price

     Prior to the Equity Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price for the Common Stock in the future. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Equity Offering. If a trading market develops, the market price of the Common Stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in the Company's operating results, sales of Common Stock by principal stockholders, developments in the industry, competitive factors, regulatory developments, economic and other external factors, general market conditions and market conditions affecting stocks of telecommunications companies in particular. The stock market in general, and the stocks of telecommunications companies in particular, have in the past experienced extreme volatility in trading prices and volumes that has often been unrelated to operating performance. Such market volatility may have a significant adverse affect on the market price and marketability of the Common Stock. See "Underwriting."


[E] Absence of Dividends

     The Company anticipates that all of its earnings in the foreseeable future will be retained to finance the continued growth and expansion of its business and has no current intention to pay cash dividends on its Common Stock. See "Dividend Policy."


[E] Shares Eligible for Future Sale


     Upon consummation of the Equity Offering,    shares of Common Stock will
be outstanding (   shares if the Underwriters' over-allotment option is
exercised in full), of which    shares will be freely tradeable (   shares if
the Underwriters' over-allotment option is exercised in full). Of the
remaining shares,    shares are held by MaineCom and Mode 1 who, together with
the Company and its officers and directors, have entered into an agreement not to sell, contract to sell, or otherwise dispose of, any shares of Common Stock without the consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus (the "Lock-Up Agreement"). Upon expiration of such agreements, such shares will be eligible for sale in the public markets in accordance with Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). At April 30, 1998, there were
outstanding stock options to purchase a total of       shares of Common Stock,
of which options for       shares will be exercisable upon consummation of the
Equity Offering. The shares issued upon exercise of these options will be potentially eligible for public sale 90 days after the date of this Prospectus pursuant to Rule 701 under the Securities Act. All holders of such options, however, have signed Lock-Up Agreements. Except as limited by the Lock-Up Agreements and by Rule 144 volume limitations applicable to affiliates, shares issued upon the exercise of stock options generally are available for sale in the open market. Future sales of significant amounts of Common Stock in the public market after the Equity Offering, could adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale."


[E] Immediate and Substantial Dilution

     Investors purchasing Common Stock in the Equity Offering will experience immediate and substantial dilution in the net tangible book value of their
shares. Assuming an initial public offering price of $     per share
(representing the midpoint of the estimated price range), dilution to new
investors would be $     per share. Additional dilution will occur upon
exercise of outstanding stock options. If the Company seeks additional capital in the future, the issuance of shares or securities convertible into shares of Common Stock to obtain such capital may lead to further dilution. See "Dilution."


[E] Antitakeover Effect of Certain Charter Provisions.

     The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, which could have an adverse impact on the market price of the Common Stock. The Company has no present plans to issue shares of Preferred Stock. Further, certain provisions of the Company's charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. The Company is subject to the anti-takeover provision of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."


[D] Consequences of Original Issue Discount on Notes

     The Notes will be issued at a substantial discount from their principal amount. Consequently, purchasers of the Notes generally will be required to include amounts in gross income for federal tax purposes in advance of receipt of the cash payments to which the income is attributable, and generally no cash
payments of interest will be made until      , 2004. See "Certain United States
Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to purchasers of the Notes.

     If a bankruptcy proceeding is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes may be limited to an amount equal to the sum of (i) the initial offering price for the Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the commencement of any such bankruptcy proceeding would constitute "unmatured interest."

[D] Purchase of Notes Upon Change of Control

     Upon a Change of Control, the Company must offer to purchase all outstanding Notes at 101% of the Accreted Amount thereof, plus accrued and unpaid interest to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required purchases of Notes tendered. See "Description of the Notes--Change of Control."


[D] Absence of Trading Market for the Notes

     The Notes constitute a new issue of securities, have no established trading market and may not be widely held. Although the Underwriters have informed the Company that they currently intend to make a market in the Notes as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue market making at any time without notice. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in The Nasdaq Stock Market, Inc., and there can be no assurance as to the development of any market or the liquidity of any market that may develop for the Notes. If such a market does develop, the price of the Notes may fluctuate and liquidity may be limited. If such a market does not develop, purchasers may be unable to resell the Notes for an extended period of time, if at all.


     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Notes.



                              [D] EQUITY OFFERING

     Concurrently with the Debt Offering, the Company and certain selling stockholders of the Company (the "Selling Stockholders") are offering shares of Common Stock to the public in the Equity Offering. In addition, as part of the Equity Offering the Company and the Selling Stockholders have
granted the underwriters thereof an option to purchase up to       additional
shares of Common Stock to cover over-allotments, if any. The closing of the Debt Offering is conditioned upon the closing of the Equity Offering, and the closing of the Equity Offering is conditioned upon the closing of the Debt Offering.


                               [E] DEBT OFFERING

     Concurrently with the Equity Offering, the Company is offering its   %
Senior Discount Notes Due 2008 to the public in the Debt Offering for gross
proceeds of $        million. The indenture under which the Notes will be
issued will contain certain covenants that, among other things, will limit (i) the incurrence of additional Indebtedness by the Company and its Restricted Subsidiaries (as defined), (ii) the payment of dividends and other restricted payments by the Company and its Restricted Subsidiaries, (iii) the creation of restrictions on distributions from Restricted Subsidiaries, (iv) asset sales,
(v) transactions with affiliates, (vi) sales or issuances of Restricted Subsidiary capital stock, (vii) the incurrence of liens and the entering into of sale/leaseback transactions and (viii) mergers and consolidations. The closing of the Equity Offering is conditioned upon the closing of the Debt Offering, and the closing of the Debt Offering is conditioned upon the closing of the Equity Offering. See "Description of Certain Indebtedness."

                                USE OF PROCEEDS

     [E] The net proceeds to the Company from the Equity Offering are estimated
to be approximately $     million ($     million if the Underwriters'
over-allotment option is exercised in full), assuming an initial public
offering price of $      per share, the midpoint of the estimated price range,
and after deducting the estimated underwriting discount and offering expenses. The Company will not receive any of the proceeds from the sale of shares of Common Stock sold by the Selling Stockholders in the Equity Offering. The net proceeds to the Company from the Debt Offering are estimated to be
approximately $     million, after deducting the estimated underwriting
discount and offering expenses. Pending the foregoing uses, the net proceeds of the Offerings will be invested in short-term, investment-grade securities.

     [D] The net proceeds to the Company from the Debt Offering are estimated
to be approximately $     million after deducting the estimated underwriting
discount and offering expenses and the net proceeds to the Company from the
Equity Offering are estimated to be approximately $     million ($    million
if the underwriters' over-allotment option is exercised in full), assuming an
initial public offering price of $      per share and after deducting the
estimated underwriting discount and offering expenses. Pending the foregoing uses, the net proceeds of the Offerings will be invested in short-term, investment-grade securities.


     The Company intends to use the net proceeds of the Offerings, estimated to
be $          , for capital expenditures associated with the continued
construction and expansion of the NEON system, to repay certain indebtedness and for working capital and general corporate purposes. Such indebtedness to be
repaid includes approximately $           of principal plus accrued interest
under the Company's Construction Loan Agreement with CMP (the "CMP Loan
Agreement") and approximately $       of principal and prepayment premium plus
accrued interest under the Company's Construction Loan Agreement with Peoples Heritage Savings Bank (the "Peoples Loan Agreement"). Indebtedness under the CMP Loan Agreement and the Peoples Loan Agreement bears interest at an annual rate of LIBOR plus 3% and an annual rate of 9.25%, respectively, and matures in 2002 and 2007, respectively.



                              [E] DIVIDEND POLICY

     The Company intends to retain future earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of dividends is within the discretion of the Company's Board of Directors and will be dependent upon, among other factors, the Company's results of operations, financial condition and capital requirements, restrictions imposed by the Company's financing arrangements and legal requirements.

     The terms of the Notes will restrict the Company's ability to pay cash dividends on its Common Stock. See "Description of Certain Indebtedness."

                                 [E] DILUTION

     At March 31, 1998, after giving effect to the Reorganization, the Company
had a net tangible book value of approximately $10,870,000 or $     per share
of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding, after giving effect to the Preferred Stock Conversion and the Stock Split. After giving effect to the sale of shares of Common Stock offered by the Company hereby at an assumed initial public offering price of
$     per share (the mid-point of the estimated price range) and after deducting the estimated underwriting discount and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March
31, 1998 would have been approximately $     or $     per share. This
represents an immediate increase in net tangible book value of $     per share
to the existing stockholders and an immediate dilution of $     per share to
new investors. The following table illustrates this per share dilution:



       Assumed initial public offering price ...........................             $
        Net tangible book value as of March 31, 1998 ...................  $
        Increase attributable to net proceeds to the
          Company of the Equity Offering ...............................
       Pro forma net tangible book value after the Equity Offering .....
       Dilution to new investors .......................................             $
                                                                                     ==========

     The following table summarizes on a pro forma basis, as of March 31, 1998, the differences between existing stockholders and new investors in the Equity Offering (at an assumed initial public offering price of $ per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:



                                          Shares Purchased      Total Consideration
                                        --------------------   ----------------------
                                                                                         Average Price
                                         Number     Percent      Amount      Percent       per Share
                                        --------   ---------   ----------   ---------   --------------
Existing stockholders(1)(2) .........                   %       $                   %       $
New investors(2) ....................
  Total .............................                100%       $               100%
                                                     ===        =========       ===

---------------------
(1) Excludes options outstanding as of March 31, 1998 to purchase       shares
    of Common Stock with an exercise price of $     per share and warrants
    outstanding as of March 31, 1998 to purchase       shares of Common Stock
    with an exercise price of $     per share. See "Capitalization,"
    "Management--1998 Stock Incentive Plan" and the Notes to Consolidated Financial Statements of the Company included elsewhere in this Prospectus. To the extent these options and warrants are exercised, there will be further dilution to the new investors.

(2) Sales by the Selling Stockholders in the Equity Offering will reduce the
    number of shares held by existing stockholders to      , or approximately
      % of the total number of shares of Common Stock outstanding after the
    Equity Offering (or       shares and approximately   % if the Underwriters
    over-allotment option is exercised in full), and will increase the number
    of shares held by new investors to      , or approximately   % of the
    total number of shares of Common Stock outstanding after the Equity
    Offering (or       shares and approximately   % if the Underwriters
    over-allotment option is exercised in full).

                                CAPITALIZATION


     The following table sets forth the cash and cash equivalents and capitalization of the Company as of March 31, 1998 (i) on an actual basis, (ii) on an as adjusted basis after giving effect to the Reorganization and (iii) on a pro forma as adjusted basis reflecting in addition (A) the conversion of the
Company's Preferred Stock into an aggregate of       shares of Common Stock
upon the closing of the Offerings, (B) a       for       stock split of the
Company's Common Stock and (C) the Offerings and the application of the estimated net proceeds therefrom (assuming, in the case of the Equity Offering,
an initial public offering price of $     per share).





                                                                     As of March 31, 1998
                                                       ------------------------------------------------
                                                                                             Pro Forma
                                                            Actual         As Adjusted      As Adjusted
                                                       ---------------   ---------------   ------------
Cash and cash equivalents ..........................    $  1,232,254      $  1,232,254     $
                                                        ============      ============     ==========
Short-term borrowings ..............................    $  1,949,936      $  1,949,936     $
Note payable to related party ......................       3,975,000         3,975,000
Long-term debt (less current portion) ..............          37,641            37,641
  % Senior Discount Notes Due 2008 .................              --                --
                                                        ------------      ------------
    Total debt .....................................       5,962,577         5,962,577
                                                        ------------      ------------
Minority interest (1) ..............................       5,024,288                --             --
                                                        ------------      ------------     ----------
Stockholders' equity:
 Preferred stock (no shares authorized, issued or
   outstanding, actual; 2,000,000 shares authorized
   and no shares issued or outstanding, as adjusted
   and pro forma as adjusted) ......................              --                --             --
 Series A convertible preferred stock (200,000 and
   277,960 shares authorized and 78,324 and
   277,960 shares issued and outstanding, actual and
   as adjusted, respectively) (2)(3) ...............           3,916             2,779             --
 Series B convertible preferred stock (4,500,000 and
   4,498,371 shares authorized and 962,734 and
   4,498,371 issued and outstanding, actual and as
   adjusted, respectively) (1)(2) ..................          48,137            44,984             --
 Common stock (4,000,000, 30,000,000 and
   30,000,000 shares authorized and 113,931,
   113,931 and       shares issued and
   outstanding, actual, as adjusted and pro forma
   as adjusted, respectively) (2)(4) ...............           5,696             1,139
 Warrants (1)(5) ...................................         541,431             8,595             --
 Additional paid-in capital (2)(5)(6) ..............      11,772,725        65,431,296
 Accumulated deficit ...............................      (2,817,999)       (2,817,999)
                                                        ------------      ------------
    Total stockholders' equity .....................       9,553,906        62,670,794
                                                        ------------      ------------
      Total capitalization .........................    $ 20,540,771      $ 68,633,371     $
                                                        ============      ============     ==========



---------------------
(See footnotes on the following page)

(1) In connection with the Reorganization, the minority interests in the Company's subsidiaries were exchanged for Series B convertible preferred stock, resulting in the elimination of any minority interest and an increase of 3,535,637 shares of Series B convertible preferred stock, of which 144,172 shares arose from CMP's exercise of a warrant.


(2) In connection with the Reorganization, the par value of the Series A convertible preferred stock, Series B convertible preferred stock and common stock was reduced from $0.05 to $0.01 per share, resulting in a reduction in stated capital of $3,133, $38,509 and $4,557 in Series A convertible preferred stock, Series B convertible preferred stock and common stock, respectively, and a corresponding increase in additional paid-in capital of $46,199.


(3) In connection with the Reorganization, the conversion rate on the Series A convertible preferred stock was reduced to a 1 : 1 ratio and 199,636 additional shares of Series A convertible preferred stock were issued to adjust for such reduction.

(4) Excludes (i) shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1998 with an exercise price of $
    per share, (ii) an additional         shares of Common Stock reserved for
    future issuance under the Company's 1998 Stock Incentive Plan, and (iii)
            shares of Common Stock issuable upon the exercise of warrants
    outstanding as of March 31, 1998 with an exercise price of $     per
    share.


(5) The exercise of the CMP warrant resulted in an increase in additional paid-in capital of $531,394, which represents the difference between the actual book value of the warrant and the new par value of Series B convertible preferred stock arising upon exercise of the warrant.


(6) In connection with the Reorganization, the Company recorded an intangible asset of $48,092,600 to reflect the Company's acquisition of NU's minority interest in subsidiaries (NECOM LLC and FiveCom LLC), in accordance with AICPA Accounting Interpretation 39 to APB Opinion No. 16, Business Combinations (AIN-39).

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected consolidated financial and operating data presented below for each of the years in the three-year period ended December 31, 1997 and as of December 31, 1996 and 1997 have been derived from the Consolidated Financial Statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data for each of the years in the two-year period ended December 31, 1994 and for each of the three-month periods ended March 31, 1997 and 1998 and as of December 31, 1993, 1994 and 1995, and March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the Consolidated Financial Statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods and as of such dates. The results for the three-months ended March 31, 1998 are not necessarily indicative of the operating results to be expected for the entire year. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.



                                                                             Year Ended December 31,
                                                     -----------------------------------------------------------------------
                                                         1993         1994          1995           1996          1997(1)
                                                     ----------- ------------- ------------- --------------- ---------------
Statement of Operations Data:
 Revenues ..........................................  $287,894    $  326,581    $   42,598    $      13,773   $     394,704
 Operating expenses ................................   291,551       589,250       487,159        1,185,595       2,693,037
 Loss from operations ..............................    (3,657)     (262,669)     (444,561)      (1,171,822)     (2,298,333)
 Interest income (expense), net ....................        --        59,959       (42,401)        (125,838)         (2,893)
 Minority interest .................................        --            --            --          353,222       1,080,200
 Provision for (benefit from) income taxes .........        --            --            --           16,000        (261,000)
 Net loss ..........................................    (3,657)     (202,710)     (486,962)        (708,762)       (960,026)
 Basic and diluted loss per share ..................    (17.25)        (6.20)        (4.28)           (6.22)          (8.43)
 Basic and diluted weighted average shares
  outstanding ......................................       212        32,698       113,831          113,894         113,931
Other Financial Data:
 EBITDA(2) .........................................  $ (2,460)   $ (250,032)   $ (420,386)   $    (794,432)  $    (665,271)
 Capital expenditures ..............................     1,579        26,179     4,596,901        6,711,082       5,609,459
 Ratio of earnings to fixed charges(3) .............        --            --            --               --              --



                                                         Three Months Ended
                                                              March 31,
                                                     ---------------------------
                                                          1997        1998(1)
                                                     ------------- -------------
Statement of Operations Data:
 Revenues ..........................................  $       --    $   151,363
 Operating expenses ................................     345,620        774,521
 Loss from operations ..............................    (345,620)      (623,158)
 Interest income (expense), net ....................      56,638        (61,494)
 Minority interest .................................     137,620        314,498
 Provision for (benefit from) income taxes .........     (33,000)       (77,000)
 Net loss ..........................................    (118,362)      (293,154)
 Basic and diluted loss per share ..................       (1.04)         (2.57)
 Basic and diluted weighted average shares
  outstanding ......................................     113,931        113,931
Other Financial Data:
 EBITDA(2) .........................................  $ (178,121)   $    (6,647)
 Capital expenditures ..............................   3,978,512      3,297,062
 Ratio of earnings to fixed charges(3) .............          --             --




                                                           As of December 31,
                               --------------------------------------------------------------------------
                                   1993          1994           1995            1996           1997
                               ------------ ------------- ---------------- ------------- ----------------
Balance Sheet Data:
 Working capital .............   $ (9,165)   $  (29,141)    $ (4,526,664)  $3,209,234      $ (3,463,011)
 Total assets ................     63,612       165,081        4,774,827   16,369,663        23,461,000
 Note payable to related
 party .......................      5,000            --               --           --         2,100,000
 Long-term debt, including
 current maturities ..........         --       348,198          932,713      927,021         2,118,905
 Total liabilities ...........     23,213       478,332        5,574,589    2,332,963         8,275,154
 Minority interest ...........         --            --               --    6,312,554         5,338,786
 Stockholders equity (deficit)     40,399      (313,251)        (799,762)   7,724,146         9,847,060



                                     As of December 31,                                  As of March 31, 1998
                               ------------------------------               ----------------------------------------------
                                                  Pro Forma                                       Pro Forma
                                      As              As                              As             As
                                  Adjusted(4)    Adjusted(5)       Actual         Adjusted(4)    Adjusted(5)
                               ---------------- ------------- ---------------- ---------------- ------------
Balance Sheet Data:
 Working capital .............   $ (3,463,011)  $               $ (5,500,383)    $ (5,500,383)     $
 Total assets ................     76,577,888                     26,056,672       79,300,560
 Note payable to related
 party .......................      2,100,000                      3,975,000        3,975,000
 Long-term debt, including
 current maturities ..........      2,118,905                      1,987,577        1,987,577
 Total liabilities ...........      8,275,154                     11,605,478       11,605,478
 Minority interest ...........             --                      5,024,288               --
 Stockholders equity (deficit)     68,302,734                      9,553,906       62,670,794


---------------------

(1) If the Reorganization had occurred as of January 1, 1997, the pro forma impact on the Company's Statement of Operations for the year ended December 31, 1997 would reflect depreciation and amortization of
    $1,603,087, a net loss of $(2,563,113) and a loss per share of $       ,
    after giving effect to the Stock Split. The pro forma impact on the Company's Statement of Operations for the quarter ended March 31, 1998 would reflect depreciation and amortization of $400,772, a net loss of
    $(693,926) and a loss per share of $     , after giving effect to the
    Stock Split.

(2) EBITDA is defined herein as net loss before interest income (expense), loan commitment fees, provision for (benefit from) income taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare a company's operating performance and to determine a company's ability to incur and service debt. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected consolidated financial and operating data presented below for each of the years in the three-year period ended December 31, 1997 and as of December 31, 1996 and 1997 have been derived from the Consolidated Financial Statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data for each of the years in the two-year period ended December 31, 1994 and for each of the three-month periods ended March 31, 1997 and 1998 and as of December 31, 1993, 1994 and 1995, and March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the Consolidated Financial Statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods and as of such dates. The results for the three-months ended March 31, 1998 are not necessarily indicative of the operating results to be expected for the entire year. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.



                                                                             Year Ended December 31,
                                                     -----------------------------------------------------------------------
                                                         1993         1994          1995           1996          1997(1)
                                                     ----------- ------------- ------------- --------------- ---------------
Statement of Operations Data:
 Revenues ..........................................  $287,894    $  326,581    $   42,598    $      13,773   $     394,704
 Operating expenses ................................   291,551       589,250       487,159        1,185,595       2,693,037
 Loss from operations ..............................    (3,657)     (262,669)     (444,561)      (1,171,822)     (2,298,333)
 Interest income (expense), net ....................        --        59,959       (42,401)        (125,838)         (2,893)
 Minority interest .................................        --            --            --          353,222       1,080,200
 Provision for (benefit from) income taxes .........        --            --            --           16,000        (261,000)
 Net loss ..........................................    (3,657)     (202,710)     (486,962)        (708,762)       (960,026)
 Basic and diluted loss per share ..................    (17.25)        (6.20)        (4.28)           (6.22)          (8.43)
 Basic and diluted weighted average shares
  outstanding ......................................       212        32,698       113,831          113,894         113,931
Other Financial Data:
 EBITDA(2) .........................................  $ (2,460)   $ (250,032)   $ (420,386)   $    (794,432)  $    (665,271)
 Capital expenditures ..............................     1,579        26,179     4,596,901        6,711,082       5,609,459
 Ratio of earnings to fixed charges(3) .............        --            --            --               --              --



                                                         Three Months Ended
                                                              March 31,
                                                     ---------------------------
                                                          1997        1998(1)
                                                     ------------- -------------
Statement of Operations Data:
 Revenues ..........................................  $       --    $   151,363
 Operating expenses ................................     345,620        774,521
 Loss from operations ..............................    (345,620)      (623,158)
 Interest income (expense), net ....................      56,638        (61,494)
 Minority interest .................................     137,620        314,498
 Provision for (benefit from) income taxes .........     (33,000)       (77,000)
 Net loss ..........................................    (118,362)      (293,154)
 Basic and diluted loss per share ..................       (1.04)         (2.57)
 Basic and diluted weighted average shares
  outstanding ......................................     113,931        113,931
Other Financial Data:
 EBITDA(2) .........................................  $ (178,121)   $    (6,647)
 Capital expenditures ..............................   3,978,512      3,297,062
 Ratio of earnings to fixed charges(3) .............          --             --




                                                           As of December 31,
                               --------------------------------------------------------------------------
                                   1993          1994           1995            1996           1997
                               ------------ ------------- ---------------- ------------- ----------------
Balance Sheet Data:
 Working capital .............   $ (9,165)   $  (29,141)    $ (4,526,664)  $3,209,234      $ (1,989,606)
 Total assets ................     63,612       165,081        4,774,827   16,369,663        23,461,000
 Note payable to related
 party .......................      5,000            --               --           --         2,100,000
 Long-term debt, including
 current maturities ..........         --       348,198          932,713      927,021         2,118,905
 Total liabilities ...........     23,213       478,332        5,574,589    2,332,963         8,275,154
 Minority interest ...........         --            --               --    6,312,554         5,338,786
 Stockholders equity (deficit)     40,399      (313,251)        (799,762)   7,724,146         9,847,060



                                     As of December 31,                    As of March 31, 1998
                               ------------------------------ ----------------------------------------------
                                                  Pro Forma                                       Pro Forma
                                      As              As                              As             As
                                  Adjusted(4)    Adjusted(5)       Actual         Adjusted(4)    Adjusted(5)
                               ---------------- ------------- ---------------- ---------------- ------------
Balance Sheet Data:
 Working capital .............   $ (1,989,606)  $               $ (3,949,848)    $ (3,949,848)     $
 Total assets ................     76,577,888                     26,056,672       79,300,560
 Note payable to related
 party .......................      2,100,000                      3,975,000        3,975,000
 Long-term debt, including
 current maturities ..........      2,118,905                      1,987,577        1,987,577
 Total liabilities ...........      8,275,154                     11,605,478       11,605,478
 Minority interest ...........             --                      5,024,288               --
 Stockholders equity (deficit)     68,302,734                      9,553,906       62,670,794


---------------------

(1) If the Reorganization had occurred as of January 1, 1997, the pro forma impact on the Company's Statement of Operations for the year ended December 31, 1997 would reflect depreciation and amortization of
    $1,603,087, a net loss of $(2,563,113) and a loss per share of $       ,
    after giving effect to the Stock Split. The pro forma impact on the Company's Statement of Operations for the quarter ended March 31, 1998 would reflect depreciation and amortization of $400,772, a net loss of
    $(693,926) and a loss per share of $     , after giving effect to the
    Stock Split.

(2) EBITDA is defined herein as net loss before interest income (expense), loan commitment fees, provision for (benefit from) income taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare a company's operating performance and to determine a company's ability to incur and service debt. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(3) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income tax benefit, plus fixed charges, excluding capitalized interest; and (ii) fixed charges consist of interest expenses and capitalized interest, plus amortization of deferred financing costs. For the years ended December 31, 1993, 1994, 1995, 1996, and 1997 and for the three months ended March 31, 1997 and 1998, the Company's earnings were insufficient to cover fixed charges by approximately $(3,657), $(175,439), $(431,579), $(1,206,438), $(3,123,787), $(376,612)
    and $(878,731), respectively. For the year ended December 31, 1997 and for the three months ended March 31, 1998, on a pro forma basis after giving effect to the Debt Offering, as if it had occurred at the beginning of these periods, the Company's earnings would have been insufficient to
    cover fixed charges by approximately $        and $      , respectively.
(4) Adjusted to give effect to the Reorganization. In connection with the Reorganization, the Company recorded an intangible asset of $48,092,600 to reflect the Company's acquisition of NU's minority interest in subsidiaries (NECOM LLC and FiveCom LLC), in accordance with AICPA Accounting Interpretation 39 to APB Opinion No. 16, Business Combinations (AIN-39).
(5) Pro forma and adjusted to give effect to (i) the Offerings and the application of the estimated net proceeds therefrom based on an assumed
    initial public offering price of $     per share and (ii) the
    Reorganization. The Pro forma net loss would have been $         for 1997
    and $        for the first quarter of 1998 reflecting the additional
    interest expense from the issuance of the __% Senior Discount Notes Due 2008 as if such issuance had occurred at the beginning of these periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The discussion contains certain trend analysis and other statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only projections and that actual results or events may differ materially. In evaluating such statements, prospective investors should consider the risk factors identified in this Prospectus, particularly the matters set forth under the caption "Risk Factors", which could cause actual results to differ materially from those indicated by such forward-looking statements.


Overview

     The Company is a facilities-based provider of technologically advanced, high bandwidth, fiber optic transmission capacity for communications carriers on local loop, inter-city and interstate facilities. The Company is currently expanding its fiber optic network, the NEON system, to encompass approximately 1,000 route miles, or approximately 80,000 fiber miles, concentrated in the northeastern United States, including New York and New England (the "Northeast").

     The Company has already completed and currently operates fiber optic routes from Hartford, Connecticut to Springfield, Massachusetts and from Nashua, New Hampshire to Portland, Maine, totaling approximately 212 route miles, or approximately 13,700 fiber miles. The Company is currently engineering or constructing additional routes in New York, Connecticut, Massachusetts and New Hampshire to create a continuous fiber optic link between White Plains, New York and Portland, Maine with access into and around Boston, Massachusetts and numerous other major cities in the Northeast. These additional routes are expected to be substantially completed in 1998 and will add approximately 380 route miles, or approximately 30,800 fiber miles, to the NEON system. The Company is also planning to complete further expansion routes in 1999 connecting New York City, Providence and other metropolitan areas to the NEON system. The completion of routes under construction and currently planned will enable the NEON system to connect more than 540 cities and towns in six states and pass more than 200 points-of-presence ("POPs"), tandem switches and central offices, which the Company believes serve over 18 million people and over 470,000 businesses.


     The Company generates revenue through the leasing of capacity on its network and through the provision of services consisting principally of design and installation work. The Company generally receives fixed monthly payments from its customers for the leasing of capacity on its network and recognizes revenues ratably over the term of the applicable customer agreement. Other service revenues are recognized as services are performed.

     Prior to the Reorganization, the Company held interests in its majority-owned or controlled subsidiaries, FiveCom LLC, FiveCom of Maine LLC and NECOM LLC. See "Business--Reorganization." The interests of the minority owners of these subsidiaries are reflected on the Company's balance sheet as minority interest in consolidated subsidiaries. As a result of the Reorganization, such minority owners became stockholders of the Company, and the value of the stock of the Company received by them over the tangible book value of their minority interests was reflected as goodwill.


     Prior to the Offerings, the Company was included in CMP's consolidated federal income tax return pursuant to the terms of a tax-sharing arrangement entered into in 1996. The benefit from income taxes represents refundable income taxes from CMP as a result of this tax sharing arrangement. The Company has no net operating loss carryforwards as a result of this tax sharing arrangement.


Results Of Operations

     The Company did not generate significant revenues until the last half of 1997. Revenues through the second quarter of 1997 consisted primarily of service fees from one customer. The Company began recognizing revenues under recurring lease arrangements in the third quarter of 1997.


Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1997

     Revenues for the first quarter of 1998 were $151,363, compared to no revenue in the first quarter of 1997. Revenues in 1998 were generated by recurring lease services to customers, which commenced during the second half of 1997.

     Total cost of sales for the first quarter of 1998 were $247,386, an increase of 128% over the $108,358 recorded in the first quarter of 1997. The increase was associated with right-of-way fees and property taxes incurred in connection with the expansion of the NEON system.

     Selling, general and administrative expenses increased to $225,122 in first quarter of 1998 from $207,383 in the first quarter of 1997, a 9% increase. This increase resulted primarily from higher legal fees.

     Depreciation and amortization expense was $302,013 in the first quarter of 1998 as compared to $29,879 in the first quarter of 1997. The increase resulted from higher depreciation expenses, resulting from portions of the NEON system being placed into service at the end of the second quarter of 1997.

     Interest income decreased in the first quarter of 1998 to $30,322 compared to $56,638 in the first quarter of 1997. The decline was due primarily to a decrease in cash balances as cash was used to fund construction of the NEON system.

     Interest expense (including the amortization of financing costs) increased in the first quarter of 1998 to $91,816 from no interest expense in the first quarter of 1997. The increase resulted from a reduction in the amount of interest capitalized as the NEON system was placed into service.

     Minority interest increased in the first quarter of 1998 to $314,498 from $186,478 in the first quarter of 1997. The increase resulted in a rise in the proportionate share of the net losses of subsidiaries.

     Benefit from income taxes increased in the first quarter of 1998 to $77,000 from $33,000 in the first quarter of 1997. The benefit related to refundable income taxes in 1997 resulting from the Company's tax sharing arrangement with CMP.


     A net loss of $293,154 was recorded in the first quarter of 1998 versus a net loss of $118,362 in the first quarter of 1997. The increase in net loss is primarily attributable to the factors discussed above.



Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     During the years ended December 31, 1997 and 1996, the Company was continuing in its development stage and did not generate significant revenues until the last half of 1997, when customers began using the NEON system.

     Revenues for 1997 were $394,704 as compared to 1996 revenues of $13,773. The revenue increase was generated primarily from services to customers during the last half of 1997 as the NEON system was placed in service and contracts with carriers commenced.

     Cost of sales for 1997 were $1,137,943 as compared to $260,619 in 1996. The increase resulted primarily from right-of-way fees and property taxes incurred in connection with the expansion of the NEON system.

     Selling, general and administrative expenses increased to $1,002,232 in 1997 from $900,808 in 1996, an 11% increase. This increase resulted primarily from increased professional fees and salaries and benefits caused by increased business activities and growth within the Company.

     Depreciation and amortization expense was $552,862 in 1997 as compared to $24,168 in 1996. The increase resulted from the recognition of depreciation expense resulting from portions of the NEON system being placed into service at the end of the second quarter of 1997.

     Interest income of $138,918 was recorded in 1997 as compared to $201,473 in 1996. The decline was due primarily to a decrease in cash balances as cash was used to fund construction of the NEON system.

     Interest expense (including the amortization of financing costs) increased in 1997 to $141,811 from $75,635 in 1996. The increase reflects additional debt incurred in 1997 to finance construction of the NEON system and to fund operations of the Company.

     Minority interest increased in 1997 to $1,080,200 from $353,222 in 1996. The increase resulted from an increase in the proportionate share of net losses of subsidiaries.

     Provision (benefit) for income taxes decreased in 1997 to $(261,000) from $16,000 in 1996. The decrease relates to the fact that the Company had refundable income taxes in 1997 as a result of its tax sharing arrangement with CMP.

     A net loss of $960,026 was recorded in 1997 compared to a net loss of $708,762 in 1996. The increase in net loss is primarily attributable to the factors discussed above.


Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Revenues decreased to $13,733 for the year ended December 31, 1996 from $42,598 for the year ended December 31, 1995. The decrease resulted from the reduced need for services from the Company's sole customer. Revenue was generated primarily from service fees to one customer.

     Cost of sales for 1996 were $260,619, an increase of 150% versus $104,223 in 1995. The increase was associated with an increase in right-of-way fees.

     Selling, general and administrative expenses increased to $900,808 in 1996 from $358,761 in 1995, a 151% increase. The increase resulted primarily from higher professional fees, increased start-up activities within the Company and increased staffing to accommodate the Company's anticipated growth.

     Depreciation and amortization amounted to $24,168 for the year ended December 31, 1996 compared to $24,175 for the year ended December 31, 1995.


     Interest income of $201,473 was recorded in 1996 as compared to no interest income in 1995. The interest income increased in 1996 due primarily to an increase in cash balances as a result of the timing of cash requirements to fund construction of the fiber optic network compared to borrowings.


     Interest expense (including the amortization of financing costs) increased to $75,635 during 1996 from $42,401 during 1995. This increase was a result of additional debt incurred in 1996 to finance construction of the NEON system and to fund the operations of the Company.

     Minority interest increased in 1996 to $353,222 from no minority interest in 1995. Minority interest reflects the portion of the net loss related to the minority interest investment in the Company's subsidiaries in 1996.

     A net loss of $708,762 was recorded in 1996 compared to a net loss of $486,962 in 1995, representing an increase of $221,800. The increase in net loss is attributable to the factors discussed above.


Liquidity and Capital Resources


     The Company has funded the construction of the NEON system and operations primarily from equity investments from CMP and NU, and borrowings under a $30 million construction loan agreement with CMP, a $1.6 million construction loan from Peoples Heritage Savings Bank and $1.5 million of lease financing from Applied Telecommunications Technologies, Inc.


     Net cash generated from (used in) operating activities was $657,881 for the three months ended March 31, 1998, $(553,427) for the year ended December 31, 1997, $37,460 for the year ended December 31, 1996 and $(413,196) for the year ended December 31, 1995. Net cash generated for the three months ended March 31, 1998 was due primarily to a payment advanced by a customer and increased vendor payables. Net cash used in operating activities during 1997 resulted primarily from an increase in restricted cash. Net cash generated by operating activities during 1996 was primarily from an increase in vendor payables offset by net operating losses. Net cash used in operating activities in 1995 resulted primarily from increases in prepayment and net operating losses.

     Cash flow from financing activities was $1,429,174 in the three months ended March 31, 1998, $4,868,220 in the year ended December 31, 1997, $14,926,603 in the year ended December 31, 1996 and $1,099,870 in the year ended December 31, 1995. In the three months ended March 31, 1998, cash flow from financing activities was generated by borrowings of $1,875,000 under long-term construction loan agreements. In 1997, cash flow from financing activities was generated by proceeds from long term construction loan agreements and proceeds from equity investments, of $3,700,000 and $2,550,104, respectively. In 1996, cash flow from financing activities was generated by the sale of convertible preferred stock to CMP amounting to $10.0 million and the purchase of membership interests by Northeast Utilities amounting to $6,665,776. Cash flow from financing activities during 1995 was generated from lease financing of $1,147,766 from Applied Telecommunications Technologies, Inc.

     Upon completion of the Offerings, the Company expects to repay all remaining outstanding principal and interest under the $30 million construction loan agreement with CMP and the $1.6 million construction loan from

Peoples Heritage Savings Bank. Upon the repayment of the loan from Peoples Heritage Savings Bank, the Company will also be required to pay approximately $115,000 to CMP, representing accrued right-of-way fees that were deferred while such loan was outstanding.

     Cash flow used in investing activities totaled $1,953,253, $8,081,266, $10,020,000 and $776,272 in the three month period ended March 31, 1998, and the one year periods ended December 31, 1997, December 31, 1996 and December 31, 1995, respectively. Cash requirements in all the periods consisted primarily of the cost of construction to build the NEON system.

     The Company anticipates that it will continue to experience negative cash flow as it expands the NEON system, constructs additional networks and markets its services to an expanding customer base. The Company anticipates that its capital expenditures will be approximately $65 million in 1998, relating to the build-out of the NEON system. Cash provided by operations will not be sufficient to fund the expansion and development of the NEON system as currently planned and as a result the Company intends to use cash on hand and the net proceeds of the Offerings to fund this expansion and development. Management believes that the net proceeds of the Offerings will be sufficient to fund the substantial completion of the NEON system as currently planned and its other working capital needs. The expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not significantly exceed current estimates or that the Company will not accelerate its capital expenditures program.


     The Company has completed an assessment of its exposure to the "Year 2000" computer problem. Based on this assessment, the Company believes that no critical software systems of the Company will be impacted by this situation. Systems currently used by the Company are already "Year 2000" compliant. Although the Company believes that it is taking appropriate precautions against disruption of its systems due to the "Year 2000" problem, there can be no assurance that the Company's suppliers and customers will not be adversely affected by the "Year 2000" problem. Nonetheless, the Company believes that the "Year 2000" issue will not have a material impact on the Company's business operations or financial condition.

                                   BUSINESS


General

     The Company is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic transmission capacity for communications carriers on local loop, inter-city and interstate facilities. The Company is currently expanding its fiber optic network, the NEON system, to encompass approximately 1,000 route miles, or approximately 80,000 fiber miles, concentrated in the Northeast. The Company believes that the Northeast, which in 1996 represented a $29.3 billion telephony services market and which has one of the highest population densities and concentrations of businesses, universities, phone lines, personal computers and television sets in the country, is a region characterized by significant and growing demand for broadband communications infrastructure. The Company is constructing the NEON system utilizing primarily electric utility ROWs, which allow the Company to provide secure fiber optic capacity at competitive prices with access to virtually any location where the local utility provides electrical service. The Company is using advanced fiber optic technology in the NEON system, including non-zero dispersion shifted fiber, dense wave division multiplexing optronics and SONET four-fiber ring self-healing technology, to allow the Company's carrier customers to meet the demand for reliable, high-bandwidth voice, data and video transmission capacity in the Northeast. For example, a pair of fiber optic strands on the NEON system can transmit up to approximately 10 gigabits of data per second, or the equivalent of approximately 129,000 simultaneous voice conversations.

     The Company has already completed and currently operates fiber optic routes from Hartford, Connecticut to Springfield, Massachusetts and from Nashua, New Hampshire to Portland, Maine, totaling approximately 212 route miles, or approximately 13,700 fiber miles. The Company is currently engineering or constructing additional routes in New York, Connecticut, Massachusetts and New Hampshire to create a continuous fiber optic link between White Plains, New York and Portland, Maine with access into and around Boston, Massachusetts and numerous other major cities in the Northeast. These additional routes are expected to be substantially completed in 1998 and will add approximately 380 route miles, or approximately 30,800 fiber miles, to the NEON system. The Company is also planning to complete further expansion routes in 1999 connecting New York City, Providence and other metropolitan areas to the NEON system. The completion of routes under construction and currently planned will enable the NEON system to connect more than 540 cities and towns in six states and pass more than 200 POPs, tandem switches and central offices, which the Company believes serve over 18 million people and over 470,000 businesses.


     Commencing in September 1994, the Company entered into a series of ROW agreements with the three principal operating subsidiaries of NU, the largest electric utility service provider in New England, serving over 1.7 million customers in Connecticut, Massachusetts and New Hampshire, to build fiber optic facilities utilizing NU's transmission and distribution infrastructure, including utility towers, poles, underground ducts and urban conduit systems. In January 1997, the Company entered into a similar ROW agreement with CMP, the largest electric utility service provider in Maine, serving over 500,000 customers, to build fiber optic facilities utilizing CMP's transmission and distribution infrastructure. NU and CMP have also financed substantially all of the construction and operations of the NEON system to date and currently beneficially own (prior to the sale of shares in the Equity Offering) 41.37% and 53.53%, respectively, of the Company's capital stock.

     The Company has pursued a strategy of establishing relationships with electric utilities and building the NEON system utilizing primarily electric utility ROWs. The Company believes that the use of such ROWs provides significant advantages, including: (i) potentially ubiquitous inter-city and intra-city coverage in the local electric utility's service territory, including throughout downtown areas and directly into buildings, (ii) use of existing electric transmission infrastructures, including towers, poles, ducts and conduits, to achieve faster, less costly installation, (iii) generally more secure and reliable routes than other ROWs, such as railroad beds, streets and highways, (iv) highly desirable redundant and geographically diverse fiber optic routes for communications carriers and (v) establishment of an extensive ROW network through negotiation with relatively few parties, rather than with numerous parties such as municipalities, transit authorities and governmental agencies.


     The Company currently intends to target only communications carriers as customers, rather than end-users of telecommunications services. The Company believes that this strategy allows it to: (i) maximize the Company's opportunities to sell its capacity regardless of the end-user's selection of a retail provider, (ii) avoid the significant initial and ongoing investment required in selling, marketing and providing services to end-users, (iii) attract carrier customers that may be reluctant to contract with a direct competitor, (iv) generate revenues quickly from carriers that are easily identifiable and require large amounts of fiber optic capacity, and (v) lock in relatively secure long-term revenue streams from customers that are generally more creditworthy than end-users and are likely to make long-term capital commitments in advance of the provision of services. Carrier customers typically lease fiber optic capacity under multi-year contracts with which they enhance or develop their own communications networks as a cost-effective alternative to constructing their own infrastructure or purchasing measured services from other carriers with whom they may compete. Carriers targeted by the Company include a broad range of communications companies such as ILECs, CLECs, IXCs, paging, cellular and PCS companies, cable television companies and ISPs. Currently, the Company has contracts with Brooks Fiber (now owned by WorldCom), Teleport (expected to be acquired by AT&T), MCI (expected to be acquired by WorldCom), Sprint and Global NAPs, Inc., a regional ISP.

     The Company intends to offer its carrier customers leases of both dark fiber (fiber optic transmission lines leased without optronics equipment installed by the Company) and lit fiber (fixed amounts of capacity, such as DS-1, DS-3, OC-3, OC-12, OC-48 and higher, on fiber optic transmission lines that use the Company's optronics equipment) at fixed-cost pricing and over multi-year lease terms. The Company intends to lease approximately one-third of the available fibers in the NEON system as dark fiber and one-third as lit fiber. In addition, the Company plans to reserve approximately one-third of its available fibers for future services that the Company may provide to capitalize on future technological advances or changes that the Company expects to occur in the communications industry. Because of the geographic flexibility and virtual ubiquity of the electric utility ROWs used in construction of the NEON system, the Company expects that it will be able to provide fiber optic connectivity for its carrier customers to and from virtually any location in the NEON service territory, including intra-city local loop facilities, inter-city long-haul or short-haul facilities, or a combination of both.



History of the Company


     The Company was incorporated in 1989 in Massachusetts under the name "FiveCom, Inc." to develop fiber-optic networks in secondary and tertiary markets in the Northeast. Prior to 1994, the Company was the managing general partner of a venture which built a CAP network in Springfield, Massachusetts and also built several small private networks in eastern Massachusetts. In February 1994, the Company sold its interest in the Springfield network to Brooks Fiber. Following this sale, the Company expanded its business strategy to include intra-LATA and long distance facilities using electric utility ROWs and changed its focus to target carrier customers rather than end users. Commencing in September 1994, the Company entered into the NU Agreements, pursuant to which the Company obtained ROWs in the service territories of NU and its subsidiaries. In 1996, the Company raised approximately $16.7 million from private placements of equity securities to MaineCom and Mode 1. In January 1997, the Company entered into the CMP Agreement, under which the Company obtained ROWs in CMP's service territory, and raised an additional $2.6 million from CMP and other investors in a private equity financing. In 1998 the Company was reincorporated in Delaware under the name "NorthEast Optic Network, Inc." See "--Reorganization."



Market Opportunity

     The Company believes that there is a significant demand for high-bandwidth communications services and a limited supply of technologically advanced dark and lit fiber optic facilities in the Northeast to meet such demand. The Company believes the needs of communications carriers for advanced, high-bandwidth voice, data and video transmission capacity will increase over the next several years due to various factors, including:


     Rapid Growth of Communications Traffic. The Company believes that total telephony service revenue in the United States grew by approximately 9% annually from 1992 to 1996, to $222.3 billion. Data traffic service grew by 28% from 1996 to 1997 to $16 billion and is projected to grow by 38% to $22.1 billion in 1998. Much of this growth in data traffic is attributable to increased Internet traffic and its corresponding demands for increased data communications bandwidth. For example, the number of Americans using the Internet is estimated to have grown from fewer than 5 million in 1993 to as many as 62 million by the end of 1997. The Company believes that the growth of communications traffic in the Northeast will be enhanced by the high population density, income and education levels, number of phone lines per household and other favorable demographic characteristics of the region. With its advanced fiber optic transmission capacity, the Company believes that it will be well-positioned to capitalize on this growth.

     Capacity Required by New Entrants. Competition and deregulation are attracting new entrants to the telecommunications market. The 1996 Act allows the RBOCs to enter the long distance business upon meeting certain competitive conditions and also eliminates certain barriers to entry in the local exchange market. The 1996 Act also enables other entities, including entities affiliated with power utilities and ventures between ILECs and cable television companies, to provide a wider range of telecommunications products and services. The Company believes that the deregulation of various telecommunications markets will lead to an increase in the number of telecommunications providers needing fiber optic transmission capacity as more parties choose to compete. The Company believes that many carrier customers will choose to lease fiber optic capacity from facilities providers such as the Company to enhance or develop their own communications networks as a lower-cost alternative to constructing their own infrastructure or purchasing measured services from other carriers. The Company believes that the NEON system will provide a cost-effective alternative in a number of communications industry segments for new market entrants, including ILECs, CLECs, IXCs, wireless companies, cable companies and ISPs.

     Need for Redundant Routing and Geographic Diversity of ROWs. Carriers require redundant paths throughout their networks to provide reliability in the event of an equipment failure, break in one of their fiber lines or other outage. In order to ensure the required redundancy, carriers typically build, swap or lease capacity along fiber routes that do not share a common point of potential failure. In the Northeast, however, there are relatively few pre-assembled ROWs available to support new telecommunications infrastructure and many of the carriers' routes currently run within the same ROWs. As a result, many carriers are unable to establish secure redundant routing. In the event such a common ROW were to be damaged or cut, the consequences would be severe for the carriers and their customers. This lack of geographic diversity of fiber optic routes in the Northeast has created a substantial need for network capacity on new and alternative ROWs, such as those offered by the Company.


     Expected Upgrades to Older Communications Networks. Many of the fiber optic networks currently operated by existing carriers in the Northeast were constructed prior to 1990, using asynchronous, non-SONET ring architecture and using earlier generation fiber that cannot optimally deploy DWDM optronics for high capacity transmission. The Company believes that these carriers will need to improve or replace parts of their networks to complete the SONET ring architecture and also add more high capacity fiber optic transmission lines to remain competitive in the future. In addition, the Company believes that approximately 92% of the RBOCs' networks currently are comprised of copper cable located on antiquated infrastructure. The RBOCs will likely need to replace or upgrade their networks to remain competitive and satisfy their customers' increasing demand for reliable, high-bandwidth capacity in the coming years. The Company believes that carriers with older, more limited networks will seek cost-effective and expedient solutions when faced with the decision to lease, buy or build fiber optic capacity which could result in increased demand for the Company's fiber optic capacity.

     Accommodation of Multimedia and Other New Applications. The Company believes that additional transmission capacity and faster response times will be required to accommodate the needs of multimedia (voice, data and video) and other potential high-bandwidth applications, including the deployment of corporate intranets and wide area networks, and the use of the telecommunications infrastructure for providing cable television and other entertainment services. In addition, the Company's SONET technology and high-bandwidth fiber optic capacity support advanced communications applications, such as Frame Relay, ATM and IP platforms. The Company believes that these capacity-intensive requirements will create significant demand for its high quality, high-bandwidth fiber optic capacity.


     Carriers' Desire for Low-Cost Local and Regional Transport. The Company believes that it has an opportunity to fill the needs of the predominant interstate carriers that are building or have completed their backbone networks to most of the Northeast's key LATAs. Generally, an IXC constructs a network with trunk lines terminating into tandem switches in LATAs. To get from the tandem switch to the end-user, or vice versa, IXCs typically pay to an LEC access and egress charges, which often comprise the largest component of the IXCs' transmission costs. For this reason, IXCs are seeking less costly, alternative local access within LATAs. One alternative for the IXCs is to carry their traffic deeper into the region's telecommunications base and to hand off their traffic at an LEC host switch, which is located much closer to the end-user than the tandem switch, or to terminate their traffic directly at the customer's premises. Similarly, the Company believes that LECs with inter-LATA traffic, including the RBOCs when they are permitted to provide long-distance traffic, desire to minimize the transportation costs imposed by the IXCs and are seeking lower cost, alternative regional transport. The NEON system, which will connect into and around numerous cities and towns in the Northeast, will be able to provide such local access and regional transport.

Business Strategy

     The Company's objective is to become the preferred facilities-based provider of fiber optic network capacity in the Northeast. The following are the key elements of the Company's strategy to achieve this objective:

     Leverage Electric Utility ROWs. The Company is pursuing a strategy of building the NEON system utilizing primarily electric utility ROWs, which the Company believes provide significant competitive advantages compared to alternative ROWs in the Northeast such as railbeds and highways. Using electric utility ROWs, the Company can provide fiber optic connectivity for its carrier customers to and from virtually any location in the utilities' service territory, including throughout downtown areas and directly into buildings. The Company also intends to utilize existing, pre-assembled electric utility transmission infrastructure, including towers, poles, ducts and conduits for faster, less costly installation. In addition, since electric utility ROWs are generally more secure than other ROWs and provide valuable geographic route diversity for carriers, the Company can offer its customers highly reliable primary and redundant network capacity. In addition to the Company's existing ROW agreements with NU and CMP, the Company is currently pursuing additional agreements with other utilities in adjoining territories to expand the Company's network footprint and gain access to further ROWs through negotiation with relatively few parties, rather than numerous municipalities, transit authorities and governmental agencies.

     Target Carrier Customers. The Company intends to target communications carriers as customers, rather than end-users of telecommunications services. This enables the Company to maximize its opportunities to sell its capacity regardless of the end-user's selection of a retail provider and to attract carrier customers that may be reluctant to purchase services from a direct competitor that serves the same retail market. Carrier customers are also easily identifiable, which allows the Company to focus its sales and marketing and customer services efforts and avoid the significant initial and ongoing investment required to attract and retain numerous retail customers. In addition, the Company believes that it can generate revenues more quickly from carrier customers, which are generally more creditworthy than end-users, require large amounts of fiber optic capacity and are more likely to make long-term capital commitments in advance of the provision of services. To date, the Company has entered into contracts with five carriers, including Brooks Fiber/WorldCom, Teleport/AT&T, MCI/WorldCom, Sprint and Global NAPs, Inc., a regional ISP.


     Reduce Construction and Operating Costs. The Company is reducing the construction and operating costs of the NEON system in order to offer its customers competitive prices while maximizing its operating margins and return on investment. The Company is using primarily pre-assembled electric utility transmission and distribution infrastructure, including towers, poles, ducts and conduits, in the construction of the NEON system, which reduces the need to obtain local permits, conduct surveys, cut tracks, install conduits and ducts and erect towers and poles prior to installation. In addition, the Company's electric utility ROWs typically provide easy and safe access to the fiber cable for low cost maintenance and repair. The Company is also installing high fiber count cable in the NEON system--64 to 96 fiber optic strands per cable in the routes currently under construction and up to 144 to 432 fiber optic strands on future installations, depending on the anticipated demand for a particular route and the Company's ROW agreements. This high fiber count reduces the Company's fiber cost per mile and provides reserve capacity, which will reduce the cost of providing additional services in the future. The Company's newly-constructed network also provides significant operating and maintenance cost advantages because of the high quality, advanced fiber optic technology utilized by the NEON system.

     Establish a Reliable, Technologically Advanced Network. The Company believes that the characteristics of its network will allow it to meet its customers' demands for reliability and high capacity. The Company is constructing the NEON system utilizing bi-directional, self-healing SONET four-fiber ring architecture primarily on electric utility ROWs, which allow for enhanced physical security and more geographic flexibility than other ROWs. The Company uses both non-zero dispersion shifted Truewave[RegTM] fiber and conventional single-mode fiber manufactured by Lucent Technologies Inc., which the Company believes to be the highest quality fiber optic cable available. The Company is also using Nortel's DWDM optronics and forward error correction technology at high OC levels that enable the highest commercially available transmission capacity (OC-192) and data integrity level (10(-15) Bit Error
Rate). The NEON system can also accommodate advanced communications applications such as Frame Relay, ATM and IP.

     Focus on High Demand Northeast Market. The Northeast is one of the most densely-populated regions of the United States. The Company believes that the Northeast market, which in 1996 represented a $29.3 billion telephony services market and which has one of the highest population densities and concentrations of businesses, universities, phone lines, personal computers and television sets in the country, is a region characterized by significant and growing demand for broadband communications infrastructure. The Northeast market is dependent in part upon antiquated communications infrastructure currently lacking sufficient fiber optic capacity, route diversity and redundancy. The Company's strategy is to focus on serving the present and future needs of this market by constructing and operating a technologically advanced network offering (i) more capacity,
(ii) enhanced capabilities, such as SONET ring architecture and route diversity, and (iii) near-ubiquitous coverage.


     Capitalize on Management Experience. The Company's management team includes individuals with significant experience in the telecommunications and utility industries which will be important in the build-out and management of the NEON System. Victor Colantonio, the Company's founder and President, has 25 years of experience in the telecommunications industry having previously served as President of International Communications Services Corp. and Murray International Inc., providers of network services to AT&T, SNET and Sprint, among others. The Company's Chairman and Chief Executive Officer, Richard Crabtree, has 27 years of utility experience including serving as Chief Financial Officer of CMP. William Fennell, the Company's Chief Financial Officer and Treasurer, held several positions at GTE Corporation over 16 years before becoming Chief Financial Officer of Philips Electronics Group of North America. James Mack, the Company's head of sales, has worked in the telecommunications industry since 1966 having held various sales positions at Bell Atlantic and NYNEX. The Company's head of operations, Michael Musen, has spent 18 years in telecommunications having previously worked at International Communications Services Corp., a provider of network services.

     Leverage Utility Relationships. The Company intends to leverage its relationships with NU and CMP. The Company directly benefits from these relationships for the following reasons: (i) the Company believes relationships with electric utilities enhance the Company's credibility with large carrier customers and facilitates new customer contracts with such carriers, (ii) the Company outsources substantially all of its engineering and design, maintenance and repair requirements to NU and CMP, thereby increasing the Company's mission critical preparedness and the reliability of the Company's network and enhancing the Company's ability to respond to emergency repair needs, (iii) NU and CMP have significant resources and experience in the engineering and construction of large transmission and distribution networks, and (iv) the Company's experience with NU and CMP creates opportunities to establish relationships with other electric utility companies. The Company is currently in the process of pursuing additional agreements with other electric utilities.




The NEON System

     The NEON system is a technologically-advanced, high-bandwidth, fiber optic network that the Company is constructing primarily using electric utility ROWs in the Northeast and that the Company intends to expand into a communications system serving numerous cities and towns in six states. The Company has completed and currently operates fiber optic routes from Portland, Maine to Nashua, New Hampshire and Springfield, Massachusetts to Hartford, Connecticut totalling approximately 212 route miles, or approximately 13,700 fiber miles. The Company is currently engineering or constructing additional routes in New York, Connecticut, Massachusetts and New Hampshire, to create a continuous fiber optic link between White Plains, New York and Portland, Maine with access into and around Boston, Massachusetts and numerous other major cities in the Northeast. These additional routes are expected to be completed in 1998 and will add approximately 380 route miles, or approximately 30,800 fiber miles, to the NEON system. The Company is planning to complete further expansion routes in 1999 connecting New York City, Providence and other metropolitan areas to the NEON system. Upon completion of routes under construction or currently planned, the NEON system will extend over 1,000 route miles or over 80,000 fiber miles, connect more than 540 cities and towns in six states and pass more than 200 POPs, tandem switches and central offices, which the Company believes serve over 18 million people and over 470,000 businesses.

     The following table lists the states through which the NEON system is expected to pass, the estimated route miles and fiber miles of the NEON system in each state, the estimated number of POPs, tandem switches and central offices passed by the NEON system, the estimated population of the service areas expected to be passed by the NEON system, the major service areas the Company expects to connect to the NEON system and the expected dates of completion to connect such major service areas:





                                                          Estimated
                                                          Number of
                                                         POPs, Tandem        Estimated
                           Estimated     Estimated       Switches and      Population of
                             Route         Fiber       Central Offices     Service Areas         Major          Expected
         State               Miles         Miles            Passed             Passed        Service Areas     Completion
-----------------------   -----------   -----------   -----------------   ---------------   ---------------   -----------
Connecticut ...........        296         18,250             62              2,990,000     Hartford           Completed
                                                                                            Stamford             1998
                                                                                            New London           1998
                                                                                            New Haven            1999
                                                                                            Bridgeport           1999
Maine .................         60          4,000             15                425,000     Portland           Completed
Massachusetts .........        235         14,842             55              4,750,000     Springfield        Completed
                                                                                            Boston               1998
                                                                                            Amherst              1998
                                                                                            Framingham           1999
New Hampshire .........        205         12,100             34                920,000     Nashua             Completed
                                                                                            Manchester         Completed
                                                                                            Dover              Completed
                                                                                            Portsmouth           1998
                                                                                            Keene                1998
New York ..............        144         29,481             25              8,190,000     Westchester          1998
                                                                                            New York City        1999
Rhode Island ..........         70            842             14                996,000     Providence           1999
                               ---         ------             --              ---------
 Total ................      1,010         79,515            205             18,271,000
                             =====         ======            ===             ==========

     The Company acquires its ROWs principally from electric utilities in the territory covered by the NEON system. The Company believes that such ROWs are superior to alternative ROWs available in the Northeast, namely, those along railbeds and highways, because electric utility ROWs provide near-ubiquitous coverage at lower cost and because deviations from railbed or highway ROWs often entail significant expenditures and a lengthy and expensive community-by-community approval process. Furthermore, installing cable in electric utility ROWs is often safer, easier and faster, because the cable is placed in existing underground conduits and ducts or installed on existing towers and poles. With railroad beds and highways cable must often be buried in trenches, a process often hampered by accommodating commuter rush hours, complying with stringent environmental laws, crossing water, trenching and blasting bedrock. In addition, using primarily electric utility ROWs, the NEON system has the potential to provide communications connections to nearly every building, business park and industrial complex in its service territory.


     The Company uses three cost-effective methods for installing its fiber optic cable and taking advantage of the pre-assembled and pre-existing electric utility infrastructure in the Company's ROWs, including utility transmission structures (towers) and distribution infrastructure (poles, civil works and conduit). The first is to replace existing ordinary ground wire (which is used to provide lightning protection atop utility structures) with optical phased ground wire ("OPGW"), which is custom-made for the Company and contains up to 96 fiber strands currently and up to 144 fiber strands in future sheath designs. The second method is to install new all dielectric (non-conductive) self-support fiber optic cable ("ADSS") under the electrical conductors on electric transmission structures. ADSS is capable of carrying up to 288 fiber strands currently and up to 432 fiber strands in future designs. Finally, in underground utility conduits, the Company uses conventional optical cable made for underground conditions.


Advanced Technology

     The Company uses state-of-the-art technology in the NEON system. The NEON system consists of fiber optic communication paths, which allow for high speed, high quality transmission of voice, data and video communications. Fiber optic systems use laser-generated light waves to transmit voice, data and video in digital formats through ultra-thin strands of glass. Fiber optic systems are generally characterized by large circuit capacity, are resistant to external signal interference and directly interface to digital switching equipment or digital microwave systems. The Company is currently installing fiber optic cable containing between 64 and 96 fiber optic strands and in the future may install up to 144 or 432 fiber optic strands per cable depending on anticipated demand for the particular route. Each of these fiber optic strands is capable of transmitting significantly greater bandwidth than traditional analog copper cables. Using current fiber optic transmission optronics, a single pair of fiber optic strands used by the Company's network can transmit up to 10 gigabits of data per second or the equivalent of approximately 129,000 simultaneous voice conversations. The Company believes that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber optic strand, thereby providing more bandwidth carrying capacity at attractive incremental costs.


     The technologies employed by the Company in the construction and operation of the NEON system include Lucent's non-zero dispersion shifted fiber and Nortel's DWDM optronics possessing forward error correction technology at high OC levels that enable the highest commercially available capacity transmission (OC-192) and data integrity level (10(-15) Bit Error Rate). The Company believes that the advanced technical operating characteristics of the NEON system will enable it to provide highly reliable services to its customers at low costs by permitting higher capacity transmission over longer distances between regeneration and amplifier facilities than can be provided by less advanced fiber systems.


     The Company offers end-to-end fiber optic capacity utilizing bi-directional SONET four-fiber ring architecture, which has the ability to route customer traffic in two directions around a ring design thereby minimizing service interruptions due to fiber cuts. Currently, the NEON system is continuously monitored to maintain quality control on a 24-hour basis and to alert the Company of any degradation of signal or loss of fiber capacity, and to pinpoint the location of such difficulty and enable the Company to repair or replace impaired fiber quickly.


Right-of-Way Agreements


     The following is a summary of the Company's agreements that provide for most of the ROWs currently used in the NEON system. In addition to the agreements set forth below, the Company has a number of agreements with Bell Atlantic to use certain ROWs along pole lines and within ducts in various areas throughout the Northeast to supplement its primary means of procuring ROWs.



NU Agreements


     In 1994 and 1995, the Company entered into a series of agreements (as subsequently amended and restated in February 1998, the "NU Agreements") with the three principal operating subsidiaries of NU concerning the provision of ROWs along electric utility towers and inside urban electric utility ducts. Pursuant to the NU Agreements, the Company acquired indefeasible rights of use ("IRUs") in fiber optic filaments placed along NU's ROWs prior to February 1998 and acquired ownership of fiber optic filaments placed along NU's ROWs subsequent to February 1998 (collectively, the "NU System"). NU and the Company both agreed to use their best efforts to complete installation of the NU System by September 1999. The Company agreed to pay the cost of installing the cable and to utilize NU's engineering staff in carrying out the installation. The Company is allowed to treat as its own property for tax and accounting purposes all of the NU System, including that portion of the NU System for which NU holds title. Under the Agreements, the Company agreed to pay to NU an annual fee beginning in 2004, and a percentage of the gross revenues of the Company generated by the NU System upon achieving certain revenues.

     A portion of the NU System, composed of 12 fibers within the cable, has been set aside for NU's use ("NUNet"). NU may lease these fibers to third parties, provided that prior to September 1999, NU is not permitted to assign any fibers or resell capacity on NUNet to certain specified carriers except for certain limited purposes. After September 2001, NU will be free to use NUNet to compete with the Company.

     Under the NU Agreements, if the Company wishes to extend the NEON system along certain routes, or if any proposed segment of the NEON system's route requires material modifications or unusual expense to make it available for the Company's fiber, or if NU withdraws any segment from the route in order to give priority to electrical services, the Company has the right to designate additional or alternative route segments, subject to NU's approval, which shall not be withheld unless such additional or alternative segments would materially adversely affect NU's ability to provide reliable electric service, cause or create safety problems or would not be feasible for structural reasons. If NU desires to create new route segments in order to extend the NU System, the Company has a right of first refusal on the provision of any such segments. If NU obtains such segments from third parties, NU has agreed to use its best efforts to obtain for the Company the unimpeded use of not less than 12 usable single mode fibers in such segment on terms no less favorable than those provided to NU.

     The NU Agreements have an initial term of 30 years and expire in September 2024. Thereafter they automatically renew for five-year terms, unless one of the parties has given a one-year advance notice of termination. In the event that NU gives such a notice and terminates the NU Agreements, it must either, at its option, pay to the Company an amount equal to the fair market value of the NU System less NUNet or allow the Company to retain its IRUs and receive from the Company an annual payment equal to 10% of the Company's gross revenue from the NU System, which payment would be in addition to the other annual payments under the NU Agreements.

     In addition to the foregoing, the NU Agreements may be terminated by NU if the Company defaults in the performance of certain of its obligations under the NU Agreements, including the failure to establish NUNet by September 1999, the failure to obtain and maintain all necessary government permits, licenses, franchises and approvals, and the failure to pay amounts due by it under the NU Agreements, subject in most cases to cure periods of between 30 and 90 days.



CMP Agreement


     In January 1997, the Company entered into an agreement with CMP (the "CMP Agreement") in which CMP granted the Company a right of use in fiber optic filaments within a cable along a certain route in CMP's service territory (the "CMP System"). CMP and the Company both agreed to use their best efforts to complete installation of the CMP System by January 1999. The Company has the right to install additional cable in CMP's service territory, subject to the approval of CMP, which must not be unreasonably withheld. The Company is obligated to pay the cost of installing the cable. Title to and ownership of the CMP System is to be held by CMP, but the Company is allowed to treat the CMP System as its own property for tax and accounting purposes.


     In exchange for the rights of use, the Company agreed to pay to CMP an annual fee beginning, with regard to any particular route segment, in the first calendar year following the installation date for such route segment (the "Installation Date").


     The Company's rights of use do not apply to 6 fibers that have been set aside for CMP's use ("CMPNet"). CMP may use these fibers for its own business purposes, but may not lease them to third parties prior to the seventh anniversary of any given Installation Date. After such seven year period, to the extent that CMP has excess capacity on CMPNet, CMP is required to negotiate in good faith with the Company to provide such excess capacity to the Company before making it available to third parties. If the Company does not enter into an agreement with CMP with respect to such excess capacity, CMP will be able to use such capacity to compete with the Company.


     The CMP Agreement has an initial term of 30 years and expires in January 2027. Thereafter it is renewable at the option of the Company for an additional ten-year term. In the event that the Company elects to renew the CMP Agreement, it must pay to CMP an annual payment equal to 10% of the Company's pre-tax gross annual revenue from the CMP System, which payment would be in addition to the other annual payments under the CMP Agreement.


     In addition to the foregoing, the CMP Agreement may be terminated by CMP if the Company defaults in certain of its obligations under the CMP Agreement and such default is not cured within a designated cure period.

Services

     The Company generally leases high capacity transmission services for use by various communications carriers. The Company's customers include facilities-based carriers that require transmission capacity where they have geographic gaps in their facilities, need additional capacity or require alternative or redundant routing, and non-facilities-based carriers requiring transmission capacity to carry their customers' telecommunications traffic.

     The Company currently leases dark fiber and lit fiber, as described below, and has also reserved fibers for future uses.


     Dark Fiber

     The leasing of dark fiber allows a carrier to interconnect any two or more specific points on the NEON system. This product requires the Company to install a fiber optic patch panel ("FOPP"), which is the minimal customer premise equipment installed by the Company. Dark fiber leases allow a carrier to install its own optronic equipment and to use as much or as little capacity as it desires and to customize its capacity with feature rich technology and its network protocols that differentiate that carrier's product offerings from others. As a result, the carrier can deploy the dark fiber for whatever purpose it chooses while the Company remains transparent to the carrier's end-user.



     Whenever possible, the carrier customer is restricted from using the dark fibers for purposes other than supporting its own customers. To date, the Company has placed restrictions on the transfer or assignment of the leased fiber from one carrier to another. In addition, the lease prohibits carriers from accessing its leased fibers at any point other than those designated in the lease; therefore carriers cannot add additional traffic or draw off traffic along the path.


     Lit Fiber

     Pursuant to fiber leases, the Company provides a specific amount of capacity between any two or more points on the NEON system as specified by the carrier. Lit services involve the installation of optronic terminals by the Company, to the carrier's specifications, that "light" the fiber and transmit/receive capacity on the network. The Company intends to provide lit transport capacity initially at SONET OC-3, OC-12, OC-48 and higher rates. In the future the Company intends to provide carriers with services at the lower DS-3 and DS-1 levels.



     Reserved Fiber
     Part of the Company's strategy is to reserve approximately one-third of the fibers comprising the NEON system in order to have the capacity necessary to take advantage of changes in telecommunications technology and services and to meet future anticipated market demand. The Company believes that continuing improvements in telecommunications technology will alter the way in which such services are provided as well as the level of demand for such services. These changes include developments in compression and multiplexing technology, as well as changes in communications protocols. These changes will likely effect a change in the nature of services provided by the Company's customers and, thereby, a change in the nature of the services provided by the Company. In addition, such changes may open new opportunities for the Company, including opportunities to serve new classes of customers. Because the exact nature and effect of such changes are, at present, difficult to measure, the Company believes it prudent to retain capacity that is not committed to any particular use or technology but can be brought out of reserve when the impact of such technological changes becomes clear. In the meantime, the Company may enter into short-term agreements with respect to such reserved capacity for the provision of its current services if such opportunities arise.


Sales and Marketing

     The Company's sales and marketing strategy includes positioning itself as the carriers' carrier of choice, emphasizing its capacity, reliability, rapid deployment, customer service, potential for near-ubiquitous access in its service territory and the cost advantages that will allow the Company to lease its fiber optic infrastructure at competitive fixed prices. The Company intends to price its services below what the Company believes it would cost carriers to construct their own facilities or to obtain capacity from other sources.


     The Company believes that communications carriers will be attracted to the Company's dark fiber and lit fiber products. The contracts that the Company has signed to date arose as a result of management's long standing relationships in the telecommunications industry. The Company intends to leverage these relationships and increase customer scope and penetration through a small, dedicated sales force.


Customers


     The Company is targeting other telecommunications carriers as customers and does not intend to offer its services directly to end-users. The NEON system enables carriers to link geographically separated central offices and POPs with primary or redundant connections in their networks. The Company's facilities also enable carriers to connect their networks directly into the premises of the carriers' end-users.


     The Company currently has contracts with Brooks Fiber (now owned by WorldCom), Teleport (expected to be acquired by AT&T), MCI (expected to be acquired by WorldCom), Sprint and Global NAPs, Inc., a regional ISP. In addition, the Company is currently in the process of negotiating agreements with certain other major communications carriers. There can be no assurance that such agreements will be consummated or will be on terms as favorable to the Company as its existing agreements.

     The Company's potential carrier customer base includes the following classes of carriers:

   [bullet] Incumbent Local Exchange Carriers & Independent Telcos, such as
    Bell Atlantic, SNET, Standish Telephone Co. (ME), Wilton Telephone Company, Inc. (NH) and Saco River Telephone Co. (ME). ILECs typically require some interstate paths for internal communications, signal control and operator services. ILECs also require intrastate capacity to connect central offices to one another and to connect central offices to POPs and customer premises.

   [bullet] Facilities Based IXCs, such as AT&T, Sprint, MCI/WorldCom/LDDS,
    WilTel, Frontier, Qwest, IXC Communications, Inc., Cable & Wireless PLC, Level 3 Communications, Inc. and others. IXCs typically require (i) regional short-haul connectivity from their national backbone facilities to originate and terminate traffic deeper into the customer base, (ii) redundant routing to ensure reliability in their networks, and (iii) additional capacity for their customers as minutes-of-use and IP bandwidth requirements increase.

   [bullet] Competitive Local Exchange Carriers, such as WorldCom/Brooks
    Fiber, AT&T/Teleport, WorldCom/MFS Communications Company, Inc., RCN Corporation, MCImetro, Intermedia Communications Inc., NextLink Communications, Inc., ICG Communications, Inc. and others. CLECs typically require interconnection between their local networks and extensions further into the community.

   [bullet] Internet Service Providers, such as MCI, GTE Corporation/BBN, Bell
    Atlantic, WorldCom/Gridnet, WorldCom/UUNet Technologies Incorporated, Sprint, RCN Corporation, HarvardNet, MediaOne and others. ISPs typically require distribution channels to IXC and LEC switches and interconnection to ISP switches.

   [bullet] Cable Television Companies and Video Carriers, such as MediaOne
    Group, Inc. (U S West, Inc.), Time Warner Inc., Cablevision Systems Corporation, Cox Communications, Inc., Vyvx, NECN, Public Broadcasting Service affiliates, broadcasters and others. Cable companies typically require fiber optic capacity to upgrade their systems to higher speed bandwidths, which allow them to increase the number of channels available, add interactive programming and Internet and data transfer capabilities and to consolidate head-end facilities. Broadcasters typically require inexpensive video paths to extend their reach to distant locations.

   [bullet] Wireless Communication Companies, such as SNET Links, Bell
    Atlantic Mobile, CellularOne, Sprint PCS, OmniPoint, AT&T Wireless, STV Group, Inc., WinStar Communications, Inc., NextWave Telecom Inc., NorthCoast, Opcse-Galloway, Personal Communications, ACC-PCS (TCG), Devon Mobile, Vtel Corporation and others. Wireless companies typically require land-based back-hauling of traffic from towers to their switches and also capacity between their switches with IXCs, POPs, and ILECs central offices.

   [bullet] Microwave Carriers, such as Eastern Microwave Inc./Intermedia
    Communications Inc. Microwave carriers typically require fiber optic capacity to replace microwave service as their primary source of communications capacity.

Competition

     The telecommunications industry is highly competitive, and the Company faces substantial competition. Many of the Company's existing and potential competitors have financial, management and other resources that are substantially greater than those of the Company, as well as other competitive advantages, including established reputations in the communications market. See "Risk Factors--Competition."


     The Company is currently aware of communications carriers that own or lease fiber optic networks in New England (such as AT&T, MCI, Sprint, Bell Atlantic, SNET, WorldCom and Teleport) and of other carriers (such as IXC Communications, Qwest Communications International, Metromedia Fiber Network, Level 3 Communications and RCN) who are planning to own or lease additional networks which, if constructed, could employ advanced technology comparable to that of the NEON system.

     Qwest Communications International recently announced that it had acquired 288 miles of fiber optic cable between New York and Boston, connecting such cities as Providence and Greenhill in Rhode Island and New London, New Haven, Bridgeport and Stamford in Connecticut. Similarly, IXC Communications recently announced that it had acquired 280 miles of dark fiber between New York and Boston. Another company, RCN, is engaged in the construction of fiber optic networks in Boston and several surrounding communities and in New York City. The Company's customers and potential customers, such as AT&T, MCI and Sprint, also have facilities available to them in the region which could be used to compete with the Company. Development of fiber optic networks is also continuing on a national scale; for example, Frontier Corp. is currently in the midst of constructing a cross-continental long distance fiber optic network from Los Angeles to New York and Qwest Communications International is constructing a fiber-based national backbone network which will connect 115 metropolitan areas and span approximately 16,000 miles. In addition, other companies, including Level 3 Communications, are planning nationwide and regional networks of their own. These networks enable their owners either to operate dedicated facilities for themselves or to install excess fiber to lease to other communications carriers and large corporate, government or other customers seeking high-bandwidth capacity. Alternatively, some network owners, typically CLECs, may choose to use their infrastructure to provide switched voice and data services, competing directly with ILECs and IXCs. Currently, the Company does not provide such services or plan to provide such services. See "Risk Factors--Limited Nature of Company's Services."


     In the cities connected by the NEON system, the Company also faces significant competition from the ILECs, which currently dominate their respective local markets. In addition, the Company faces competition from CLECs and wireless competitors in the cities in which the Company plans to build its networks.

     Most communications carriers already own fiber optic cables as part of their communications networks, and each of these carriers could, and some do, compete directly with the Company in the market for leasing fiber capacity.

     Some local cable television companies have extensive coaxial cable networks in place that have been or could be further upgraded to fiber optic cable. To the extent that local cable television companies decide to equip their networks with fiber optic cable, they are potential direct competitors of the Company provided that these competitors are willing to offer this capacity to all of their customers.

     The Company also faces potential competition from both NU and CMP, both of which have rights to use fibers in certain portions of the NEON system, which use may include competition with the Company. See "--Right-of-Way Agreements."


Properties


     The NEON system and its component assets are the principal properties currently owned by the Company or with respect to which the Company has an IRU. The Company owns substantially all of the communications equipment required for its business and holds certain ownership interests in the cable comprising the NEON system. The Company's installed fiber optic cable is laid along the various rights-of-way held by the Company. See "--Right-of-Way Agreements." Other fixed assets are located at various leased locations in geographic areas served by the Company.

     The Company's executive, administrative and sales offices are located at its principal office in Waltham, Massachusetts. The Company leases this space (approximately 4,375 square feet) under an agreement that expires in June 2000.




Reorganization

     The Company was incorporated in Massachusetts in July 1989 under the name "FiveCom, Inc." In May 1996, FiveCom LLC, an operating subsidiary majority-owned by the Company, was organized in Massachusetts. Also in May 1996, FiveCom LLC and Mode 1 Communications, Inc. ("Mode 1"), a subsidiary of NU, organized NECOM LLC in Massachusetts, with FiveCom LLC owning approximately 60%, and Mode 1 owning approximately 40% of the membership interests in NECOM LLC. In December 1996, FiveCom LLC and MaineCom Services ("MaineCom"), a wholly-owned subsidiary of CMP, organized FiveCom of Maine LLC in Massachusetts, with MaineCom owning 66.67%, and FiveCom LLC owning 33.33%, of the membership interests in FiveCom of Maine LLC.


     In order to simplify the corporate structure and in contemplation of the Offerings, the Company's major stockholders decided to reorganize the Company. In April 1998, CMP exercised its warrants to purchase 5,876 shares of
membership interests in FiveCom LLC and in       1998, (i) each of the minority
members in FiveCom LLC (and each of Mode 1 and MaineCom) exchanged their membership interests in FiveCom LLC, NECOM LLC and FiveCom of Maine LLC, respectively, for shares of the Series B Convertible Preferred Stock of the Company; (ii) FiveCom LLC and NECOM LLC were each merged with and into a wholly-owned subsidiary of the Company; (iii) FiveCom of Maine LLC was merged into FiveCom of Maine, Inc., a wholly-owned subsidiary of the Company; and (iv) the Company was reincorporated in Delaware under the name "NorthEast Optic Network, Inc." and the Company's Certificate of Incorporation was amended and restated. The actions described in the preceding sentence are referred to in this Prospectus as the "Reorganization."



Regulation


     While the Company believes it is not directly subject to common carrier regulation (except to the extent it provides telecommunications services on a common carrier basis through its subsidiaries in Connecticut and New York), it is part of an industry that is highly regulated by federal, state and local governments whose regulatory actions are often subject to judicial modification. The Company has not been subject to such regulation because it has not offered its facilities to the general public nor indifferently for a fee, which would subject an entity to such regulation. In light of the changes that are occurring in the regulation of telecommunications, the Company cannot forecast whether or not it will be subject to additional regulation in the future. In Connecticut and New York the Company has petitioned to be recognized as a regulated telecommunications service provider because of the nature of its activities in, and the statutory provisions of, those two states; these subsidiaries, as authorized telecommunications service providers, would also be subject to certain federal law and regulation.



Federal

     Federal regulation has the greatest impact on the telecommunications industry and has undergone major changes in the last two years as the result of the adoption by Congress of the Telecommunications Act of 1996 ("the 1996 Act") on February 8, 1996. The 1996 Act is the most comprehensive reform of the nation's telecommunications laws since the Communications Act was enacted. The 1996 Act imposes a number of access and interconnection requirements on telecommunications carriers and on all local exchange providers, including CLECs, with additional requirements imposed on ILECs. The 1996 Act provides a detailed list of items which are subject to these interconnection requirements, as well as a detailed set of duties for all affected carriers. All telecommunications carriers must interconnect with the facilities of other carriers and not install features that will interfere with the interoperability of networks. All LECs, including CLECs, have a duty to (i) not unreasonably limit the resale of their services, (ii) provide number portability if technically feasible, (iii) provide dialing parity to competing providers, and nondiscriminatory access to telephone numbers, directory assistance, operator services and directory listings, (iv) provide access to poles, ducts, conduits and rights-of-way and (v) establish reciprocal compensation arrangements for the transport and termination of telecommunications. In addition to those general duties of all LECs, ILECs have additional duties to (i) interconnect at any technically feasible point and provide service equal in quality to that provided to their customers or the ILEC itself, (ii) provide unbundled access to network elements at any technically feasible point at just, reasonable and nondiscriminatory rates, terms and conditions, (iii) offer retail services at wholesale prices for the use of telecommunication carriers, (iv) provide reasonable public notice of changes in the network or the information necessary to use the network or which affect interoperability and (v) provide for physical collocation. "Physical collocation" is an offering by an ILEC that enables another telecommunications carrier to enter the ILEC's premises to install, maintain and repair its own equipment that is necessary for interconnection or access to the ILEC's network elements. An ILEC must allocate reasonable amounts of space to telecommunications carriers on a first-come first-served basis. If space limitations or practical or technical reasons prohibit physical collocation, an ILEC must offer "virtual collocation," by which the other telecommunications carrier may specify ILEC equipment to be dedicated to its use and electronically monitor and control communications terminating in such equipment.


     The FCC adopted pricing and other guidelines to implement the interconnection provisions of the 1996 Act, but the 8th Circuit Court of Appeals vacated many of the FCC's guidelines. The Supreme Court has granted a writ of certiorari to review the 8th Circuit's decision and is expected to decide the case during its 1998-1999 term. The responsibility for setting pricing and other guidelines with respect to interconnection has thus been left up to the individual state public service commissions. It is expected that varying pricing and guidelines will emerge from state to state and some of these guidelines may eventually have an indirect adverse effect on the Company's business.

     Aside from the impact of the 1996 Act, the Company believes federal regulation does not affect the Company directly because the Company is not currently regulated as a common carrier under federal law. Federal telecommunications law imposes special legal requirements on "common carriers" who engage in "interstate or foreign communication by wire or radio for hire." The Company believes that the leasing of fiber facilities does not constitute engaging in the transmission of "communications by wire or radio" and therefore is not subject to these legal requirements. However, this conclusion could be affected by the FCC's review of its earlier decision, on remand from the U.S. Court of Appeals for the District of Columbia Circuit, that local exchange carriers offered dark fiber on a common carrier basis. In any event, the Company does not intend to offer its fiber facilities as a common carrier. Common carriers are those who offer telecommunications services directly to the public for a fee. The Company does not intend to offer its fiber capacity in this manner, but instead intends to enter into individual agreements on a selective basis with prospective lessees of its fiber facilities. The Company therefore does not believe that its fiber offerings are subject to the common carrier provisions of the Communications Act. These conclusions reflect the Company's view that there is no material difference from a regulatory perspective between the leasing of dark and lit fiber, both of which are offered by the Company. There is no assurance that the FCC may not take the position that in making fiber transmission capable, in the case of lit fiber, the leasing of such fiber is subject to regulation under the Communication Act or that even the offering of dark fiber itself is subject to regulation.

     As indicated above, the two subsidiaries of the Company which have applied for authority to provide telecommunications services on a common carrier basis in New York and Connecticut will be subject to regulation under the Communications Act.

     In addition to regulation of common carriers, federal telecommunications law also imposes special legal requirements on "telecommunications carriers." The law essentially defines "telecommunications carriers" as those offering certain telecommunication services "directly to the public" or such classes of users as to be effectively available directly to the public, regardless of the facilities used. The Company therefore believes that a company has to be a common carrier in order to be considered a telecommunications carrier. For the reasons stated above, the Company believes that it is not a common carrier and therefore that it is also not a telecommunications carrier with respect to its fiber capacity leases. Nevertheless, the law is not entirely clear as to, and the FCC has not definitively addressed whether, the term "telecommunications carriers" is meant to encompass only common carriers, and therefore whether a provider of fiber facilities on an individualized basis, like the Company, is a "common carrier" or "telecommunications carrier." The FCC has been petitioned by certain railroad, power and telecommunications associations, none of which are affiliated with the Company, to clarify the status of fiber providers in this respect. The FCC's pending remand, described above, could also definitively address the application of these requirements to the Company. If the agency decides that such companies are telecommunications carriers or common carriers, then the Company would be subject to certain regulatory requirements, which could have a material adverse effect on the Company.


     If the Company were deemed to be a common carrier it would be required, with respect to its telecommunications services, to (1) provide such services indiscriminately upon any reasonable request; (2) charge rates and adopt practices, classifications and regulations that are just and reasonable; (3) avoid unreasonable discrimination in charges, practices, regulations, facilities and services; (4) ensure that its services are accessible to and usable by persons with disabilities; (5) pay into federal funds for Telecommunications Relay Services and the North American Numbering Administration; (6) assure that its networks comply with the requirements of the Communications Assistance for Law Enforcement Act; (7) be subject to government oversight and limitations on its transactions with affiliates; (8) limit its use of Customer Proprietory Network Information (CPNI) to provisioning of the services in connection with which the CPNI was obtained; (9) be subject to the complaint process at the FCC; and comply with various reporting, regulatory fee payment and other requirements. The Company might also be required to file tariffs setting forth the rates for its services. These regulatory requirements could impose substantial burdens on the Company.


     If the Company's offering of fiber facilities were deemed to constitute a "telecommunications service," or the provision of "telecommunications" for a fee (unless deemed de minimis) then its revenues from fiber leases to end users (but not to most other telecommunication carriers) would become subject to assessment for the FCC's Universal Service Fund, a fund that was established by the FCC pursuant to the 1996 Act to assist in ensuring the universal availability of basic telecommunications services at affordable prices. The Company may be subject to this assessment even if it is found to not be a common carrier and only provides service on a private contractual basis or through the leasing of excess capacity to end-users. This assessment could create a liability equal to a percentage of the gross revenues from these leases although the FCC has not announced what the annual assessment will be (the Company anticipates, based on quarterly contribution factors as of May 1998 that the annual rate of assessment will be approximately 4.5% of gross interstate end-user revenues for the year 1998, and may be higher in subsequent years). The Company also may be liable for assessments by state commissions for state universal service programs. The Company does not anticipate that its aggregate liability for these universal service programs would be material. In addition, since the revenues of the Company's competitors will be subject to comparable assessments; this should not reduce the Company's competitiveness.


     Federal telecommunications law may also affect the Company's business by virtue of the inter-relationships that exist among the Company and ILECs and IXCs. For example, the FCC recently issued an order requiring, among other things, that common line access fees charged to IXCs, which previously amounted to more than what was necessary to recover the costs of providing access, shift from being usage driven to a fixed flat cost-based structure. While it is not possible to predict the precise effect the access charge changes will have on the Company's business or financial condition, the reforms will reduce access charges paid by IXCs, likely eliminating one of the principal disincentives for use of ILEC facilities by IXCs, which could have a material adverse effect on the use of the Company's fiber optic telecommunications networks by IXCs.

     The FCC has responsibility under the 1996 Act's interconnection provisions to determine what elements of an ILEC's network must be provided to competitors on an unbundled basis. The FCC has decided not to declare fiber an unbundled network element under these provisions. This decision is currently subject to petitions for reconsideration before the FCC. An FCC decision to alter this decision on reconsideration could decrease the demand for fiber provided by the Company. In addition, the FCC has announced that state commissions may decide to add network elements to the FCC's list of elements that are required to be unbundled by all carriers throughout the country.


     State

     The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. In addition, under current FCC policies, any dedicated transmission service or facility that is used more than 10% of the time for the purpose of interstate or foreign communication is subject to FCC jurisdiction to the exclusion of any state regulation. Notwithstanding these prohibitions and limitations, states regulate telecommunications services, including through certification of providers of intrastate services, regulation of intrastate rates and service offerings, and other regulations and retain jurisdiction under the 1996 Act to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of communications services and safeguard the rights of consumers. Accordingly, the degree of state involvement in local telecommunications services may be substantial.


     The state regulatory environment varies substantially from state to state. At present, the Company does not anticipate that the regulatory requirements to which it will be subject in Connecticut, Maine, Massachusetts, New Hampshire, New York and Rhode Island will have any material adverse effect on its operations. In some jurisdictions, the Company's pricing flexibility for intrastate services may be limited because of regulation, although the Company's direct competitors will be subject to similar restrictions. However, there can be no assurance that future regulatory, judicial, or legislative action will not have a material adverse effect on the Company.


     In arbitrating interconnection agreements under the 1996 Act between ILECs and their potential competitors, some state commissions have considered whether fiber should be an unbundled network element. The New York Public Service Commission determined that it would not require NYNEX Corporation to provide fiber as an unbundled network element. State commissions in Florida, Maryland, North Carolina, and Virginia have either refused to require the ILECs to offer fiber to competitors, or have stated that the issue would be addressed at a later time. On the other hand, state commissions in Illinois, Massachusetts, Arizona, Georgia, Minnesota, Ohio, Oregon and Tennessee have found fiber to be a network element and required the ILECs to offer it on an unbundled basis to CLECs. There can be no assurance that these requirements, and the associated pricing methodologies, where applicable will not reduce the demand for fiber provided by the Company.

     The Company has determined that there are advantages to having certain of its subsidiaries subject to state regulation in Connecticut and New York. As a regulated carrier in those two jurisdictions, these subsidiaries will have access to poles and rights of way for its fiber lines that would not be available to it as an unregulated lessor of fiber. Two subsidiaries of the Company have, therefore, recently filed petitions in those two states requesting authority to provide telecommunications services. The Company anticipates that based on past practices these petitions will be granted within the next three or four months. As a result, these subsidiaries will incur certain costs to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments in Connecticut and New York.


     Local
     In addition to federal and state laws, local governments exercise legal authority that may impact the Company's business. For example, local governments, such as the City of Boston and the City of New York, typically retain the ability to license public rights-of-way, subject to the limitation that local governments may not prohibit persons from providing telecommunications services. Local authorities affect the timing and costs associated with the Company's use of public rights-of-way. These regulations may have an adverse effect on the Company's business.


Employees

     As of April 30, 1998, the Company employed 11 people. The Company's employees are not represented by any labor union. The Company considers its relationship with employees to be satisfactory.

                                  MANAGEMENT


Executive Officers and Directors

     The executive officers and directors of the Company and their ages as of May 20, 1998 are as follows:




             Name                 Age                       Position
------------------------------   -----   ---------------------------------------------
Richard A. Crabtree ..........    51     Chairman of the Board of Directors and Chief
                                         Executive Officer
Victor Colantonio ............    50     President and Director
William F. Fennell ...........    53     Chief Financial Officer and Treasurer
James D. Mack, Jr. ...........    53     Vice President, Sales
Michael A. Musen .............    49     Vice President, Operations
John H. Forsgren .............    51     Director
David Marsh ..................    50     Director
F. Michael McClain ...........    48     Director
Gary D. Simon ................    49     Director



     Richard A. Crabtree has served as Chairman of the Board of Directors of the Company since 1996 and was elected Chief Executive Officer in May 1997. From 1971 to May 1997, Mr. Crabtree held various positions at Central Maine Power Company, including Senior Vice President and Chief Financial Officer, Senior Vice President, Customer Service and Vice President, Retail Operations. Mr. Crabtree also serves as President of MaineCom, a wholly-owned subsidiary of Central Maine Power Company.

     Victor Colantonio, the Company's founder and President, has been a director of the Company since 1989. Prior to founding the Company, from 1987 to 1991 Mr. Colantonio was president of International Communications Services Corp., a provider of network services to New England Telephone Company, AT&T and others. He served as President of Ireland-based Murray International from 1986 to 1987, where he sold network services to SNET, LiTel, MCI, Sprint and others. From 1983 to 1986, Mr. Colantonio served as Director of Marketing for Tele-Engineering Corp., an advanced WAN/LAN developer and video switch and ad-insertion manufacturer, and in such capacity he secured contracts with, among others, USAF Logistic Command, U.S. Navy Underwater Signal Command and NASA.

     William F. Fennell joined the Company as its Chief Financial Officer and Treasurer in August 1996. From October 1986 to January 1996, Mr. Fennell was Chief Financial Officer of Philips Electronics Group of North America, a manufacturer and distributor of electronic and electrical products. From 1970 to 1986, Mr. Fennell served in various positions at GTE Corporation, including Director of Operations for the Communications Products Group.


     James D. Mack, Jr. joined the Company in March 1998 as its Vice President, Sales. From March 1997 until joining the Company, Mr. Mack was General Manager of US Telecenters, an independent telecommunications dealer, representing Bell Atlantic, Nothern Telecom, GTE Corporation and Southwestern Bell. From 1966 until March 1997, Mr. Mack held various sales and marketing positions at Bell Atlantic/NYNEX Corporation (formerly NYNEX), including Branch Manager for NYNEX Systems Marketing.

     Michael A. Musen has served as an officer of the Company since its inception, and became Vice President, Operations in 1996. Prior to joining the Company, Mr. Musen was Vice President of International Communications Services Corp.


     John H. Forsgren has served as a Director of the Company since May 1998. Mr. Forsgren has served as Executive Vice President and Chief Financial Officer of Northeast Utilities and certain of its affiliates since February 1996. From September 1996 to the present, he has served as a director of Connecticut Yankee Atomic Power Company. From January 1990 to July 1994, he served as Senior Vice President-Chief Financial Officer of Euro Disney (a division of the Walt Disney Company), and from December 1994 to January 1996, he was a Managing Director of Chase Manhattan Bank.

     David E. Marsh has served as Director of the Company since May 1998. Since 1973, he has held various positions at Central Maine Power Company, including Treasurer, Senior Vice President of Finance, and his current position, Chief Financial Officer. Mr. Marsh also serves as director of Maine Yankee Atomic Power Company and as Chairman of the Boards of CMPI, MaineCom Union Water Power Company and Telesmart.


     F. Michael McClain has served as a Director of the Company since May 1998. Mr. McClain has served as Vice President, Corporate Development of Central Maine Power Company since February 1998. From 1979 to December 1996 he was Group Vice President-Petroleum for Dead River Company, a petroleum and real estate company.

     Gary D. Simon has served as a Director of the Company since May 1998. Mr. Simon has served as Senior Vice President-Strategy and Development for the Northeast Utilities System since April 1998. From 1989 to April 1998, he was Senior Director, Electric Power of Cambridge Energy Research Associates. From 1984 to 1989, Mr. Simon was Director of California Affairs and then Vice President of Marketing for El Paso Natural Gas Company. From 1981 to 1984, he served as President of Sigma Group, an economics consulting and project development company which he founded in 1981.

     There are no family relationships among any of the directors and executive officers of the Company.


Committees of the Board of Directors

     Upon the completion of the Offerings, the Board of Directors will establish a Compensation Committee and an Audit Committee. The Compensation Committee will make recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and will administer the Company's incentive plans. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent public accountants.


Compensation of Directors

     The Company has no present plans to pay cash compensation to directors. The Company intends to reimburse directors for certain out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or Committees thereof. In addition, the Company may issue options to the directors under the 1998 Stock Incentive Plan, which options would vest and become exercisable over time.


Executive Compensation

     The following table sets forth compensation paid to the Chief Executive Officer and each of the two other most highly compensated individuals who served as executive officers on December 31, 1997 and who received over $100,000 in compensation for services rendered to the Company in all capacities during the year ended December 31, 1997 (the "Named Executive Officers"):


                          Summary Compensation Table


                                                                                          Long-Term
                                                                                         Compensation
                                          1997 Annual Compensation                          Awards
                                --------------------------------------------   --------------------------------
                                                                                 Securities
                                                              Other Annual       Underlying        All Other
 Name and Principal Position     Salary($)     Bonus($)     Compensation($)     Options (#)     Compensation($)
-----------------------------   -----------   ----------   -----------------   -------------   ----------------
Richard A. Crabtree .........          --           --            --                --                --
 Chairman of the Board and
 Chief Executive Officer (1)
Victor Colantonio ...........     150,000        2,885            --                --                --
 President and Director(2)
Michael A. Musen ............     112,000        2,154            --                --                --
 Vice President, Operations




------------
(1) During 1997, while serving as Chairman and Chief Executive Officer of the Company, Mr. Crabtree was President of MaineCom, a wholly-owned subsidiary of CMP, which paid his salary and benefits. Therefore, the Company did not pay any compensation to Mr. Crabtree for his services in
    1997; however, the Company reimbursed MaineCom $      for Mr. Crabtree's
    services in 1997. Effective upon the closing of the Offerings, Mr. Crabtree is expected to become a full-time employee of the Company with an annual base salary of $200,000. In May 1998 the Board of Directors of the Company
    granted to him an option to purchase up to       shares of the Company's
    Common Stock, which becomes exercisable in four equal annual installments, beginning one year after the closing of the Offerings. The exercise price per share is the price to the public of a share of Common Stock in the Equity Offering. In addition, Mr. Crabtree is eligible to receive an annual bonus of up to 35% of his salary. Upon the closing of the Offerings, the Company will pay a cash bonus of $500,000 to MaineCom in recognition of Mr. Crabtree's efforts on behalf of the Company while he was employed by MaineCom.

(2) In May 1998, the Board of Directors of the Company increased Mr. Colantonio's annual base salary to $200,000 in connection with the
    Offerings and granted to him an option to purchase up to       shares of
    the Company's Common Stock, which becomes exercisable in four equal annual installments, with the first such installment becoming exercisable upon the closing of the Offerings. The exercise price per share is the price to the public of a share of Common Stock in the Equity Offering. In addition, Mr. Colantonio is also eligible to receive an annual bonus of up to 35% of his salary. Upon the closing of the Offerings, Mr. Colantonio will be entitled to a cash bonus of $500,000. Pursuant to the terms of Mr. Colantonio's employment agreement with the Company, MaineCom transferred shares of Common Stock of the Company to Mr. Colantonio as of April 17, 1998. Mr. Colantonio may forfeit such shares if he voluntarily terminates employment with the Company prior to October 14, 2000. See "--Employment Agreements."



     Employment Agreements

     The Company has entered into an Employment Agreement with Victor Colantonio, dated October 15, 1997, as amended. This Agreement has an initial term of three years and automatically extends for one-year terms thereafter unless either party gives written notice of its desire to terminate the agreement no later than the immediately preceding April 1. The Agreement provides for an annual base salary of not less than $150,000. If Mr. Colantonio's employment is terminated without cause after the occurrence of a "Change of Control" (as defined in the Agreement) of the Company, Mr. Colantonio will be entitled to receive a lump sum payment in an amount equal to
2.99 times his then-current base salary. In connection with the Offerings, Mr. Colantonio's annual base salary will be increased to $200,000.

     The Company has also entered into employment agreements with James Mack, the Company's Vice President, Sales, and Michael Musen, the Company's Vice President, Operations, dated May 4, 1998 and September 29, 1994, respectively. The Company's agreement with Mr. Mack has a term of three years and provides that Mr. Mack will receive a base salary of at least $150,000 per year and bonus, awards, cash incentives and stock option incentives having a value of at least an additional $150,000 per year provided certain performance targets are met. Pursuant to the terms of this agreement, Mr. Mack was granted an option to
purchase up to       shares of the Company's Common Stock, which become
exercisable in four equal annual installments beginning one year after the closing of the Offerings. The exercise price per share is the price to the public of a share of Common Stock in the Equity Offering. The Company's agreement with Mr. Musen has a term of three years and renews automatically on an annual basis unless terminated by either party on at least 180 days' notice. The Agreement provides for an annual base salary of $112,000.



     Option Grants

     The Company did not grant any options to the Named Executive Officers in 1997.


     Option Exercises and Options Outstanding

     None of the Named Executive Officers held any options as of December 31, 1997.


1998 Stock Incentive Plan


     The Company's 1998 Stock Incentive Plan (the "1998 Plan") was adopted by the Board of Directors on May 18, 1998 and approved by the Company's stockholders on May 26, 1998. The 1998 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively "Awards"). Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). Options granted under the 1998 Plan typically will vest over time, subject to acceleration upon a Change in Control of the Company (as defined therein). Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Under the 1998 Plan, the Board has the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights. Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 1998 Plan.


     The 1998 Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 Plan and to interpret the provisions of the 1998 Plan. The Board has authorized the Compensation Committee to administer certain aspects of the 1998 Plan, including the granting of options to executive officers.

     As of May 20, 1998, a total of       shares were reserved for issuance
under the 1998 Plan, of which       shares were subject to options having a
weighted average exercise price per share of $        .


Compensation Committee Interlocks and Insider Participation

     During 1997, the Company had no compensation committee, and no officers, other than Messrs. Crabtree and Colantonio, who were also members of the Board of Directors, participated in deliberations of the Board of Directors concerning executive officer compensation. No interlocking relationship exists between any member of the Company's anticipated Compensation Committee and any member of any other company's board of directors or compensation committee.

                             CERTAIN TRANSACTIONS


     The Company has entered into certain agreements with NU and CMP, affiliates of which are major stockholders of the Company, relating to fiber optic facilities and services upon which the NEON system depends. See "Business--Right-of-Way Agreements." The Company believes that these agreements are on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. NU has waived right-of-way fees otherwise payable by the Company through 2004 in return for the Company's agreement to build the NEON system to certain NU facilities and to allow NU to use 12 fibers on designated route segments in the NU service territory.

     In     , 1998, the Company entered into a Restructuring and Contribution
Agreement with, inter alia, CMP, MaineCom (an affiliate of CMP) and Mode 1 (an affiliate of NU) relating to the restructuring of the Company. Pursuant to this Agreement, each of MaineCom and Mode 1 exchanged membership interests in subsidiaries of the Company for shares of the Series B Convertible Preferred Stock of the Company. In addition, pursuant to the Restructuring and Contribution Agreement, Mr. Colantonio, the Company's President, and Mr. Musen, the Company's Vice President, Operations, exchanged their membership interests in FiveCom LLC, a subsidiary of the Company, for shares of the Series B Convertible Preferred Stock of the Company. See "Business --Reorganization."


     During the years ended December 31, 1996 and 1997, the Company reimbursed CMP and/or MaineCom for personnel and construction costs related to activities of the Company. The amount paid to CMP totaled $________ and $________ for the years ended December 31, 1996 and 1997, respectively. Approximately $0 and $29,779 was included in accounts payable at December 31, 1996 and 1997, respectively.

     CMP and the Company are parties to a Tax Sharing Agreement pursuant to which CMP has included the Company in its consolidated federal income tax return since 1996. At December 31, 1996 and 1997, the amounts due under the Tax Sharing Agreement to the Company from CMP amounted to approximately $0 and $368,734, respectively, for current and deferred income tax benefits related to CMP's utilization of the Company's loss carryforwards. As a result of this arrangement, the Company has no loss carryforwards.

     The Company paid NU $________ in 1996 and $________ in 1997 for materials, labor and other contractor charges related to the construction of the NEON system. Approximately $357,100 and $494,500 was included in accounts payable at December 31, 1996 and 1997, respectively.


     CMP agreed to allow right-of-way payments otherwise payable by the Company to accrue so long as amounts borrowed by the Company from Peoples Heritage Savings Bank under a $1.6 million construction loan agreement were outstanding. The Company expects to repay the Peoples Heritage Savings Bank loan with the proceeds of the Offerings. The amount of right-of-way payments accrued through March 31, 1998 was approximately $115,000.


     For a description of certain employment agreements and other arrangements between the Company and its executive officers, see "Management--Executive Compensation."


     Upon the closing of the Offerings, the Company has agreed to pay a bonus of $500,000 to each of Mr. Colantonio and MaineCom. The payment to MaineCom is in recognition of the services provided by Mr. Crabtree, as an employee of MaineCom, to the Company.


     In October 1997, the Company entered into a Construction Loan Agreement with CMP, as amended in February 1998 and June 1998 (as amended, the "CMP Loan Agreement"). Pursuant to the terms of the CMP Loan Agreement, the Company may borrow up to $30 million to pay approved expenses related to the construction of the NEON system. Amounts borrowed by the Company bear interest at an annual interest rate equal to LIBOR plus 3%, and are secured by a first priority security interest in all of the Company's assets, including the Company's rights in the NEON system, except that part of the NEON system which is located in CMP's service territory, as to which CMP's security interest is subordinated to that of another lender. As of April 30, 1998, the Company had outstanding
principal of approximately $     million under the CMP Loan Agreement. Amounts
due under the CMP Loan Agreement are being paid in full with the proceeds of the Offerings. See "Use of Proceeds."

     Concurrently with the CMP Loan Agreement, CMP was issued warrants to purchase 5,876 shares of membership interest in FiveCom LLC with an exercise price of $.01 per share.


     MaineCom has certain rights with respect to the registration of its shares of the capital stock of the Company. See "Description of Capital
Stock--Registration Rights."

                    [E] PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's voting securities as of April 30, 1998, assuming exercise of options exercisable within 60 days of April 30, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each Selling Stockholder, (ii) each person who, to the knowledge of the Company, beneficially owns more than 5% of any class of the Company's voting securities; (iii) each director of the Company; (iv) each Named Executive Officer of the Company; and (v) all directors and officers of the Company as a group.




                                                                                   Shares of Common
                                          Shares of Common                        Stock Beneficially
                                         Stock Beneficially                              Owned
                                         Owned Prior to the        Number of         After the Equity
                                         Equity Offering(2)        Shares of          Offering(2)(3)
                                       ----------------------     Common Stock    ----------------------
Name(1)                                 Number      Percent      Being Offered     Number     Percent
------------------------------------   --------   -----------   ---------------   --------   --------
5% Stockholders
Central Maine Power Company(4)
 83 Edison Drive
 Augusta, ME 04336 .................                  53.53%
Mode 1 Communications, Inc.(5)
 c/o Northeast Utilities Services
  Company
 107 Selden Street
 Berlin, CT 06037 ..................                  41.37%
Executive Officers and Directors
Richard A. Crabtree(4)(6) ..........     --              --
Victor Colantonio(7) ...............                   1.08%
William F. Fennell(8) ..............     --              --
James D. Mack, Jr.(9) ..............     --              --
Michael A. Musen ...................     --                *
John H. Forsgren(5) ................     --              --
David E. Marsh(4) ..................     --              --
F. Michael McClain(4) ..............     --              --
Gary D. Simon(5) ...................     --              --
All executive officers and directors
 as a group (9 persons) ............


------------

* Represents less than one percent of the outstanding Common Stock

(1) The address of each person in the table other than Central Maine Power Company and Mode 1 Communications, Inc. is 391 Totten Pond Road, Suite 401, Waltham, Massachusetts 02154.


(2) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 30, 1998. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(3) Assumes no exercise of the Underwriters' over-allotment option.


(4) Consists of     shares held by CMP and     shares held by MaineCom, a
    wholly-owned subsidiary of CMP. Mr. Crabtree, the Chief Executive Officer and Chairman of the Board of Directors of the Company, is the President of MaineCom. Mr. Marsh, a director of the Company, is the Chief Financial Officer of CMP. Mr. McClain, a director of the Company, is the Vice President, Corporate Development of CMP. Each of Messrs. Crabtree, Marsh and McClain disclaims beneficial ownership of the shares held by MaineCom and CMP except to the extent of his pecuniary interest therein.

(5) Mr. Forsgren, a director of the Company, is an Executive Vice President and the Chief Financial Officer of Northeast Utilities Service Company ("NUSC"), the parent of Mode 1 Communications, Inc. ("Mode 1"). Mr. Simon, a director of the Company, is the Senior Vice President-Strategy and Development for NUSC. Each of Messrs. Forsgren and Simon disclaims beneficial ownership of the shares held by Mode 1 except to the extent of his pecuniary interest therein.


(6) Does not include       shares subject to options granted to Mr. Crabtree in
    May 1998. See "Management--Executive Compensation."

(7) Does not include       shares subject to options granted to Mr. Colantonio
    in May 1998. See "Management--Executive Compensation."

(8) Does not include       shares subject to options granted to Mr. Fennell in
    May 1998.

(9) Does not include       shares subject to options granted to Mr. Mack in May
1998.

                          [D] PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's voting securities as of April 30, 1998, assuming exercise of options exercisable within 60 days of April 30, 1998, and as adjusted to reflect the sale of shares of Common Stock offered in the Equity Offering, by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of any class of the Company's voting securities; (ii) each director of the Company; (iii) each Named Executive Officer of the Company, and
(iv) all directors and officers of the Company as a group.




                                                                   Percentage of Shares
                                               Number of                of Common Stock
                                               Shares of              Beneficially Owned
                                             Common Stock    ------------------------------------
                                             Beneficially     Prior to the        After the
Name(1)                                        Owned(1)         Offerings      Offerings(2)(3)
-----------------------------------------   --------------   --------------   ----------------
5% Stockholders
Central Maine Power Company(4)
 83 Edison Drive
 Augusta, ME 04336 ......................                         53.53%
Mode 1 Communications, Inc.(5)
 c/o Northeast Utilities Services Company
 107 Selden Street
 Berlin, CT 06037 .......................                         41.37%
Executive Officers and Directors
Richard A. Crabtree(4)(6) ...............
Victor Colantonio(7) ....................                          1.08%
William F. Fennell(8) ...................
James D. Mack, Jr.(9) ...................
Michael A. Musen ........................                             *
John H. Forsgren(5) .....................
David E. Marsh(4) .......................
F. Michael McClain(4) ...................
Gary D. Simon(5) ........................
All executive officers and directors as a
 group (9 persons) ......................


------------

* Represents less than one percent of the outstanding Common Stock

(1) The address of each person in the table other than Central Maine Power Company and Mode 1 Communications, Inc. is 391 Totten Pond Road, Suite 401, Waltham, Massachusetts 02154.


(2) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 30, 1998. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(3) Assumes no exercise of the Underwriters' over-allotment option in the Equity Offering. Reflects the sale by each of the Company, MaineCom
    Services and Mode 1 of      ,       and       shares of Common Stock,
    respectively, in the Equity Offering.


(4) Consists of     shares held by CMP and     shares held by MaineCom
    Services, a wholly-owned subsidiary of CMP. Mr. Crabtree, the Chief Executive Officer and Chairman of the Board of Directors of the Company, is the President of MaineCom. Mr. Marsh, a director of the Company, is the Chief Financial Officer of CMP. Mr. McClain, a director of the Company, is the Vice President, Corporate Development of CMP. Each of Messrs.

    Crabtree, Marsh and McClain disclaims beneficial ownership of the shares held by MaineCom and CMP except to the extent of his pecuniary interest therein.

(5) Mr. Forsgren, a director of the Company, is an Executive Vice President and the Chief Financial Officer of Northeast Utilities Service Company ("NUSC"), the parent of Mode 1 Communications, Inc. ("Mode 1"). Mr. Simon, a director of the Company, is the Senior Vice President-Strategy and Development for NUSC. Each of Messrs. Forsgren and Simon disclaims beneficial ownership of the shares held by Mode 1 except to the extent of his pecuniary interest therein.


(6) Does not include       shares subject to options granted to Mr. Crabtree in
    May 1998. See "Management--Executive Compensation."

(7) Does not include       shares subject to options granted to Mr. Colantonio
    in May 1998. See "Management--Executive Compensation."

(8) Does not include       shares subject to options granted to Mr. Fennell in
    May 1998.

(9) Does not include       shares subject to options granted to Mr. Mack in May
    1998.

                         DESCRIPTION OF CAPITAL STOCK

     As of April 30, 1998 (after giving effect to the Reorganization and the Preferred Stock Conversion), there were outstanding an aggregate of shares of Common Stock held of record by 22 stockholders.


Common Stock

     The Company's Restated Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of Common Stock, $.01 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Equity Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.


Preferred Stock

     The Restated Certificate of Incorporation authorizes the issuance of up to 2,000,000 shares of Preferred Stock, $.01 par value per share. Under the terms of the Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.


Delaware Law and Certain Charter and Bylaw Provisions

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.


     Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The Restated Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by a Chairman of the Board of Directors or by the Board of Directors. Under the Company's Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.


     The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.


Transfer Agent and Registrar


     The transfer agent and registrar for the Company's Common Stock is BankBoston, N.A.


Registration Rights

     In November 1995, the Company and MaineCom entered into a Stock Subscription Agreement, pursuant to which MaineCom purchased shares of the Company's Series B Convertible Preferred Stock. Pursuant to the terms of the Agreement, MaineCom has the right to have the shares of Common Stock issuable upon conversion of its shares of Series B Convertible Preferred Stock ("Registrable Securities") included in any registration statement filed by the Company relating to any public offering of the Company's Common Stock, except to the extent the number of such shares may be limited by the managing underwriter of any such offering. In addition, MaineCom may request that the Company register all or part of the Registrable Securities at any time at least 180 days after the effective date of a registered underwritten offering of the Company's Common Stock, provided that the anticipated aggregate net offering price for such securities is at least $10,000,000.

     In May 1996, the Company issued a warrant to Oppenheimer & Co., Inc. (now CIBC Oppenheimer Corp.) ("Oppenheimer"), relating to the right to purchase shares of the Company's Series B Convertible Preferred Stock (the "Oppenheimer Warrant"). Pursuant to the terms of the Oppenheimer Warrant, upon Oppenheimer's request, the Company is required to include any securities issuable with respect to the Oppenheimer Warrant ("Oppenheimer Registrable Securities") in any registration statement filed by the Company (other than a Registration Statement on Form S-8) relating to any public offering of the Company's Common Stock. In addition, if requested by the holders of 50% of the Oppenheimer Registrable Securities, the Company is required to register such securities on a Registration Statement on Form S-3 when the Company becomes eligible to use such form. However, in lieu of either of the above-referenced registrations, the Company may purchase the Oppenheimer Registrable Securities for an amount in cash equal to 95% of the difference between (a) the last sale price of such securities on the day the request for registration in made and (b) the exercise price in effect for the Oppenheimer Warrant on such day.



Shareholders Agreement


     CMP and NU have entered into an agreement dated May   , 1998, whereby each
such party agrees that, following the completion of the Offerings, it will not permit or cause the Company to (i) merge or consolidate, liquidate or dissolve, change its form of organization or sell, lease, exchange or transfer all or substantially all of its assets; or (ii) seek bankruptcy protection or certain other protection from creditors, without the consent of both parties. In addition, each of NU and CMP has rights of first offer in connection with the proposed sale of Common Stock of the Company held by the other party and the option to purchase the shares of Common Stock of the Company held by the other party if such other party seeks bankruptcy protection or similar relief. After the closing of the Offerings, this agreement will remain in effect for so long as (a) NU owns at least 10% of the outstanding Common Stock of the Company, fully diluted and (b) the aggregate Common Stock of the Company owned by NU and CMP is at least 331/3% of the outstanding Common Stock of the Company, fully diluted.

                    [E] DESCRIPTION OF CERTAIN INDEBTEDNESS

     Concurrently with the Equity Offering, the Company is offering its    %
Senior Discount Notes due 2008 pursuant to the Debt Offering for gross proceeds
of $    million. The following is a summary of certain terms of the Notes and is qualified in its entirety by reference to the Indenture (the "Indenture") relating to the Notes. A copy of the proposed form of Indenture has been filed with the Registration Statement of which this Prospectus forms a part.


     The Notes will be unsecured senior obligations of the Company, and will
mature on      , 2008. No cash interest will accrue on the Notes prior to
     , 2003. Commencing on      , 2003, cash interest will accrue on the Notes
at the rate of   % per annum, and will be paid semiannually on       and
of each year, commencing      , 2004.


     Except as described below, the Notes will not be redeemable prior to
     , 2003. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time. In the event
the Company consummates certain public equity offerings prior to      , 2001,
the Company may, at its option, use proceeds from such offerings to redeem up to 35% of the original principal amount of the Notes.

     Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the accreted value thereof, together with accrued and unpaid interest to the date of purchase.


     The Indenture will contain certain covenants, including covenants that limit (i) indebtedness, (ii) restricted payments, (iii) restrictions on distributions from certain subsidiaries, (iv) transactions with affiliates, (v) sales of assets and subsidiary stock (including sale and leaseback transactions), (iv) sale or issuance of capital stock of certain subsidiaries,
(vii) liens, and (viii) mergers or consolidations.

                         [D] DESCRIPTION OF THE NOTES


General

     The Notes are to be issued under an Indenture, to be dated as of      ,
1998 (the "Indenture"), between the Company and      , as Trustee (the
"Trustee"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For purposes of this summary, the term "Company" refers only to NorthEast Optic Network, Inc., and not to any of its subsidiaries.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.


Terms of the Notes

     The Notes will be unsecured senior obligations of the Company, limited to
$    million aggregate principal amount at maturity, and will mature on      ,
2008. No cash interest will accrue on the Notes prior to      , 2003, although
for U.S. Federal income tax purposes a significant amount of OID will be recognized by a Holder as such discount accrues. See "Certain United States Federal Income Tax Consequences" for a discussion regarding the taxation of such OID. Cash interest will accrue on the Notes at the rate per annum shown on
the cover page hereof from      , 2003, or from the most recent date to which
interest has been paid or provided for, payable semiannually to Holders of
record at the close of business on the    or    immediately preceding the
interest payment date on    and    of each year, commencing    , 2004. The
Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.


Optional Redemption

     Except as set forth in the following paragraph, the Notes will not be
redeemable at the option of the Company prior to      , 2003. Thereafter, the
Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of Accreted Value), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period
commencing on    of the years set forth below:


                                        Redemption
Period                                    Price
------------------------------------   -----------
       2003 ........................         %
       2004 ........................
       2005 ........................
       2006 and thereafter .........       100

     In addition, at any time and from time to time prior to      , 2001, the
Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a
redemption price (expressed as a percentage of Accreted Value) of   % plus
accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that (i) at least $ aggregate principal amount of the Notes must remain outstanding and be held, directly or indirectly, by Persons other than the Company and its Affiliates, after each such redemption and (ii) any such redemption shall occur within 60 days of the applicable Public Equity Offering.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.


Ranking


     The indebtedness evidenced by the Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company and will be senior in right of payments to all future subordinated indebtedness of the Company. As of March 31, 1998, after giving effect to the issuance of the Notes and the application of the proceeds therefrom, the Company's senior
indebtedness outstanding would have been approximately $   million, including
the Notes.

     A portion of the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At March 31, 1998 on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, the total liabilities of the Company's subsidiaries
were approximately $   million, including trade payables. Although the
Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See "--Certain Covenants--Limitation on Indebtedness."



Book-Entry, Delivery and Form

     The Notes sold will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Upon the transfer of a Note in definitive form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


Certificated Notes

     The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) an Event of Default has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

Same-Day Payment

     The Indenture will require that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.


Change of Control

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 3d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by another Person (a "parent corporation") if such other person is the beneficial owner (as described in this clause
   (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as described in this clause (i)), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

     (ii) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 662/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

     (iii) the adoption of a plan relating to the liquidation or dissolution of the Company; or

     (iv) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from


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the date such notice is mailed); and (4) the instructions determined by the
Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     If a Holder's Notes are redeemed by the Company pursuant to its option to redeem Notes as described under "--Optional Redemption" prior to the date on which the Company would be obligated to pay for such Notes tendered pursuant to a Change of Control Offer, such Holder will be entitled to receive only the redemption price. The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Indebtedness", "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.


Certain Covenants


     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio would be less than 5.5 to 1.0 if such Indebtedness is Incurred on or prior to December 31, 2000 or 5.0 to 1.0 if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

   (1) Indebtedness Incurred pursuant to Credit Agreements; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed $25 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(ii)(A) of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock";


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

   (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock of a Restricted Subsidiary which results in any such Indebtedness being owned or held by a Person that is no longer a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (ii) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

   (3)  the Notes;

   (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

   (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) above, this clause (5) or clauses (7), (8) or (10) below; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary described in clause (10), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

   (6) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to paragraphs (a) or (b) hereof;


   (7) Indebtedness (including Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or another Restricted Subsidiary) Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation and integration) of acquiring property, plant and equipment or inventory to be used in connection with a Telecommunications Business (including acquisitions by way of capital lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant and equipment or inventory so acquired) by the Company or Restricted Subsidiary after the Issue Date;


   (8) Indebtedness of the Company in an amount which, when taken together with the amount of Indebtedness Incurred pursuant to this clause (8) and then outstanding, does not exceed two times the Net Cash Proceeds received by the Company after the Issue Date as a capital contribution from, or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to, a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to paragraph
        (a)(3)(B) or paragraph (b)(i) of the covenant described under "--Limitation on Restricted Payments" to make a Restricted Payment; provided, however, that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Average Life of the Notes;

   (9) Guarantees by any Restricted Subsidiary of the Notes, Indebtedness Incurred pursuant to paragraph (a) above and any Indebtedness that Refinances the Notes or any Indebtedness Incurred pursuant to paragraph
        (a) above;

   (10) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) hereof; and

   (11) Indebtedness Incurred in an aggregate amount which, when taken together with the aggregate amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clause (1) through (10) above or paragraph (a)) does not exceed $5 million.


     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations


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unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above. For the purposes of determining the amount of Indebtedness outstanding at any time, Guarantees with respect to Indebtedness otherwise included in the determination of such amount shall not be included.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

   (A) the remainder of (x) cumulative EBITDA during the period (taken as a single accounting period) beginning on the first day of the fiscal quarter of the Company beginning after the Issue Date and ending on the last day of the most recent fiscal quarter for which financial statements have been made publicly available but in no event ending more than 135 days prior to the date of such determination minus (y) the product of 1.5 times cumulative Consolidated Interest Expense during such period;

   (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

   (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

   (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

   (b) The provisions of the foregoing paragraph (a) shall not prohibit:

     (i) any Restricted Payment (other than a Restricted Payment described in clause (i) of the definition of "Restricted Payment") made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale used to make such Restricted Payment shall be excluded from the calculation of amounts under clause (3)(B) of paragraph
   (a) above;

     (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

     (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or

     (iv) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $500,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company (the limitations described in (a), (b) and (c) being called the "Subsidiary Distributions"), except:

     (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

     (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

     (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

     (iv) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness Incurred pursuant to clause (b)(1) of the covenant described under "Limitation on Indebtedness"; provided, however, that such encumbrances and restrictions permit the distribution of funds to the Company in an amount sufficient for the Company to make the timely payment of interest, premium (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Indebtedness, including pursuant to offers to purchase) according to the terms of the Indenture and the Notes and other Indebtedness that is solely an obligation of the Company; provided further, however, that such agreement or instrument may nevertheless contain (A) customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Company or any Restricted Subsidiary, customary restrictions on transactions with affiliates and customary subordination provisions governing Indebtedness owed to the Company or any Restricted Subsidiary and (B) a customary provision prohibiting such Restricted Subsidiary from making any Subsidiary Distributions upon the occurrence and during the continuance of any payment default under any such agreement or instrument (for purposes of this clause
   (iv), any determination as to what is customary shall be conclusively determined in good faith by the Chief Financial Officer of the Company as certified to the Trustee at the time such agreement or instrument is entered into);

     (v) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

     (vi) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

     (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company controlled directly or indirectly by the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes pursuant to and subject to the conditions contained in the Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments or used to reduce outstanding borrowings under revolving credit facilities.

     For the purposes of clause (a)(i) above, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their Accreted Value plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. The Company shall not be required to make such an offer to purchase Notes pursuant to this covenant if the Net Available Cash available therefor is less than $5 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the

Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves as amount in excess of $5.0 million, have been determined by nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary, (ii) directors' qualifying shares, (iii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iv) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.


     Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "--Limitation on Liens", (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock."


     Future Guarantors. The Company shall cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company (other than the Notes) pursuant to clause (b)(9) of the covenant described under "--Limitation on Indebtedness" to guarantee the Notes on substantially the same terms and conditions as such Guarantee.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company's Consolidated Leverage Ratio is not greater than the Company's Consolidated Leverage Ratio immediately prior to such transaction; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.


Defaults



     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "--Change of Control" (other than a failure to purchase Notes) or under "--Certain Covenants" under "--Limitation on Indebtedness", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Affiliate Transactions", "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "--Limitation on Liens", "--Limitation on Sale/Leaseback Transactions", "--Future Guarantors" or "--SEC Reports", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary not being paid within any applicable grace period after final maturity or being accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $5 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"). However, a default under clauses (iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.


     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the Accreted Value of and accrued but unpaid interest on all the Notes to be due and payable (collectively, the "Default Amount"). Upon such a declaration, the Default Amount shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the Default Amount on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless
(i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.


     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.


Amendments and Waivers


     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal or Accreted Value of or extend the Stated Maturity of any Note, (iv) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption", (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.


Transfer


     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.


Defeasance


     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).


Concerning the Trustee


          is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law


     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.


Certain Definitions



     "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount of Notes:


     (i) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual                Accreted
Accrual Date                Value
---------------------   -------------
Issue Date ..........
     , 1999 .........
     , 1999 .........
     , 2000 .........
     , 2000 .........
     , 2001 .........
     , 2001 .........
     , 2002 .........
     , 2002 .........
     , 2003 .........
     , 2003 .........       1,000.00

     (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal to the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator is the number of days from and including the Issue Date to and excluding the Specified Date; or

     (iii) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments", "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or
(iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or a Permitted Investment and (z) disposition of assets with a fair market value of less than $250,000); provided, however, that transfers of fiber capacity in exchange for indefeasible rights of use and long-term leases of fiber capacity shall be treated as made in the ordinary course of business.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,
(i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA for the four most recent consecutive fiscal quarters ending at least 45 days prior to such date of determination (such four fiscal quarters being herein called the "Reference Period"); provided, however, that

   (1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness and to the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness;

   (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness that was outstanding as of the end of such fiscal quarter is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and EBITDA shall be calculated as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

   (3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

   (4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

   (5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below);

     (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause applicable to such other Restricted Subsidiary) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (v) extraordinary gains or losses; and

     (vi) the cumulative effect of a change in accounting principles.


     Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.


     "Credit Agreements" means each agreement entered into by the Company or any of its Restricted Subsidiaries providing for loans to the Company or any such Restricted Subsidiary, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such agreement whether by the same or any other lender or group of lenders.

     "Currency Agreement"means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default"means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock"means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock or (iii) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, at the option of the holder thereof, in whole or in part, in each case under clause (i), (ii) or (iii) on or prior to a date that is six months following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (x) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control" and (y) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Company and its consolidated Restricted Subsidiaries, (c) amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (d) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted


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Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;


     (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (v) the amount of all mandatory payment obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock of such Subsidiary (but excluding, in each case, any accrued dividends);

     (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

     (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Holders" means (i) Central Maine Power Company, a Maine corporation, and its Affiliates and (ii) Northeast Utilities, a Massachusetts business trust and its Affiliates.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents either the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and (ix) any Person principally engaged in a Related Business if (a) the Company or Restricted Subsidiary, after giving effect to such Investment, will own at least 20% of the Voting Stock of such Person and
(b) the amount of such Investment, when taken together with the aggregate amount of all Investments made pursuant to this clause (ix) and then outstanding, does not exceed $10 million.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation and integration) of any property, plant and equipment, inventory or other property acquired by such Person (including acquisitions by way of capital lease and acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens to secure Indebtedness permitted under the provisions described in clause
(b)(1) under "--Certain Covenants--Limitation on Indebtedness"; (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person and including Liens created by other Persons affecting any easement, indefeasible right to use or other property right granted to the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor; and (n) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceeding that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; and (o) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and
(y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h),
(i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses
(f), (i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.


     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company (except to the extent such Refinanced Indebtedness was guaranteed by such Subsidiary) or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).


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

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Telecommunications Business" means the business of (i) transmitting or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clause (i) or (ii) above.

     "Temporary Cash Investments" means any of the following:

     (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

     (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

     (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,


     (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

     (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.


     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) if such Subsidiary had any Indebtedness outstanding at the time of such designation, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                      [E] SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Equity Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the Equity Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of the Equity Offering (based on shares outstanding at April 30, 1998), the Company will have outstanding an aggregate of shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the shares sold in the Equity Offering will be freely tradeable without restrictions or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below
and the provisions of Rule 144, 144(k) and 701,        shares will be eligible
for sale upon expiration of the lock-up agreements on       , 180 days after
the date of this Prospectus and        shares will be eligible for sale upon
expiration of their respective one-year holding periods.

     All officers, directors and principal stockholders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions. Credit Suisse First Boston Corporation currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston Corporation will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then
outstanding (which will equal approximately        shares immediately after the
Equity Offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of the Equity Offering.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the Equity Offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by Affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

     The Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions.

     Following the Equity Offering, the Company intends to file registration
statements under the Securities Act covering approximately        shares of
Common Stock issued and outstanding, subject to outstanding options or reserved for issuance under the Company's 1998 Plan. See "Management -- 1998 Stock Incentive Plan." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

             [E] CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES FOR
                           NON-UNITED STATES HOLDERS


     The following is a summary of certain material United States federal income tax considerations relating to the ownership and disposition of Common Stock applicable to Non-United States Holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary does not address tax considerations that may be relevant to a particular investor in light of such investor's personal investment circumstances, nor does it address any tax consequences arising out of the laws of any state, local or foreign taxing jurisdiction.


     A "Non-United States Holder" is any beneficial owner of Common Stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or an estate or trust not subject to United States federal income tax on a net income basis in respect of income or gain with respect to Common Stock. An individual may be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days during the calendar year and for an aggregate of 183 days during the calendar year and the two preceding calendar years (counting, for such purposes, all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). In addition to the "substantial presence test" described in the immediately preceding sentence, an individual may be treated as a resident alien if he or she (i) meets a lawful permanent residence test (a so-called "green card" test) or (ii) elects to be treated as a U.S. resident and meets the "substantial presence test" in the immediately following year.


     Each prospective non-United States Holder is advised to consult its own tax advisor with respect to the tax consequences of owning and disposing of Common Stock.



Sale or Exchange of Common Stock


     A Non-United States Holder of Common Stock will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale or exchange of the Common Stock unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual and holds Common Stock as a capital asset, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) subject to the exceptions discussed below, the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Holder's holding period and certain other conditions are met.



United States Real Property Holding Corporations


     Under present law, a company is a United States real property holding corporation if (a) the fair market value of its United States real property interests is equal to or more than (b) 50% of the sum of the fair market value of its United States real property interests, its interests in real property located outside the United States, and its other assets which are used or held in a trade or business. Because of its investment in the communication network, the Company may be a United States real property holding corporation. If the Company is a "United States real property holding corporation," gain recognized on a disposition of the Common Stock by a Non-United States Holder would be subject to United States federal income tax unless (i) the Common Stock is "regularly traded on an established securities market" within the meaning of the Code and (ii) the Non-United States Holder disposing of Common Stock did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the Common Stock. It is anticipated that the Common Stock will be regularly traded on an established securities market.



Dividends

     Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under recently issued Treasury Regulations, however, Non-United States Holders of Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. The new Treasury Regulations are effective for payments made after December 31, 1999. Dividends paid to a holder with an address within the United States generally will not be subject to withholding tax, unless the Company has actual knowledge that the holder is a Non-United States Holder.

     Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Statement Claiming Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of a Trade or Business in the United States) each year with the Company or its paying agent prior to the payment of the dividends for such year. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments.


     A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "IRS").


Backup Withholding and Information Reporting

     Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Unless the Company has actual knowledge that a holder is a non-United States person, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an exempt recipient as defined in Treasury Regulation Section 1.6049-4(c)(1)(ii) (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements. However, under recently issued Treasury Regulations, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The new Treasury Regulations apply to dividend payments made after December 31, 1999.

     If the proceeds of the disposition of Common Stock by a Non-United States Holder are paid over, by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding at a rate of 31% unless the disposing holder certifies as to its name, address and status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through an office outside the United States of a broker that is either (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-United States Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

           [D] CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold the Notes as "capital assets" (within the meaning of Section 1221) and does not address tax considerations that may be relevant to a particular investor in light of such investor's personal investment circumstances, nor does the discussion address special rules applicable to certain types of investors subject to special treatment under the Code (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations, non-resident aliens, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar.) This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "original issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can been no assurance that the IRS will agree with such statements and their conclusions. No consideration of any aspects of state, local or foreign taxation is included herein. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.


UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means the beneficial owner of a Note that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.


Stated Interest

     The receipt of cash in respect of the stated interest on the Notes will not be taxable to the United States Holders but, rather, such stated interest will be included in income as original issue discount ("OID") on a daily economic accrual basis as described below.


Original Issue Discount


     Because the Notes are being issued with more than a de minimis amount of discount from their stated redemption price at maturity and no interest will be
paid on the Notes prior to       , 2003, the Notes will be considered to have
been issued with OID for federal income tax purposes. The OID on a Note will be the excess of its "stated redemption price at maturity" (as defined below) over its "issue price." The stated redemption price at maturity of a Note will be equal to the stated principal amount of the Note, plus the amount of all stated interest due and payable on such Note. The issue price of the Notes will be the first price to the public (excluding bond houses and brokers) at which a substantial amount of the Notes were sold.


     A United States Holder will be required to include OID in gross income on a daily economic accrual basis over the term of a Note, regardless of such United States Holder's method of tax accounting and in advance of the receipt of the cash attributable to such interest income. In general, a United States Holder must include in income the sum of the daily portions of OID with respect to a Note for each day during the taxable year on which the United States Holder holds the Note, including the purchase date and excluding the disposition date. The daily portion of OID is determined by allocating to each day of any accrual period (which may be of any length and may vary over the term of a Note, at the option of the holder, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest on the Note occurs on the first or last day of an accrual period) within a taxable year a pro rata portion of an amount equal to the adjusted issue price of a Note at the beginning of the accrual period multiplied by the yield to maturity of such Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the Notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. The adjusted issue price of a Note at the beginning of any accrual period is the issue price of the Note increased by the accrued OID for all prior accrual periods (less any cash payments received on such Notes). The yield to maturity of a Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made under a Note, produces an amount equal to the issue price of the Note.

     Under these rules, United States Holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Each payment made under a Note will be treated first as a payment of OID which was previously includible in gross income (to the extent of OID that has accrued as of the date of payment and has not been allocated to prior payments) and second as a payment of principal (which generally is not includible in income).



Optional Redemption.

     The Company's option to redeem the Notes, in whole or in part, at any time
on or after       , 2003, at certain redemption prices based on a percentage of
Accreted Value, plus accrued interest will be treated as a call option. See "Description of the Notes -- Optional Redemption." Because any exercise by the Company of this option would not decrease the yield on the Notes, the Company will not be presumed to exercise the option for purposes of the OID rules.

     In addition to the optional redemption described above, the Company will have the right to redeem up to 35% in aggregate face amount of the outstanding Notes out of the net cash proceeds of one or more Public Equity Offerings on or
prior to          , 2000. See "Description of the Notes -- Optional
Redemption." Furthermore, a United States Holder will have the right to tender Notes to the Company for redemption should the Company experience a Change of Control. See "Description of the Notes -- Change of Control." Such additional redemption rights should not affect, and will not be treated by the Company as affecting, the determination of the yield or maturity of the Notes.


     The tax treatment of a redemption of the Notes generally should be governed by the rules for dispositions thereof as described below.

     If a United States Holder tenders Notes for redemption as a result of a Change of Control, the United States Holder may be required to include as ordinary income any amount the Holder is entitled to receive in excess of the Accreted Value of a Note on the date of the redemption. Holders should consult their own tax advisors regarding the treatment of payments received upon any optional redemptions.


Disposition of the Notes


     Generally, upon the sale or exchange or redemption for a Note, a United States Holder will realize taxable gain or loss equal to the difference between the amount of cash or other property received by the United States Holder in exchange for such Note (except to the extent such amount realized is attributable to accrued but unpaid interest that such holder has not included in gross income previously) and such holder's adjusted tax basis in such Note. A United States holder's adjusted tax basis in a Note will initially equal the cost of the Note to such holder and will be increased by any accrued OID includible in such holder's gross income and decreased by the amount of any payments received by such holder in respect of such Note regardless of whether such payments are denominated as principal or interest. Any gain or loss upon a sale or other disposition of a Note will generally be capital gain or loss. At the time of sale or redemption, any such gain will be taxed to a United States Holder who is a natural person at a maximum rate of 20 percent (10 percent, if such holder is in a 15 percent bracket) if the Note is held for more than 18 months at a maximum rate of 28 percent (15 percent if such holder is in a 15 percent bracket) if the Note is held for more than 12 months but not more than 18 months.

Information Reporting and Backup Withholding

     A United States Holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments received with respect to the Notes. This withholding generally applies only if the U.S. Holder (i) fails to furnish his social security or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he has failed to report properly payments of interest and dividends and the service has notified the Company that he is subject to withholding or (iv) fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements described below under "Non-United States Holders") are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The Company will furnish to the IRS and to record holders of the Notes (to whom it is required to furnish such information) information relating to the amount of interest and OID, as applicable.


THE COMPANY AND U.S. CORPORATE HOLDERS

     The Notes will constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of the Notes will be equal to or greater than the sum of the relevant applicable federal rate ("AFR") in effect for debt
instruments issued in      1998 (   % compounded semi-annually), plus 5
percentage points. If the Notes constitute AHYDOs, the Company will not be entitled to deduct any interest on the Notes until it pays such interest in cash or other property (other than stock or debt instruments of the Company or related party). In addition, if the yield to maturity of the Notes exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the "disqualified portion" of the OID accruing on the Notes will not be deductible by the Company and to the extent of the Company's current and accumulated earnings and profits will be treated as a dividend distribution solely for purposes of the dividends received deduction of Sections 243, 246 and 246A of the Code with respect to holders that are U.S. corporations. In general, the "disqualified portion" of OID for any accrual period will be equal to that portion of the OID attributable to the yield on the Note in excess of the AFR plus six percentage points.

     Subject to otherwise applicable limitations, holders that are U.S. corporations will be entitled to a dividends received deduction (generally at a 70% rate) with respect to the disqualified portion of the accrued OID if the Company has sufficient current or accumulated "earnings and profits." The excess will continue to be taxed as ordinary OID income in accordance with the rules described above in "-- United States Holders -- Original Issue Discount."



NON-UNITED STATES HOLDERS


     As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

     The following discussion is a summary of certain U.S. federal income tax consequences to a Non-United States Holder of a Note.


Stated Interest and OID on Notes

     Generally any interest or OID paid to a Non-United States Holder of a Note will not be subject to U.S. federal income or withholding tax, provided that
(i) the holder is not (A) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company or (B) a controlled foreign corporation related to the Company through stock ownership, (ii) such interest payments are not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States and
(iii) the Company (or its paying agent) receives certain information from the holder certifying under penalties of perjury that such holder is a Non-United States Holder.

     If these conditions are not satisfied a Non-United States Holder generally would be subject to U.S. withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments and payments (including redemption proceeds) attributable to OID on the Notes.


Sale, Exchange or Redemption of the Notes


     Except as provided below and subject to the discussion concerning backup withholding, a Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.



Information and Backup Withholding


     The Treasury regulations provide that backup withholding and information reporting will not apply to payments of principal, premium, if any, and interest on the Notes by the Company to a Non-United States Holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor their paying agents has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of the Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).


     The United States Department of the Treasury recently promulgated final regulations regarding the information reporting and backup reporting rules discussed above. In general, the final regulations do not significantly alter the substantive information reporting and backup withholding requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the final regulations permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Prospective purchasers of the Notes should consult their own tax advisors concerning the effect of such regulations on their particular situations.

                               [E] UNDERWRITING


     Under the terms and subject to the conditions contained in the
Underwriting Agreement dated     , 1998 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation and SBC Warburg Dillon Read Inc are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock:




                                                       Number of
Underwriter                                             Shares
---------------------------------------------------   ----------
    Credit Suisse First Boston Corporation .........
    SBC Warburg Dillon Read Inc ....................
      Total ........................................


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of the Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company and the Selling Stockholders have granted to the Underwriters an option expiring on the 30th day after the date of this Prospectus, to
purchase up to         additional shares from the Company and an aggregate of
        additional shares from the Selling Stockholders at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the price set forth on the cover page of this Prospectus, and through the Representatives, to certain dealers (who may
include the Underwriters) at such price less a concession of $       per share
and the Underwriters and such dealers may allow a discount of $       per share
on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     Each of the Company and its officers, directors and principal stockholders have agreed, subject to certain exceptions, that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The Underwriters have reserved for sale at the initial public offering
price up to         shares of the Common Stock for employees, directors and
certain other persons associated with the Company who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     Application has been made to list the shares of Common Stock on the Nasdaq National Market.

     Prior to the Equity Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the Representatives.

Among the factors considered in determining the initial public offering price will be prevailing market conditions for initial public offerings, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


     The Underwriters have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the number of shares of the Common Stock offered hereby.

                               [D] UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated [bullet] , 1998 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the Notes:



                                                       Principal
Underwriter                                             Amount
---------------------------------------------------   ----------
    Credit Suisse First Boston Corporation .........   $
    SBC Warburg Dillon Read Inc ....................
      Total ........................................   $
                                                       =========



     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the securities offered hereby if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the price set forth on the cover page of this Prospectus, and to certain dealers (who may include the
Underwriters) at such price less a concession of   % of the principal amount,
and the Underwriters and such dealers may allow a discount of   % of the
principal amount on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

     The Underwriters have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the principal amount being offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

                        [D] NOTICE TO CANADIAN RESIDENTS


Resale Restrictions

     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.


Representations of Purchasers


     Each purchaser of the Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."



Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.


Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.


Notice to British Columbia Residents

     A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.


Taxation and Eligibility for Investment

     Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian Legislation.

                        [E] NOTICE TO CANADIAN RESIDENTS


Resale Restrictions

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.


Representations of Purchasers


     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."



Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.


Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein and the Selling Shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.


Notice to British Columbia Residents

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.


Taxation and Eligibility for Investment

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. H&D Investments II, a
partnership comprised of partners of Hale and Dorr LLP, owns        shares of
Common Stock of the Company. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, copies of which may be obtained upon payment of the fees prescribed by the Commission or examined without charge at (i) the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and (ii) the Commission's regional offices located at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Plaza, 14th Floor, New York, New York 10007. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance where such contract or other document is an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         NORTHEAST OPTIC NETWORK, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                           Page
                                                                          -----
Report of Independent Public Accountants ..............................    F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and
 March 31, 1998 (unaudited) ...........................................    F-3
Consolidated Statements of Operations for the years ended
 December 31, 1995, 1996 and 1997 and for the three month periods
 ended March 31, 1997 and 1998 (unaudited) ............................    F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995, 1996 and 1997 and for the three month period
 ended March 31, 1998 (unaudited) .....................................    F-5
Consolidated Statements of Cash Flows for the years ended
 December 31, 1995, 1996 and 1997 and for the three month periods ended
 March 31, 1997 and 1998 (unaudited) ..................................    F-6
Notes to Consolidated Financial Statements ............................    F-8

After the reorganization transaction discussed in Note 14 to NorthEast Optic Network, Inc.'s consolidated financial statements is effected, we expect to be in position to render the following audit report.



                                                             ARTHUR ANDERSEN LLP
May 22, 1998


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To NorthEast Optic Network, Inc.:

We have audited the accompanying consolidated balance sheets of NorthEast Optic Network, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthEast Optic Network, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                         NORTHEAST OPTIC NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                             December 31,
                                                                          1996            1997       March 31, 1998
                                                                    --------------- --------------- ---------------
                                                                                                      (Unaudited)
Assets
Current Assets:
 Cash and cash equivalents ........................................  $  4,864,925    $  1,098,452    $  1,232,254
 Accounts receivable ..............................................       125,540       1,034,391         168,740
 Refundable taxes from related party (Note 2) .....................            --         368,734         495,375
 Prepaid expenses and other current assets ........................         4,853          13,572         109,893
                                                                     ------------    ------------    ------------
    Total current assets ..........................................     4,995,318       2,515,149       2,006,262
                                                                     ------------    ------------    ------------
Property and Equipment, at cost:
 Communications network ...........................................            --      15,583,770      16,355,922
 Machinery and equipment ..........................................        51,390          54,927          72,118
 Motor vehicles ...................................................        29,426          29,426          29,426
 Furniture and fixtures ...........................................         8,057          11,918          17,319
 Communications network construction in progress (Note 3) .........    11,274,200       1,292,492       3,794,811
                                                                     ------------    ------------    ------------
                                                                       11,363,073      16,972,533      20,269,596
 Less--Accumulated depreciation ...................................        33,578         437,830         640,173
                                                                     ------------    ------------    ------------
                                                                       11,329,495      16,534,703      19,629,423
                                                                     ------------    ------------    ------------
Restricted Cash (Note 5) ..........................................            --         819,923         839,662
Intangible Assets, net (Note 4) ...................................        44,850       3,591,225       3,708,325
                                                                     ------------    ------------    ------------
                                                                     $ 16,369,663    $ 23,461,000    $ 26,183,672
                                                                     ============    ============    ============
Liabilities and Stockholders' Equity
Current Liabilities:
 Current maturities of long-term obligations (Note 5) .............  $    380,142    $  1,982,911    $  1,949,936
 Accounts payable .................................................       315,977         294,758         290,636
 Accounts payable construction in progress ........................       482,308       1,199,293       2,786,515
 Accrued expenses (Note 13) .......................................       382,657       1,357,028       1,349,983
 Deferred revenue .................................................       225,000       1,144,170       1,129,575
                                                                     ------------    ------------    ------------
    Total current liabilities .....................................     1,786,084       5,978,160       7,506,645
                                                                     ------------    ------------    ------------
Deferred Tax Liability ............................................            --          61,000          86,192
                                                                     ------------    ------------    ------------
Note Payable to Related Party (Note 5) ............................            --       2,100,000       3,975,000
                                                                     ------------    ------------    ------------
Long-Term Obligations, less current maturities (Note 5) ...........       546,879         135,994          37,641
                                                                     ------------    ------------    ------------
Minority Interest in Consolidated Subsidiaries ....................     6,312,554       5,338,786       5,024,288
Commitments and Contingencies (Notes 5, 9 and 10)
Stockholders' Equity:
 Series A convertible preferred stock, $.05 par value--
  Authorized--200,000 shares; 21,180, 78,324 and 78,324 shares issued and outstanding at December 31, 1996 and 1997 and
   March 31, 1998, respectively ...................................         1,059           3,916           3,916
 Series B convertible preferred stock, $.05 par value--
  Authorized--2,025,120 shares; 962,734 shares issued and
   outstanding ....................................................        48,137          48,137          48,137
 Common stock, $.05 par value--
  Authorized--4,000,000 shares; 113,931 shares issued and
   outstanding ....................................................         5,696           5,696           5,696
 Warrants .........................................................         8,595         541,431         541,431
 Additional paid-in capital .......................................     9,225,478      11,772,725      11,772,725
 Accumulated deficit ..............................................    (1,564,819)     (2,524,845)     (2,817,999)
                                                                     ------------    ------------    ------------
    Total stockholders' equity ....................................     7,724,146       9,847,060       9,553,906
                                                                     ------------    ------------    ------------
                                                                     $ 16,369,663    $ 23,461,000    $ 26,183,672
                                                                     ============    ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                          NORTHEAST OPTIC NETWORK, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                 Three Months Ended
                                                         Years Ended December 31,                     March 31,
                                                    1995           1996            1997           1997          1998
                                               ------------- --------------- --------------- ------------- -------------
                                                                                                     (Unaudited)
Revenues:
 Network service .............................  $       --    $         --    $    347,718    $       --    $  146,257
 Other service ...............................      42,598          13,733          46,986            --         5,106
                                                ----------    ------------    ------------    ----------    ----------
  Total revenues .............................      42,598          13,773         394,704            --       151,363
                                                ----------    ------------    ------------    ----------    ----------
Expenses:
 Cost of sales ...............................     104,223         260,619       1,137,943       108,358       247,386
 Selling, general and administrative .........     358,761         900,808       1,002,232       207,383       225,122
 Depreciation and amortization ...............      24,175          24,168         552,862        29,879       302,013
                                                ----------    ------------    ------------    ----------    ----------
  Total expenses .............................     487,159       1,185,595       2,693,037       345,620       774,521
                                                ----------    ------------    ------------    ----------    ----------
  Loss from operations .......................    (444,561)     (1,171,822)     (2,298,333)     (345,620)     (623,158)
                                                ----------    ------------    ------------    ----------    ----------
Interest Income (Expense):
 Interest income .............................          --         201,473         138,918        56,638        30,322
 Interest expense ............................     (42,401)        (75,635)       (141,811)           --       (91,816)
                                                ----------    ------------    ------------    ----------    ----------
  Total interest income (expense) ............     (42,401)        125,838          (2,893)       56,638       (61,494)
                                                ----------    ------------    ------------    ----------    ----------
  Loss before minority interest in
   subsidiaries' earnings and
   provision for (benefit from)
   income taxes ..............................    (486,962)     (1,045,984)     (2,301,226)     (288,982)     (684,652)
Minority Interest ............................          --         353,222       1,080,200       137,620       314,498
Provision for (Benefit From)
 Income Taxes ................................          --          16,000        (261,000)      (33,000)      (77,000)
                                                ----------    ------------    ------------    ----------    ----------
Net Loss .....................................  $ (486,962)   $   (708,762)   $   (960,026)   $ (118,362)   $ (293,154)
                                                ==========    ============    ============    ==========    ==========
Basic and Diluted Loss per Share .............  $    (4.28)   $      (6.22)   $      (8.43)   $    (1.04)   $    (2.57)
                                                ==========    ============    ============    ==========    ==========
Basic and Diluted Weighted Average
 Shares Outstanding ..........................     113,831         113,894         113,931       113,931       113,931
                                                ==========    ============    ============    ==========    ==========



The accompanying notes are an integral part of these consolidated financial statements.

                         NORTHEAST OPTIC NETWORK, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                            Series A               Series B
                                     Convertible Preferred  Convertible Preferred
                                             Stock                  Stock               Common Stock
                                     ---------------------- ---------------------- ----------------------
                                      Number of   $.05 Par   Number of   $.05 Par   Number of   $.05 Par
                                        Shares      Value      Shares      Value      Shares      Value
                                     ----------- ---------- ----------- ---------- ----------- ----------
Balance, December 31, 1994 .........    21,180     $1,059          --   $    --      113,831     $5,691
 Issuance of common stock
  warrant ..........................        --         --          --        --           --         --
 Net loss ..........................        --         --          --        --           --         --
                                        ------     ------          --   -------      -------     ------
Balance, December 31, 1995 .........    21,180      1,059          --        --      113,831      5,691
 Issuance of Series B
  convertible preferred stock,
  net of issuance cost of
  $775,950 .........................        --         --     405,024    20,251           --         --
 Exercise of common stock
  options ..........................        --         --          --        --          100          5
 Issuance of common stock
  warrant ..........................        --         --          --        --           --         --
 Issuance of Series B
  convertible preferred stock               --         --     557,710    27,886           --         --
 Net loss ..........................        --         --          --        --           --         --
                                        ------     ------     -------   -------      -------     ------
Balance, December 31, 1996 .........    21,180      1,059     962,734    48,137      113,931      5,696
 Issuance of ownership
  interest .........................        --         --          --        --           --         --
 Issuance of common stock
  warrants .........................        --         --          --        --           --         --
 Issuance of Series A
  convertible preferred stock           57,144      2,857          --        --           --         --
 Net loss ..........................        --         --          --        --           --         --
                                        ------     ------     -------   -------      -------     ------
Balance, December 31, 1997 .........    78,324      3,916     962,734    48,137      113,931      5,696
 Net loss (unaudited) ..............        --         --          --        --           --         --
                                        ------     ------     -------   -------      -------     ------
Balance, March 31, 1998
 (unaudited) .......................    78,324     $3,916     962,734   $48,137      113,931     $5,696
                                        ======     ======     =======   =======      =======     ======


                                                  Additional                         Total
                                                    Paid-in      Accumulated     Stockholders'
                                      Warrants      Capital        Deficit      Equity (Deficit)
                                     ---------- -------------- --------------- -----------------
Balance, December 31, 1994 ......... $     --    $    49,094   $  (369,095)       $ (313,251)
 Issuance of common stock
  warrant ..........................       --            451            --               451
 Net loss ..........................       --             --      (486,962)         (486,962)
                                     --------    -----------   -----------        ----------
Balance, December 31, 1995 .........       --         49,545      (856,057)         (799,762)
 Issuance of Series B
  convertible preferred stock,
  net of issuance cost of
  $775,950 .........................       --      9,203,799            --         9,224,050
 Exercise of common stock
  options ..........................       --             20            --                25
 Issuance of common stock
  warrant ..........................    8,595             --            --             8,595
 Issuance of Series B
  convertible preferred stock              --        (27,886)           --                --
 Net loss ..........................       --             --      (708,762)         (708,762)
                                     --------    -----------   -----------        ----------
Balance, December 31, 1996 .........    8,595      9,225,478    (1,564,819)        7,724,146
 Issuance of ownership
  interest .........................       --      1,750,088            --         1,750,088
 Issuance of common stock
  warrants .........................  532,836             --            --           532,836
 Issuance of Series A
  convertible preferred stock              --        797,159            --           800,016
 Net loss ..........................       --             --      (960,026)         (960,026)
                                     --------    -----------   -----------        ----------
Balance, December 31, 1997 .........  541,431     11,772,725    (2,524,845)        9,847,060
 Net loss (unaudited) ..............       --             --      (293,154)         (293,154)
                                     --------    -----------   -----------        ----------
Balance, March 31, 1998
 (unaudited) ....................... $541,431    $11,772,725   $(2,817,999)       $9,553,906
                                     ========    ===========   ===========        ==========



The accompanying notes are an integral part of these consolidated financial statements.

                         NORTHEAST OPTIC NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                 Years Ended December 31,                Three Months Ended March 31,
                                          1995             1996             1997             1997             1998
                                     -------------- ----------------- ---------------- ---------------- ----------------
                                                                                                  (Unaudited)
Cash Flows from Operating Activities:
 Net loss ..........................  $   (486,962)   $    (708,762)    $   (960,026)    $   (118,362)    $   (293,154)
 Adjustments to reconcile net
   loss to net cash provided by
   (used in) operating
   activities--
   Accretion of long-term
    obligations ....................            --               --           26,642               --           26,642
   Warrants issued in connection
    with long-term obligations                 451               --               --               --               --
  Depreciation and amortization             24,175           24,168          552,862           29,879          302,013
  Changes in assets and
    liabilities--
   Accounts receivable .............        (4,912)        (120,628)        (908,851)           2,783          865,651
    Refundable taxes from
      related party ................            --               --         (368,734)              --         (126,641)
    Prepaid expenses and other
      current assets ...............       (98,905)         104,565           (8,719)           1,124          (96,321)
    Restricted cash ................            --               --         (819,923)        (800,000)         (19,739)
    Accounts payable ...............       (32,560)         315,977          (21,219)        (213,565)          (4,122)
    Accrued expenses ...............       185,517          197,140          974,371           67,968           (7,045)
    Deferred revenue ...............            --          225,000          919,170               --          (14,595)
    Deferred tax liability .........            --               --           61,000               --           25,192
                                      ------------    -------------     ------------     ------------     ------------
      Net cash provided by
       (used in) operating
       activities ..................      (413,196)          37,460         (553,427)      (1,030,173)         657,881
                                      ------------    -------------     ------------     ------------     ------------
Cash Flows from Investing
 Activities:
 Purchases of property and
   equipment .......................       (16,303)         (17,480)          (7,397)           3,108          (22,591)
 Purchases of communications
   network .........................    (4,580,598)      (6,693,602)      (5,602,062)      (3,981,620)      (3,274,471)
 Increase in construction
   accounts payable ................     3,843,430       (3,361,122)         716,985          229,294        1,587,222
 Increase in intangible assets .....       (22,801)         (27,816)      (3,188,792)         (55,567)        (243,413)
                                      ------------    -------------     ------------     ------------     ------------
   Net cash used in investing
    activities .....................  $   (776,272)   $ (10,100,020)    $ (8,081,266)    $ (3,804,785)    $ (1,953,253)
                                      ------------    -------------     ------------     ------------     ------------



The accompanying notes are an integral part of these consolidated financial statements.

                         NORTHEAST OPTIC NETWORK, INC.

                                                Years Ended December 31,            Three Months Ended March 31,
                                            1995          1996           1997            1997           1998
                                       ------------- ------------- --------------- --------------- --------------
                                                                                            (Unaudited)
Cash Flows from Financing Activities:
 Proceeds from issuance of
   long-term obligations .............  $1,147,766    $        --   $  1,600,000    $  1,000,000     $       --
 Proceeds from note payable to
   related party .....................          --             --      2,100,000              --      1,875,000
 Payments on long-term
   obligations .......................     (47,896)      (618,621)      (408,116)        (90,772)      (131,328)
 Proceeds from issuance of
   ownership interest ................          --             --      1,750,088       1,750,088             --
 Proceeds from exercise of stock
   options ...........................          --             25             --              --             --
 Minority interest in subsidiary .....         ---      6,312,554       (973,768)        (31,189)      (314,498)
 Proceeds from sale of preferred
   stock, net ........................          --      9,232,645        800,016         800,035             --
                                        ----------    -----------   ------------    ------------     ----------
   Net cash provided by
    financing activities .............   1,099,870     14,926,603      4,868,220       3,428,162      1,429,174
                                        ----------    -----------   ------------    ------------     ----------
Net Increase (Decrease) in Cash
 and Cash Equivalents ................     (89,598)     4,864,043     (3,766,473)     (1,406,796)       133,802
Cash and Cash Equivalents,
 beginning of period .................      90,480            882      4,864,925       4,864,925      1,098,452
                                        ----------    -----------   ------------    ------------     ----------
Cash and Cash Equivalents,
 end of period .......................  $      882    $ 4,864,925   $  1,098,452    $  3,458,129     $1,232,254
                                        ==========    ===========   ============    ============     ==========
Supplemental Disclosure of Cash
 Flow information:
 Cash paid during the year for--
  Interest ...........................  $   27,896    $   331,505   $    165,446    $     35,672     $  161,555
                                        ==========    ===========   ============    ============     ==========
  Taxes ..............................  $       --    $        --   $     45,261    $     27,550     $   28,440
                                        ==========    ===========   ============    ============     ==========
Supplemental Disclosure of
 Noncash Investing and
 Financing Activities:
 Issuance of warrants in
   connection with sale of
   preferred stock and note
   payable to related party ..........  $       --    $     8,595   $    532,836    $         --     $       --
                                        ==========    ===========   ============    ============     ==========



The accompanying notes are an integral part of these consolidated financial statements.

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Including Data Applicable to Unaudited Periods)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     NorthEast Optic Network, Inc. (the Company) (formerly FiveCom, Inc.) and its subsidiaries are engaged in the ownership, management, operation and construction of fiber optic telecommunication networks in the Northeast, consisting of New England and New York.

     The Company was incorporated in Massachusetts in July 1989. In May 1996, FiveCom LLC, an operating subsidiary majority-owned by the Company, was organized in Massachusetts. Also in May 1996, FiveCom LLC and Mode 1 Communications, Inc. (Mode 1), an affiliate of Northeast Utilities Services Company (NU), organized NECOM LLC in Massachusetts, with FiveCom LLC owning 60%, and Mode 1 owning 40% of the membership interest in NECOM LLC. In December 1996, FiveCom LLC and Central Maine Power Company (CMP), organized FiveCom of Maine LLC in Massachusetts, with CMP owning 66.67% and FiveCom LLC owning 33.33% of the membership interests in FiveCom of Maine LLC. The Company has accounted for its ownership interest in these entities as consolidated entities with minority interest due to its ownership/control in each of the subsidiaries.

     To date, the Company has recorded limited revenues, principally from contract and other services, and has incurred cumulative operating losses. The Company is dependent on the funds received from CMP (Note 5) to fund construction of the communications networks and working capital. The Company is also dependent upon a single or limited source of suppliers for a number of components and parts. Shortages resulting from a change in arrangements with these suppliers and manufacturers could cause significant delays in the expansion of the NEON systems and could have a material adverse effect on the Company.

     The market for fiber optic telecommunications networks in which the Company operates can be characterized as rapidly changing due to technological advancements, the introduction of new products and services and the increasing demands placed on equipment in worldwide telecommunications networks.

     The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.

 (a) Principles of Consolidation
     The consolidated financial statements include the accounts of NorthEast Optic Network, Inc. and its majority owned or controlled subsidiaries, FiveCom LLC, FiveCom of Maine LLC and NECOM LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

 (b) Minority Interest in Consolidated Subsidiaries
     Minority interest in the Company at December 31, 1996 and 1997 consists of other members' interests in the LLCs identified above. Changes in minority interest reflect other members' capital adjusted by their portion of the net loss.

 (c) Interim Financial Statements (Unaudited)
     The accompanying consolidated financial statements as of March 31, 1998 and for the three-month periods ended March 31, 1997 and 1998 are unaudited, but in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted with respect to the quarters, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

 (d) Management Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

 (e) Revenue Recognition
     Revenues on telecommunications network services are recognized ratably over the term of the applicable agreements with customers. Other service revenue, which consists of design and installation work, is recognized as services are performed.

 (f) Income Taxes
     The Company has been majority-owned by CMP and under a tax-sharing arrangement has been included in the consolidated federal tax return of CMP since 1996 (see Note 2).

 (g) Cash and Cash Equivalents
     The Company accounts for investments under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, investments for which the Company has the positive intent and ability to hold to maturity, consisting of cash equivalents, are reported at amortized cost, which approximates fair market value. Cash equivalents are highly liquid investments with original maturities of three months or less. To date, the Company has not recorded any realized gains or losses. Cash and cash equivalents consist of the following:


                                                         December 31,
                                                                                   March 31,
                                                      1996            1997            1998
                                                 -------------   -------------   -------------
   Cash and cash equivalents--
    Cash .....................................    $  270,316      $  194,735      $  232,984
    Money markets ............................            --         903,717         999,270
    U.S. Treasury money markets ..............     4,594,609              --              --
                                                  ----------      ----------      ----------
     Total cash and cash equivalents .........    $4,864,925      $1,098,452      $1,232,254
                                                  ==========      ==========      ==========

 (h) Deferred Revenue
     Deferred revenue represents prepayments received from customers for future use of the Company's fiber optic network, as well as prepayment for installation services that have not yet been provided. During 1997 and the first quarter of 1998, the Company derived revenue from leasing dark fiber optic cable. Lease payments are structured as either prepayments or monthly recurring charges. Prepayments are accounted for as deferred revenue and recognized over the term of the respective customer fiber optic lease agreement. At December 31, 1996 and 1997, the Company had prepaid lease payments totaling $225,000 and $1,144,170, respectively.

 (i) Depreciation
     The Company provides for depreciation using the straight-line method to allocate the cost of property and equipment over their estimated useful lives as follows:


   Communications network ..........    20 years
   Machinery and equipment .........   5-7 years
   Motor vehicles ..................   3-5 years
   Furniture and fixtures ..........     7 years

 (j) Long-Lived Assets
     The Company follows SFAS No. 121, Accounting for Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. SFAS No. 121, which requires that long-lived assets be reviewed for impairment by comparing the fair value of the assets with their carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets. Accordingly, the Company evaluates the possible impairment of long-lived assets at each reporting period based on the undiscounted projected cash flows of the related asset. Should there be an

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

impairment, the cash flow estimates that will be used will contain management's best estimates, using appropriate and customary assumption and projections at the time. To date the Company does not believe that an impairment exists.

 (k) Concentrations of Credit Risk
     Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company's cash equivalents are invested in financial instruments with high credit ratings. Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales. One customer accounted for approximately 90%, 90%, and 88% of accounts receivable at December 31, 1996 and 1997 and March 31, 1998, respectively (see Note 12). To control credit risk, the Company performs regular credit evaluations of its customers' financial condition and maintains allowances, when required, for potential credit losses.

 (l) Fair Value of Financial Instruments
     The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of debt issued pursuant to agreements with banks approximate fair value as the interest rates on these instruments fluctuate with market interest rates.

 (m) Earnings per Share
     The Company has adopted SFAS No. 128, Earnings per Share, effective December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. The Company has applied the provisions of SFAS No. 128, retroactively to all periods presented. In accordance with SEC Staff Accounting Bulletin (SAB) No. 98, the Company has determined that there were no nominal issuances of common stock or potential common stock in the period prior to the Company's planned initial public offering. The dilutive effect of potential common shares in 1998, consisting of outstanding stock options and convertible preferred stock, is determined using the treasury method and the if-converted method, respectively, in accordance with SFAS No. 128. Diluted weighted average shares outstanding for 1995, 1996 and 1997 exclude the potential common shares from warrants, stock options and convertible preferred stock outstanding because to do so would have been antidilutive for the years presented. The potential common shares excluded in 1995, 1996 and 1997 related to outstanding warrants and stock options were 0, 0 and 4,493 shares, respectively. The potential common shares excluded in 1995, 1996 and 1997 related to convertible preferred stock were 21,180, 391,332 and 1,096,953 shares, respectively. In addition, the warrants to purchase membership interest in a subsidiary (see Note 7(d)) have been excluded from diluted weighted average shares.

 (n) New Accounting Standards
     AICPA Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities was issued in April 1998. SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organizational costs, as those costs are incurred. The Company has recorded such costs as expense, in the period incurred.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. This new standard is not anticipated to have a significant impact on the Company's financial statements based on the current structure and operations.

     In July 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to restate prior period information upon adoption. The Company implemented this standard in the first quarter of 1998. The Company intends to analyze segment reporting based on dark fiber and lit fiber facilities. To date, the Company has recorded revenues and costs related to dark fiber facilities only.


 (o) Litigation
     Certain claims arising in the ordinary course of business are pending against the Company. In the opinion of management, these claims are without merit and there is no potential liability.



(2) RELATED PARTY TRANSACTIONS
     Applied Telecommunication Technologies, Inc. (ATTI) has provided the Company with $1,594,433 of lease financing to date as reflected in Note 5. The principal balance of the obligations is $912,837 and $533,740 as of December 31, 1996 and 1997, respectively. ATTI owns 12,409 shares of the Company's outstanding common stock at December 31, 1997. One of ATTI's investment funds owns 21,180 shares of the Company's Series A convertible preferred stock.

     During the years ended December 31, 1996 and 1997, the Company reimbursed CMP and/or its subsidiary MaineCom Services primarily for personnel costs related to the activities of the Company. The amount paid to CMP totaled approximately $310,591 and $725,000 for the years ended December 31, 1996 and 1997, respectively. Approximately $0 and $29,779 was included in accounts payable at December 31, 1996 and 1997, respectively.

     In addition, CMP includes the Company in its consolidated federal income tax return. At December 31, 1996 and 1997, the amounts due under the tax-sharing arrangement to the Company from CMP are included in refundable taxes from related party and amounted to approximately $0 and $368,734, respectively, for current and deferred income tax benefits related to CMP's utilization of the Company's loss carryforwards (see Note 8).

     The Company is also affiliated with NU (see Note 1). The Company paid NU approximately $3,719,404 in 1996 and $945,667 in 1997 for materials, labor and other contractor charges. Approximately $357,100 and $494,500 was included in accounts payable at December 31, 1996 and 1997, respectively.

     In 1994, the Company entered into an agreement with NU whereby NU waived right-of-way fees for 10 years in return for the Company's guarantee to build the fiber optic network to certain NU facilities and allow NU the use of 12 fibers on designated route segments in the NU service territory.

     The Company has employment contracts with three of its officers, two of whom are also common and preferred stockholders of the Company. The contracts are for three-year terms expiring at varying dates through April 2001 with an annual compensation commitment of $412,000 in the aggregate. In addition, the Company will record a one-time expense for a payment to one individual totaling $500,000 upon the successful completion of an initial public offering in the period incurred.


     Upon the successful completion of an initial public offering the Company will record a one-time expense for a payment of $500,000 to MaineCom Services.



(3) COMMUNICATIONS NETWORK CONSTRUCTION
     The Company is constructing a communications network in the northeast. Costs directly related to the construction of the network are being capitalized and will be depreciated over the 20-year estimated useful life of the fiber optic transmission plant as individual segments of the system are placed in service. During 1996 and 1997,

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(3) COMMUNICATIONS NETWORK CONSTRUCTION (Continued)

approximately 0 and 160 miles, respectively, were placed in service. Approximately $114,000, $181,000 and $142,000 of interest has been capitalized to communications network construction in progress in each of the three years in the period ended December 31, 1997.


(4) INTANGIBLE ASSETS
     Intangible assets subject to amortization have been capitalized and are amortized on a straight-line basis as follows:


   Deferred right-of-way fees .........   10 years (term of the agreement)
   Financing costs ....................   3-5 years (term of the debt)
   Trademarks .........................   10 years

     Intangible assets consist of the following at December 31, 1996 and 1997:


                                                  1996          1997
                                               ---------   -------------
   Deferred right-of-way fees ..............    $    --     $2,471,743
   Financing costs .........................     68,404      1,291,616
   Trademarks ..............................      2,098          2,098
                                                -------     ----------
                                                 70,502      3,765,457
   Less--Accumulated amortization ..........     25,652        174,232
                                                -------     ----------
                                                $44,850     $3,591,225
                                                =======     ==========

(5) LONG-TERM OBLIGATIONS AND NOTE PAYABLE TO RELATED PARTY


                                                                          1996           1997
                                                                       ----------   -------------
   Note payable to related party ...................................    $     --     $ 2,100,000
                                                                        ========     ===========
   Construction loan payable .......................................    $     --     $ 1,575,772
   ATTI notes payable (related party) ..............................     912,837         533,740
   Capital lease payable to a bank in monthly principal and interest installments of $482 with interest at 8.25% through August
    1999, collateralized by a motor vehicle ........................      14,184           9,393
                                                                        --------     -----------
                                                                         927,021       2,118,905
   Less--Current portion ...........................................     380,142         509,506
                                                                        --------     -----------
                                                                        $546,879     $ 1,609,399
                                                                        ========     ===========

 (a) Note Payable to Related Party
     On October 7, 1997 the Company entered into a $30,000,000 construction loan agreement with CMP. The Company paid CMP a commitment fee of $150,000. The note bears interest at the LIBOR rate (5.72% at December 31, 1997) plus three hundred basis points. Interest is payable quarterly in arrears commencing January 1, 1998 through the conversion date (first day of the first month after the completion of certain portions of the network (see Note 9)). Beginning on the first day of the first month after the conversion date, the loan is payable in equal monthly payments of principal plus interest accrued thereon. On October 1, 2002, all amounts are due and payable in full. If required by the Maine Public Utilities Commission (PUC), CMP has the option of demanding payment in full on April 1, 1999 of any amounts of the loan outstanding on April 1, 1999 that are necessary to cause CMP to be in compliance with the PUC's requirements concerning CMP's capitalization. The loan is secured by a perfected mortgage lien on the security interest in substantially all assets of the Company.

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(5) LONG-TERM OBLIGATIONS AND NOTE PAYABLE TO RELATED PARTY (Continued)

     As of December 31, 1997, $2,100,000 has been advanced under the loan agreement. Additional advances will be made upon the completion of certain conditions contained in the loan document, as defined. Subsequent to year-end the Company was advanced an additional $8,100,000. In conjunction with the note, the Company issued a warrant to purchase membership interest in FiveCom LLC (see Note 7(d)). The fair market value of the warrant, $532,836, included in deferred financing costs in the accompanying balance sheet, is being amortized as interest expense over the term of the note. Upon successful completion of an initial public offering and retirement of the note, the Company will record a charge in the statement of operations for the remaining balance of the deferred financing costs in the period extinguished.


 (b) Construction Loan Payable
     In March 1997, the Company entered into a $1,600,000 construction loan agreement with a bank. The Company is required to maintain $800,000 in a reserve account, which is included in the accompanying consolidated balance sheets as of December 31, 1997 and March 31, 1998 as restricted cash. All interest earned on the deposit becomes part of the reserve account. The reserve account agreement remains in effect until the note is paid in full; however, the bank may release the reserve account in the absence of any material default under the loan agreement and a debt service coverage ratio greater than 1.5 to 1.0, as defined. As of December 31, 1997, the bank has not released any funds in the reserve account. Under the agreement, the Company is required to maintain certain covenants, as defined, including tangible net worth. As of March 31, 1998, the Company was not in compliance with this covenant. The Company received a waiver from the bank related to compliance with this covenant through March 31, 1998. The Company has classified this debt as current in the accompanying financial statements, due to noncompliance with this covenant subsequent to March 31, 1998.


 (c) ATTI Notes Payable
     Through August 1994 and October 1995, the Company entered into five notes payable with ATTI. The notes bear interest at 13% and are payable in monthly principal and interest installments ranging from $1,194 to $13,270 through August 1999. In addition, the Company issued common stock warrants in conjunction with the notes (see Notes 2 and 7(d)).

 (d) Future Maturities
     Future maturities of long-term obligations as of December 31, 1997 are as follows:


Year ending December 31,
 1998 ...............................    $1,982,911
 1999 ...............................       135,994
                                          ----------
                                          2,118,905
Less--Current portion ...............     1,982,911
                                         ----------
Total long-term obligations .........    $  135,994
                                         ==========

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(6) STOCKHOLDERS' EQUITY

 (a) Reverse Stock Split
     On April 30, 1996, the Company declared a five-for-one reverse split of each class of its capital stock. All share and per share amounts for all periods presented have been adjusted to reflect this split.

 (b) Preferred Stock
     The Company's Board of Directors authorized up to 3,000,000 shares of $.05 par value preferred stock, of which 200,000 shares are designated as Series A convertible preferred stock (Series A preferred) and 2,025,120 are designated as Series B convertible preferred stock (Series B preferred).

     Pursuant to a stock subscription agreement dated November 22, 1995, CMP invested $10,000,000 for 75% of the fully diluted equity of the Company. As of December 31, 1996 and 1997, CMP owned 962,734 (subject to antidilution adjustment) shares of Series B preferred.


     On May 5, 1998 the Board of Directors voted to increase the authorized shares of Series B Convertible preferred stock to 4,500,000.



 Dividends

     The holders of Series A and B preferred are entitled to receive dividends, as defined, if and when declared by the Company's Board of Directors. To date no dividends have been declared.


 Voting


     Each holder of outstanding shares of Series A and B preferred is entitled to a number of votes equal to the number of whole shares of common stock into which such share of Series A and B preferred held is then convertible. All outstanding holders of Series A and Series B preferred shall vote together with the holders of common stock as a single class, except holders of Series A preferred shall vote as a separate class upon matters adversely affecting the Series A preferred stock and holders of Series B preferred shall vote as a separate class upon matters adversely affecting the Series B preferred stock.



 Liquidation

     After payment in full to any class or series of stock ranking senior to Series A and B preferred and before payment to any class or series of stock ranking junior to Series A and B preferred, Series A and B preferred stockholders are entitled to receive, in the event of any voluntary or involuntary liquidation or dissolution of the Company, (i) $23.6 and $24.7 per share, respectively (subject to certain adjustments, as defined) plus any dividends declared or accrued but unpaid or (ii) such amount per share as would have been payable had each such share been converted into common stock.


 Conversion

     Each share of Series A and B preferred is convertible, at the option of the holder, at any time after the date of issuance and without any additional payment into such number of shares of Common Stock as is determined by dividing $23.6 and $24.7, respectively, by the Conversion Price, as defined ($7.37 and $24.7 as of December 31, 1997, respectively). Series A and Series B preferred will automatically convert into common stock upon the closing of an underwritten public offering, as defined.

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(6) STOCKHOLDERS' EQUITY (Continued)

 (c) Common Stock
     In November 1995, the Company's Board of Directors authorized the issuance of up to 4,000,000 shares of common stock. At December 31, 1997, there were 1,500 shares reserved for issuance under the Company's stock option plan and 1,213,541 shares reserved for issuance upon conversion of Series A and B preferred stock. On May 13, 1998 the Board of Directors voted to increase the authorized shares to 30,000,000.


(7) STOCK-BASED COMPENSATION

 (a) 1994 Stock Option Plan
     On December 2, 1994, the Company's Board of Directors adopted the 1994 Stock Option Plan (the 1994 Plan). Under the terms of the 1994 Plan, incentive and nonstatutory options may be granted to employees, officers, directors, consultants and advisers to purchase an aggregate of 1,600 shares of common stock. The exercise price of the incentive options will be 100% of the fair market value of the common stock or 110% of the fair market value in the case of options granted to a greater than 10% stockholder. Options generally vest quarterly over a two-year period and are exercisable within five years of the original date of grant.

     Stock option activity for the three years in the period ended December 31, 1997 and for the three-month period ended March 31, 1998 (unaudited) is as follows:


                                                                  Weighted
                                                                  Average
                                                      Number of   Exercise
                                                        Shares     Price
                                                     ----------- ---------
   Outstanding, December 31, 1995 ..................        --     $  --
    Granted ........................................     1,600       .25
    Exercised ......................................      (100)      .25
                                                         -----     -----
   Outstanding, December 31, 1996 ..................     1,500       .25
    Canceled .......................................    (1,500)      .25
                                                        ------     -----
   Outstanding, December 31, 1997 ..................        --     $ .25
                                                        ======     =====
   Outstanding, March 31, 1998 (unaudited) .........        --     $  --
                                                        ======     =====


 (b) 1998 Stock Incentive Plan
     The Company's 1998 Stock Incentive Plan (the 1998 Plan) was adopted by the Board of Directors on May 18, 1998 and approved by the Company's stockholders on May 26, 1998. The 1998 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based on certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights (collectively the Awards). Options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Incentive stock options and options intended to qualify as performance-based compensation may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). Options granted under the 1998 Plan typically will vest over time, subject to acceleration upon change in control. Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Under the 1998 Plan, the Board of Directors has the right to grant other Awards based on the common stock having such terms and conditions as the Board of Directors may determine, including the

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(7) STOCK-BASED COMPENSATION (Continued)


grant of shares based on certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights. Officers, employees, directors, consultant and advisers of the Company and its subsidiaries are eligible to be granted Awards under the 1998 Plan.

     As of May 20, 1998, a total of 864,050 shares were reserved for issuance under the 1998 Plan, of which the Company's Board of Directors approved the grant of options equivalent to issuance of 10% of the issued and outstanding stock of the Company as of the planned initial public offering having an exercise price per share equal to the initial public offering price.


 (c) Fair Value of Stock Options
     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options to be included in the statements of income or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period: dividend yield of 0% for all periods; volatility of 0% for all periods; risk-free interest rate of 7.67% for options granted during 1995 and a weighted average expected option term of two years for all periods. The weighted average fair value per share of options granted during 1995 was $0. No options were granted during 1996 and 1997.


 (d) Warrants
     From August 1994 to October 1995, the Company issued warrants to ATTI (see
Note 2) for the purchase of 4,580 shares of the Company's common stock at an exercise price of $.15 per share. The warrants expire five years from the date of grant. At the time of issuance, the Company recorded a charge of $178, representing the fair market value of the warrants, as determined by the Board of Directors.

     During July 1996, the Company issued a warrant to one of its advisers for the purchase of 2,656 shares of membership interest in FiveCom LLC at an exercise price of $125.80 per share. The warrant expires on April 30, 2001. At the time of issuance, the Company recorded a charge of $8,595, representing the fair market value of the warrant, as calculated using the Black-Scholes option pricing model.


     During October 1997 and in connection with the CMP construction loan agreement (see Note 5), the Company issued a warrant to purchase 5,876 shares of membership interest in FiveCom LLC to the lender at an exercise price of $.01 per share. The warrant expires on October 7, 2002. At the time of issuance, the warrant was recorded as a discount on the agreement and as a component of stockholders' equity in the accompanying consolidated balance sheet at $532,836, the fair market value of the warrant, as calculated using the Black-Scholes option pricing model. The discount is being amortized as interest expense over the term of the debt. The warrant contains put and call options and a right of first refusal. At the earlier of three years from the date of the agreement or upon any reorganization, as defined, or an initial public offering, the lender shall have the right to require the Company to repurchase the warrant at fair market value, as defined. In addition, the Company has the option to purchase the warrant prior to the warrant exercise at the fair market value, as defined.

     Subsequent to year end, CMP exercised the warrant (see Note 14).

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(8) INCOME TAXES
     As discussed in Note 2, the Company is included in CMP's consolidated federal income tax return. The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, the objective of which is to recognize the amount of current and deferred income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the accompanying consolidated financial statements, as measured by enacted tax laws.

     The income tax provision (benefit) for the years ended December 31, 1995, 1996 and 1997 consists of the following:

                                          1995           1996            1997
                                     -------------   ------------   --------------
Current--
 Federal .........................    $       --      $  14,000       $ (291,000)
 State ...........................            --          2,000          (31,000)
                                      ----------      ---------       ----------
                                              --         16,000         (322,000)
Deferred--
 Federal .........................      (150,000)       (58,000)          47,000
 State ...........................       (16,000)        (6,000)          14,000
                                      ----------      ---------       ----------
                                        (166,000)       (64,000)          61,000
Less valuation allowance .........       166,000         64,000               --
                                      ----------      ---------       ----------
  Total ..........................    $       --      $  16,000       $ (261,000)
                                      ==========      =========       ==========

     The provision for income taxes for the year ended December 31, 1996 consists of alternative minimum and net worth taxes. The benefit from income taxes for the year ended December 31, 1997 represents refundable income taxes from CMP as a result of its tax-sharing agreement with CMP.

     The Company has recorded a deferred tax liability of $61,000 at December 31, 1997 related to the temporary differences associated with accelerated depreciation.



(9) NETWORK CONSTRUCTION AND NU AND CMP CONTRACTS
     In 1994 the Company contracted for the rights to use NU property over an initial 30-year term for the purpose of owning and operating the fiber optic network facilities. At the end of the initial 30-year term, NU will have the option to purchase the network on NU rights-of-way from the Company at the appraised value, or to extend the agreement for an additional 30-year term with an added payment incentive of 10% of revenues generated from the network built on NU rights-of-way. Contractually, the Company is required to build 310 fiber route miles in NU's service territory by September 27, 1999.

     In 1996, the Company contracted for the rights to use CMP's property over an initial 30-year term for the purpose of owning and operating fiber optic network facilities. At the end of the initial 30-year term, CMP will have the option to purchase the network on CMP rights-of-way from the Company at the appraised value, or to extend the agreement for an additional 10-year term with an added payment incentive of 10% of revenues generated from the network built on CMP rights-of-way.



(10) COMMITMENTS
     The Company leases certain motor vehicles, equipment and office facilities under noncancelable operating leases which expire at various dates through December 1999. Future minimum lease payments required under these leases at December 31, 1997 are approximately as follows:

Year ending December 31,
 1998 ..................    $14,000
 1999 ..................      4,000
                            -------
                            $18,000
                            =======

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(11) EMPLOYEE BENEFIT PLAN
     The Company has a qualified 401(k) retirement savings plan (the 401(k)
Plan) covering all employees. Under this plan, participants may elect to defer a portion of their compensation, subject to certain limitations. In addition, the Company, at the discretion of the Board of Directors, may make profit sharing contributions into the plan. During 1995, 1996 and 1997, no contributions were made to the 401(k) Plan by the Company.


(12) SIGNIFICANT CUSTOMERS
     Sales to significant customers as a percentage of the Company's total revenues were as follows:


                                                   Three-Months
                                                      Ended
                             December 31,           March 31,
                        1995     1996     1997     1997     1998
                       ------   ------   ------   ------   -----
Customer A .........    100%     98%      10%     --%     --%
Customer B .........     --      --       69      --      76
Customer C .........     --      --       --      --      10

(13) ACCRUED EXPENSES
     Accrued expenses at December 31, 1996 and 1997, and March 31, 1998 consist of the following:


                                                    December 31,             March 31,
                                                 1996           1997            1998
                                             -----------   -------------   -------------
Accrued lease fees .......................    $350,414      $  785,535      $  940,848
Accrued property taxes ...................          --         315,036         293,034
Accrued interest .........................          --          92,180              --
Accrued professional fees ................      12,016          50,000          15,387
Accrued payable to related party .........          --          61,793          61,793
Accrued payroll and benefits .............      20,227          22,992              --
Accrued other ............................          --          29,492          38,921
                                              --------      ----------      ----------
                                              $382,657      $1,357,028      $1,349,983
                                              ========      ==========      ==========


(14) SUBSEQUENT EVENT
     In June 1998, (i) each of the minority members in FiveCom LLC (including
NU), Mode 1 and CMP exchanged their membership interests in NECOM LLC and FiveCom of Maine LLC, respectively, for shares of Series B convertible preferred stock of the Company, (ii) FiveCom LLC, FiveCom of Maine LLC and NECOM LLC were each merged with and into a wholly-owned subsidiary of the Company, (iii) CMP exercised its warrants to purchase 5,876 shares of membership interests in FiveCom LLC, and (iv) the Company was reincorporated in Delaware under the name NorthEast Optic Network, Inc.

     In connection with the Reorganization, the Company will record an intangible asset of $48,092,600 to reflect the Company's acquisition of NU's minority interest in subsidiaries (NECOM LLC and FiveCom LLC), in accordance with AICPA Accounting Interpretation 39 to APB Opinion No. 16, Business Combinations (AIN-39). The intangible will be amortized over 30 years, reflecting assignment of value to goodwill and to the rights-of-ways, which have 30-year terms.

     The Restated Certificate of Incorporation authorizes the issuance of up to 2,000,000 shares of preferred stock, $.01 par value per share. Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of preferred stock in one or more series. Each series of preferred stock shall have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

                         NORTHEAST OPTIC NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (Including Data Applicable to Unaudited Periods)--(Continued)

(14) SUBSEQUENT EVENT (Continued)


     On June __, 1998 the Board of Directors voted to increase the authorized common shares to 30,000,000.


     In July 1998, the Company's Board of Directors voted to effect a      to
     stock split. All share and per share amounts have been retroactively restated to reflect the stock split.


(15) SELECTED QUARTERLY OPERATING RESULTS (UNAUDITED)
     The following table sets forth certain unaudited quarterly results of operations for each of the four quarters ended December 31, 1997 and the quarter ended March 31, 1998. In management's opinion, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the financial statements and notes thereto included elsewhere in this document. The operating results for any quarter are not necessarily indicative of results for any subsequent quarter.


                                                                            Quarter ended
                                               ------------------------------------------------------------------------
                                                 March 31,      June 30,    September 30,   December 31,    March 31,
                                                    1997          1997           1997           1997           1998
                                               ------------- ------------- --------------- -------------- -------------
Revenues:
 Network service .............................  $       --    $  106,369     $  114,784      $  126,565    $  146,257
 Other service ...............................          --         5,036         18,221          23,729         5,106
                                                ----------    ----------     ----------      ----------    ----------
  Total revenues .............................          --       111,405        133,005         150,294       151,363
                                                ----------    ----------     ----------      ----------    ----------
Expenses:
 Cost of sales ...............................  $  108,358    $  405,038     $  289,777      $  334,770    $  247,386
 Selling, general and administrative .........     207,383       445,930        172,554         176,365       225,122
 Depreciation and amortization ...............      29,879       135,204        137,936         249,843       302,013
                                                ----------    ----------     ----------      ----------    ----------
  Total expenses .............................     345,620       986,172        600,267         760,978       774,521
                                                ----------    ----------     ----------      ----------    ----------
  Loss from operations .......................    (345,620)     (874,767)      (467,262)       (610,684)     (623,158)
                                                ----------    ----------     ----------      ----------    ----------
Other Income (Expense):
 Interest income and other, net ..............      56,638        28,118         38,603          15,559        30,322
 Interest expense ............................          --          (481)       (37,297)       (104,033)      (91,816)
                                                ----------    ----------     ----------      ----------    ----------
  Total other income (expense) ...............      56,638        27,637          1,306         (88,474)      (61,494)
                                                ----------    ----------     ----------      ----------    ----------
  Loss before minority interest in
   subsidiaries' earnings and
   provision for income taxes ................    (288,982)     (847,130)      (465,956)       (699,158)     (684,652)
Minority Interest ............................     137,620       397,644        218,721         326,215       314,498
Benefit From Income Taxes ....................     (33,000)      (96,000)       (53,000)        (79,000)      (77,000)
                                                ----------    ----------     ----------      ----------    ----------
Net Loss .....................................  $ (118,362)   $ (353,486)    $ (194,235)     $ (293,943)   $ (293,154)
                                                ==========    ==========     ==========      ==========    ==========
Basic and Diluted Loss per Share .............  $    (1.04)   $    (3.10)    $    (1.71)     $    (2.58)   $    (2.57)

                                    GLOSSARY


     Set forth below are definitions of certain terms used herein.




Access charges ..............   The fees paid by long distance carriers to LECs for originating and terminating long distance calls on the LECs' local networks.

Analog Transmission .........   A way of sending voice, video and data signals electronically in which the transmitted signal is analogous to the original signal.

ATM (Asynchronous
Transfer Mode) ..............   An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three-byte-long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, data and video.

Backbone ....................   The through-portions of a transmission network, as opposed to spurs that branch off the through-portions.

Band ........................   A range of frequencies between two defined limits.

Bandwidth ...................   The relative range of analog frequencies or digital signals that can be passed through a transmission medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity.
                                Bandwidth is measured in Hertz, or "Hz" (analog), or Bits Per Second or
                                "bps" (digital).

Bit .........................   A contraction of the term Binary Digit, it is the basic unit in data communications. Bits are typically represented by ones or zeros.

Bit Error Rate ..............   A measure of transmission quality stated as the expected probability of error per bit transmitted.

CAP .........................   Competitive Access Provider.

Capacity ....................   The information carrying ability of a telecommunications facility.

Carrier .....................   A provider of communications transmission services by fiber, wire or radio.

Carrier's Carrier ...........   A wholesale private telecommunications carrier offering services primarily to other carriers and not to the general public.

Central Office ..............   A telephone company facility where subscribers' lines are joined to switching equipment for connecting with other subscribers, both locally and for long distance.

CLEC (Competitive Local
Exchange Carrier) ...........   A company that competes with LECs in the local services market.

CMP .........................   Central Maine Power Company

Collocation .................   The physical locating of a telecommunication carrier's switch in another carrier's premises that facilitates the interconnection of their respective switching equipment.

Common Carrier ..............   A government defined group of private companies offering
                                telecommunications services or facilities to the general public on a non-
                                discriminatory basis.

Conduit .....................   A pipe, usually made of metal, ceramic or plastic, that protects buried cables.

Dark Fiber ........................   Fiber optic cable without any of the electronic or optronic equipment necessary to use the fiber for transmission.

Dense Wave Division
Multiplexing ......................   A technique for transmitting 8 or more different light wave frequencies on a single fiber to increase the information carrying capacity.

Digital ...........................   Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

DS-0, DS-1, DS-3 ..................   Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second and typically transmits only the equivalent of one voice conversation at a time.
                                      DS-1 service has a bit rate of 1.544 megabits per second and typically transmits the equivalent of 24 simultaneous voice conversations. DS-3 service has a bit rate of 45 megabits per second and typically transmits the equivalent of 672 simultaneous voice conversations.

Equal Access ......................   The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange Carriers' (PIC) long distance telephone network by dialing "1", thus eliminating the need to dial additional digits and an authorization code to obtain such access.

Facilities-Based Carriers .........   Facilities-based carriers that own and operate their own network and equipment.

FCC (Federal
Communications
Commission) .......................   Regulatory body established pursuant to the Communications Act of 1934; it has the authority to regulate all interstate communications originating in the
                                      United States.

Fiber Miles .......................   The number of strands of fiber in a length of fiber optic cable multiplied by the length of the cable in miles.

Fiber Optics ......................   A technology in which light is used to transport information from one point to another. Fiber optic cables are thin filaments of glass through which light beams are transmitted over long distances carrying large amounts of data.
                                      Modulating light on thin strands of glass produces major benefits in high-
                                      bandwidth, relatively low cost, low power consumption, small space needs, total insensitivity to electromagnetic interference and great resistance to bugging.

Frame Relay .......................   A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well-suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

Gbps ..............................   Gigabits per second, which is a measurement of speed for digital signal transmission expressed in billions of bits per second.

ILEC ............................   Incumbent Local Exchange Carrier, an historic provider of local telephone services.

Interconnect ....................   Connection of a telecommunications device or service to the public switched telephone network ("PSTN").

IXC (Interexchange carrier) .....   A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.

Kbps ............................   Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

LATAs (Local Access
Transport Areas) ................   The approximately 200 geographic areas that define the areas between which the RBOCs currently are prohibited from providing long distance services.

LEC (Local Exchange Carrier) ....   A company providing local telephone services.

Lit Fiber .......................   Fiber activated or equipped with the requisite electronic and optronic equipment necessary to use the fiber for transmission.

Local loop ......................   A circuit that connects an end-user to the LEC central office within a LATA.

Long-haul circuit ...............   A dedicated telecommunications circuit generally between locations in different LATAs.

Mbps ............................   Megabits per second, which is a measurement of speed for digital signal transmission expressed in millions of bits per second.

Multiplexing ....................   An electronic or optical process that combines a large number of lower speed transmission lines into one high speed line by splitting the total available bandwidth into narrower bands (frequency division), or by allotting a common channel to several different transmitting devices, one at a time in sequence
                                    (time division).

NEON ............................   NorthEast Optic Network, the Company's fiber optic network in the Northeast.

Non-Zero Dispersion Fiber .......   This fiber was designed and introduced in the early 1990's for communication systems operating in the 1550 nm transmission window. The refractive index profile has been selected to provide non-zero dispersion over the Erbium-
                                    doped fiber amplifier passband region. This non-zero dispersion feature is important for system performance in high bit rate Dense Wavelength Division
                                    Multiplexing (DWDM) applications.

Northeast .......................   Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island
                                    and Vermont.

NU ..............................   Northeast Utilities.

OC-3, OC-12, OC-48 and
OC-192 ..........................   OC is a measure of SONET transmission optical carrier level, which is equal to a corresponding number of DS-3s (e.g., OC-3 is equal to 3 DS-3s and
                                    OC-48 is equal to 48 DS-3s).

POP (Point of Presence) .........   The place where an IXC terminates an end-user's long distance lines just before those lines are connected to the end-user's local phone company's lines or the end-user's own direct link.

PCS (Personal
Communications Services) ..........   Services planned for a new digital Radio Frequency (RF) equipment conveying both voice and data over wireless networks.

RBOCs (Regional Bell
Operating Companies) ..............   The seven local telephone companies (formerly part of AT&T) established as a result of the AT&T Divestiture Decree.

Regeneration/amplifier ............   Devices which automatically re-transmit or boost signals on an out-bound circuit.

Reseller ..........................   A carrier that does not own transmission facilities, but obtains communications services from another carrier for resale to the public.

Route Miles .......................   The number of miles spanned by fiber optic cable calculated without including physically overlapping segments of cable.

ROWs ..............................   Rights-of-way.

Single Mode Fiber .................   A fiber having a small core diameter and in which only one mode (the fundamental mode which may consist of two polarizations) will propagate at the wavelengths of interest.

SONET (Synchronous
Optical Network
Technology) .......................   An electronics and network architecture for variable-bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds.

SONET ring ........................   A network architecture which provides for instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic along an alternating path. This occurs so rapidly (in 50 milliseconds) that it is virtually undetectable to the user.

Switch ............................   A device that selects the paths or circuits to be used for transmission of information and establishes a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.

Switched service carriers .........   A carrier that sells switched long distance service and generally refers to a carrier that owns its switch.

Switchless resellers ..............   A carrier that does not own facilities or switches, but purchases minutes in high volumes from other carriers and resells those minutes.

Tandem Switch .....................   An electronic communications switch located between the LEC switch and the
                                      IXC switch that passes along routing, signaling and billing information.

Terabits ..........................   A trillion bits of transmission capacity.

Telecommunications ................   The transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent or received.

Telecommunications Service ........   The offering of telecommunications for a fee to the public, or to such classes of users as to be effectively available directly to the public, regardless of the facilities used.

Unbundled .........................   Services, programs, software and/or training sold separately from the hardware.

Video Services ....................   The provision of video over a channel.

Wireless ..........................   A communications system that operates without wires, such as cellular services.

--------------------------------------------------------------------------------

      [E] No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                           ------------------------

                               TABLE OF CONTENTS

                                                       Page
                                                  ---------
Prospectus Summary ............................        3
Risk Factors ..................................       13
Debt Offering .................................       21
Use of Proceeds ...............................       22
Dividend Policy ...............................       22
Dilution ......................................       23
Capitalization ................................       24
Selected Consolidated Financial and
   Operating Data .............................       26
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................       28
Business ......................................       32
Management ....................................       47
Certain Transactions ..........................       51
Principal and Selling Stockholders ............       52
Description of Capital Stock ..................       56
Description of Certain Indebtedness ...........       58
Shares Eligible for Future Sale ...............       82
Certain United States Federal Tax
   Consequences for Non-U.S. Holders ..........       84
Underwriting ..................................       90
Notice to Canadian Residents ..................       94
Legal Matters .................................       95
Experts .......................................       95
Additional Information ........................       95
Index to Financial Statements .................      F-1
Glossary ......................................      G-1

                           ------------------------
      Until         , 1998 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                         NORTHEAST OPTIC NETWORK, INC.




                                         Shares



                                 Common Stock




                              P R O S P E C T U S








                           Credit Suisse First Boston
                          SBC Warburg Dillon Read Inc





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      [D] No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                           ------------------------

                               TABLE OF CONTENTS

                                                Page
                                           ---------
Prospectus Summary .....................        3
Risk Factors ...........................       13
Equity Offering ........................       21
Use of Proceeds ........................       22
Capitalization .........................       24
Selected Consolidated Financial and
   Operating Data ......................       26
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ..........................       28
Business ...............................       32
Management .............................       47
Certain Transactions ...................       51
Principal Stockholders .................       54
Description of the Notes ...............       59
Certain United States Federal Income Tax
   Consequences ........................       86
Underwriting ...........................       92
Notice to Canadian Residents ...........       93
Legal Matters ..........................       95
Experts ................................       95
Additional Information .................       95
Index to Financial Statements ..........      F-1
Glossary ...............................      G-1

                           ------------------------

      Until            , 1998 (90 days after the date of this Prospectus), all
dealers effecting transactions in the Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                         NORTHEAST OPTIC NETWORK, INC.




                                 $
                                (Gross Proceeds)



                              % Senior Discount Notes
                                   Due 2008




                              P R O S P E C T U S








                           Credit Suisse First Boston
                          SBC Warburg Dillon Read Inc





--------------------------------------------------------------------------------

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


                                                                Amount to Be
                                                                    Paid
                                                               -------------
          SEC registration fee .............................   $2,950
          NASD filing fee ..................................   $1,500
          Nasdaq National Market Listing Fee ...............   $    *
          Blue Sky fees and expenses .......................   $    *
          Printing, mailing and engraving expenses .........   $    *
          Legal fees and expenses ..........................   $    *
          Accounting fees and expenses .....................   $    *
          Transfer agent and registrar fees ................   $    *
          Miscellaneous expenses ...........................   $    *
                                                               ------
           Total ...........................................   $    *
                                                               ======

---------------------
* To be filed by amendment.



Item 14. Indemnification of Directors and Officers


     The Delaware General Corporation Law and the Registrant's Certificate of Incorporation and By-Laws provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws to be filed as Exhibits hereto.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as an Exhibit hereto.



Item 15. Recent Sales of Unregistered Securities


     Set forth in chronological order is information regarding shares of Common Stock and Preferred Stock issued, shares of Membership Interest and Sharing Ratios issued, warrants issued and options granted by the Company since January 1, 1995 (without giving effect to the Company's -for- reverse stock split to be effected prior to the closing of this offering). Further included is the consideration, if any, received by the Company for such shares, Sharing Ratios, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     1. On April 30, 1996, the Company sold a total of 405,024 shares of Series B Convertible Preferred Stock to MaineCom for an aggregate purchase price of $10,000,000 pursuant to the terms of a Stock Subscription Agreement dated November 22, 1995, as amended, among the Company and MaineCom (the "Series B Stock Subscription Agreement").

     2. On May 23, 1996, the Company issued 40 Sharing Ratios representing a 40% interest in a subsidiary of the Company to Mode 1 for an aggregate capital contribution of $5,333,000. These Sharing Ratios were subsequently cancelled in exchange for shares of the Company's Series B Convertible Preferred Stock.

     3. On May 23, 1996, the Company issued 1,000 shares of Membership Interest in a subsidiary of the Company to MaineCom for an aggregate capital contribution of $1.00. These shares were subsequently cancelled.

     4. On May 23, 1996, the Company issued a warrant expiring on April 30, 2001 to purchase 2,656 shares of Membership Interest in a subsidiary of the Company at an exercise price of $125.84 per share to Oppenheimer & Co., Inc. ("Oppenheimer") in connection with its engagement as the Company's placement agent. This Warrant was subsequently cancelled in exchange for warrants to purchase shares of the Company's Series B Convertible Preferred Stock.

     5. On May 23, 1996, the Company issued 5,153 shares of Membership Interest in a subsidiary of the Company to Northeast Utilities for an aggregate capital contribution of $653,333. These shares were subsequently cancelled in exchange for shares of the Company's Series B Convertible Preferred Stock.


     6. On May 23, 1996, the Company issued 162,060 shares of Series B Convertible Preferred Stock to MaineCom in accordance with the anti-dilution provisions of the Series B Stock Subscription Agreement. Accordingly, the Company did not receive any consideration, over and above the $10,000,000 previously paid on April 30, 1996, for such shares.


     7. On July 11, 1996, the Company issued 5,835 shares of Membership Interest in a subsidiary of the Company to Mode 1 for an aggregate capital contribution of $666,667. These shares were subsequently cancelled in exchange for shares of the Company's Series B Convertible Preferred Stock.


     8. On July 11, 1996, the Company issued 203,131 shares of Series B Convertible Preferred Stock to MaineCom in accordance with the anti-dilution provisions of the Series B Stock Subscription Agreement. Accordingly, the Company did not receive any consideration, over and above the $10,000,000 previously paid on April 30, 1996, for such shares.


     9. On October 28, 1996, the Company issued 1,318 shares of Membership Interest in a subsidiary of the Company to two employees, as compensation, pursuant to the provisions of their employment agreements. These shares were subsequently cancelled in exchange for shares of the Company's Series B Convertible Preferred Stock.


     10. On October 28, 1996, the Company issued 192,519 shares of Series B Convertible Preferred Stock to MaineCom in accordance with the anti-dilution provisions of the Series B Stock Subscription Agreement. Accordingly, the Company did not receive any consideration, over and above the $10,000,000 previously paid on April 30, 1996, for such shares.


     11. On January 17, 1997, the Company issued 66.67 Sharing Ratios in a subsidiary of the Company representing a 66.67% interest in the Company to MaineCom for an aggregate capital contribution of $1,750,088. These Sharing Ratios were subsequently cancelled in exchange for shares of the Company's Series B Convertible Preferred Stock.


     12. On March 6, 1997, the Company sold a total of 57,144 shares of Series A Convertible Preferred Stock to an employee and two institutional investors for an aggregate purchase price of $800,016.

     13. On June 30, 1997, the Company issued a warrant expiring August 9, 2000 to purchase 206 shares of Common Stock at an exercise price of $0.15 per share to ATTI in connection with the execution of an equipment lease.

     14. On June 30, 1997, the Company issued a warrant expiring October 11, 2000 to purchase 132 shares of Common Stock at an exercise price of $0.15 per share to ATTI in connection with the execution of an equipment lease.


     15. On October 7, 1997, the Company issued a five-year warrant to CMP to purchase 5,876 shares of Membership Interest in a subsidiary of the Company, at an exercise price of $0.01 per share, in connection with the execution of a Construction Loan Agreement dated October 7, 1997 between the Company and Central Maine Power Company. This Warrant has been exercised, and the Membership Interests exchanged for shares of the Company's Series B Convertible Preferred Stock.

     16. On April 17, 1998, the Company issued 5,876 shares of Membership Interest in a subsidiary of the Company to Central Maine Power Company in connection with the exercise of warrants for the purchase of such shares for an aggregate consideration of $58.76. These shares were subsequently cancelled in exchange for shares of the Company's Series B Convertible Preferred Stock.

     17. On April 17, 1998, the Company issued 645 shares of Membership Interest in a subsidiary of the Company to Mode 1 Communications, Inc. pursuant to the anti-dilution provisions of a Letter Agreement dated February 23, 1996, as amended, between the Company and such investor. Accordingly, the Company did not receive any consideration for such shares. These shares were subsequently cancelled in exchange for shares of the Company's Series B Convertible Preferred Stock.


     18. On April 17, 1998, the Company issued 785,268 shares of Series B Convertible Preferred Stock to MaineCom in accordance with the anti-dilution provisions of the Series B Stock Subscription Agreement. Accordingly, the Company did not receive any consideration, over and above the $10,000,000 previously paid on April 30, 1996, for such shares.


     19. On June   , 1998, the Company issued a warrant expiring on April 30,
2001 to purchase 65,167 shares of Series B Convertible Preferred Stock at an exercise price of $5.13 per share to Oppenheimer in exchange for its warrants to purchase shares of Membership Interest in a subsidiary of the Company.

     20. On June   , 1998, the Company issued 2,455,441 shares of Series B
Convertible Preferred Stock to two employees and three institutional investors in exchange for 118,665 shares of Membership Interest in a subsidiary of the Company and 106.67 Sharing Ratios in a subsidiary of the Company.

     21. On June   , 1998, the Company issued 229,761 shares of Series B
Convertible Preferred Stock to MaineCom in accordance with the anti-dilution provisions of the Series B Stock Subscription Agreement. Accordingly, the Company did not receive any consideration, over and above the $10,000,000 previously paid on April 30, 1996, for such shares.


     Certain of the transactions described above involved promoters, directors, officers and 5% Stockholders of the Company. See "Certain Transactions."

     The Company's 1994 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders of the Company as of December 2, 1994. As of June 30, 1998, options to purchase 1,540 shares of Common Stock had been exercised for an aggregate consideration of $385.00 and no options to purchase shares of Common Stock were outstanding under such plan.


     The Company's 1998 Stock Incentive Plan was adopted by the Board of Directors on May 18, 1998 and approved by the stockholders of the Company on May 26, 1998. As of June 30, 1998, no options to purchase shares of Common
Stock had been exercised and    options to purchase shares of Common Stock were
outstanding under such plan. Please see 1998 Stock Incentive Plan, attached as an Exhibit hereto.


     The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of Common Stock and shares of Common Stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.


Item 16. Exhibits and Financial Statement Schedules



         (a)      Exhibits
         *1.1     Form of Underwriting Agreement.
         *3.1     Restated Certificate of Incorporation of Registrant as currently in effect.
         *3.2     Form of Restated Certificate of Incorporation of Registrant to be filed on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration
                    Statement.
          3.3     Bylaws of Registrant, as amended to date.

          *3.4      Form of Bylaws of Registrant to be effective on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration Statement.
          *4.1      Specimen certificate for the Registrant's Common Stock.
          *4.2      Form of Indenture Agreement.
          *4.3      Form of   % Senior Discount Notes Due 2008
          *5.1      Opinion of Hale and Dorr LLP
          10.1      1998 Stock Incentive Plan.
         *10.2      1998 Director Stock Option Plan
          10.3      Stock Subscription Agreement dated November 22, 1995, as amended on April 30, 1996, between the Registrant and MaineCom Services.
        *+10.4      Form of Restructuring and Contribution Agreement dated June   , 1998.
          10.5      Common Stock Warrant dated May 23, 1996 issued to Oppenheimer & Co., Inc.
          10.6      Common Stock Purchase Warrant dated August 19, 1994 issued to Applied Telecommunications
                      Technologies, Inc. ("ATTI") and assigned to Applied Telecommunications Technologies IV N.V.
                      ("ATT IV").
          10.7      Common Stock Purchase Warrant dated February 15, 1995 issued to ATTI and assigned to ATT IV.
          10.8      Common Stock Purchase Warrant dated April 3, 1995 issued to ATTI and assigned to ATT IV.
          10.9      Common Stock Purchase Warrant dated June 30, 1997 issued to ATT IV.
          10.10     Common Stock Purchase Warrant dated June 30, 1997 issued to ATT IV.
          10.11     Warrant dated October 7, 1997 issued to Central Maine Power Company.
          10.12     Equipment Lease dated August 19, 1994 between the Registrant and Applied Telecommunications
                      Technologies, Inc. ("ATTI").
          10.13     Equipment Lease dated February 15, 1995 between the Registrant and ATTI.
          10.14     Equipment Lease dated April 3, 1995 between the Registrant and ATTI.
         +10.15     Master Services Agreement dated January 1, 1994 between the Registrant and MCI
                      Telecommunications Corporation ("MCI").
         +10.16     Fiber Optic Use Agreement dated January 2, 1997 between the Registrant and MCI.
         +10.17     Letter Agreement dated March 1, 1996 between the Registrant and Brooks Fiber Communications of Massachusetts, Inc.
         +10.18     Fiber Optic Lease Agreement dated March 31, 1998 between the Registrant and Sprint
                      Communications Company L.P.
         +10.19     Aerial License Agreement dated October 28, 1996 between the Registrant and New England
                      Telephone and Telegraph Company and Western Massachusetts Electric Company.
         +10.20     Fiber Optic Use Agreement dated September 10, 1997 between the Registrant and New England
                      Fiber Communications LLC.
         +10.21     Fiber Optic Use Agreement dated November 18, 1997 between the Registrant and Teleport
                      Communications Boston.
         *10.22     Network Products Purchase Agreement dated March 18, 1998 between the Registrant and Northern
                      Telecom Inc.
         *10.23     Support Services Agreement dated as of April 30, 1996 between the Registrant and MaineCom
                      Services.
         +10.24     Amended and Restated Agreement for the Provision of Fiber Optic Facilities and Services dated as of February 27, 1998 and effective as of September 27, 1994 among the Registrant and the
                      Northeast Utilities Services Company ("NUSC"), The Connecticut Light and Power Company
                      ("CLPC"), Western Massachusetts Electric Company ("WMEC") and Public Service Company
                      of New Hampshire ("PSCNH") (Phase One).
          10.25     Short Form Agreement for the Provision of Fiber Optic Facilities and Services entered into on
                      February 27, 1998 among the Registrant and NUSC, CLPC, WMEC and PSCNH (Phase One).
         +10.26     Amended and Restated Agreement for the Provision of Fiber Optic Facilities and Services dated as of February 27, 1998 among the Registrant and NUSC, CLPC, WMEC and PSCNH (Phase Two).
          10.27     Short Form Agreement for the Provision of Fiber Optic Facilities and Services entered into on
                      February 27, 1998 among the Registrant and NUSC, CLPC, WMEC and PSCNH (Phase Two).
          10.28     Standard Form of Duct Agreement.

         *10.29     Construction Contract dated August 14, 1996 between the Registrant and Seaward Corporation.
         *10.30     Employment Agreement dated October 15, 1997, as amended on May 20, 1998, between the
                      Registrant and Victor Colantonio.
          10.31     Employment Agreement dated September 29, 1994 between the Registrant and Michael A. Musen.
         *10.32     Employment Agreement dated     , 1998 between the Registrant and James D. Mack, Jr.
          10.33     Loan Agreement dated November 22, 1995 between the Registrant and Central Maine Power
                      Company.
          10.34     Construction Loan Agreement dated October 7, 1997 between the Registrant and Central Maine
                      Power Company.
          10.35     Construction Loan Agreement dated March 11, 1997 between FiveCom of Maine, Inc. and Peoples
                      Heritage Savings Bank.
        *+10.36     Agreement dated January 17, 1997 between Registrant and E/Pro Engineering and Environmental
                      Consulting for the ADSS Cable Project.
        *+10.37     Agreement for the Provision of Fiber Optic Facilities and Services dated January 7, 1997 between
                      Central Maine Power Company and the Registrant.
         *21.1      List of Subsidiaries of the Registrant.
          23.1      Consent of Arthur Andersen LLP.
         *23.2      Consent of Hale and Dorr LLP (included in Exhibit 5.1).
        **24.1      Power of Attorney (see page II-6).
        **27.1      Financial Data Schedule


---------------------

 * To be filed by amendment.
 ** Previously filed.

 + Confidential treatment to be requested.
(b) Financial Statement Schedules

     12.1 Schedule of Earnings to Fixed Charges

     All financial schedules, other than that listed above, have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or Notes thereto.


Item 17. Undertakings.

     The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, NorthEast Optic Network, Inc., a corporation organized and existing under the laws of the State of Delaware, has duly caused this amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 3rd day of June, 1998.


                                          NORTHEAST OPTIC NETWORK, INC.


                                          By /s/ Richard A. Crabtree
                                             -------------------------
                                             Richard A. Crabtree
                                             Chairman of the Board and
                                             Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following person in the capacities and on the dates indicated:





            Signature                                   Title                            Date
--------------------------------   ----------------------------------------------   -------------
      /s/ Richard A. Crabtree      Chairman of the Board
 -------------------------------   and Chief Executive Officer
         Richard A. Crabtree       (Principal Executive Officer)                    June 3, 1998


                *
 -------------------------------   President and Director
           Victor Colantonio                                                        June 3, 1998


                *                  Chief Financial Officer
 -------------------------------   and Treasurer
          William F. Fennell       (Principal Financial and Accounting Officer)     June 3, 1998


                *
 -------------------------------
           John D. Forsgren        Director                                         June 3, 1998


                *
 -------------------------------
              David Marsh          Director                                         June 3, 1998


 -------------------------------
          F. Michael McClain       Director                                         June 3, 1998


                *
 -------------------------------
             Gary D. Simon         Director                                         June 3, 1998


   *By: /s/ Richard A. Crabtree
 -------------------------------
         Richard A. Crabtree
           Attorney-in-Fact
